    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 2001



                                                      REGISTRATION NO. 333-68926

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                ACUSPHERE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     2834                                    04-3208947
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                            ------------------------
                                ACUSPHERE, INC.
                                38 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 577-8800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                SHERRI C. OBERG
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                ACUSPHERE, INC.
                                38 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 577-8800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

           LAWRENCE S. WITTENBERG, ESQ.                           STEVEN D. SINGER, ESQ.
          TESTA, HURWITZ & THIBEAULT, LLP                          MARK L. JOHNSON, ESQ.
                  125 HIGH STREET                                    HALE AND DORR LLP
            BOSTON, MASSACHUSETTS 02110                               60 STATE STREET
                TEL: (617) 248-7000                             BOSTON, MASSACHUSETTS 02109
                FAX: (617) 248-7100                                 TEL: (617) 526-6000
                                                                    FAX: (617) 526-5000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state in which the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED OCTOBER 16, 2001

 PROSPECTUS
                                                                          [LOGO]

                             [ACUSPHERE, INC. LOGO]

                                           Shares
                                  Common Stock

--------------------------------------------------------------------------------

We are selling           shares of our common stock. We have granted the
underwriters a 30-day option to purchase up to an additional            shares
to cover over-allotments, if any.

This is an initial public offering of our common stock. We currently expect the
initial public offering price to be between $     and $     per share. We have
applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "ACUS."

--------------------------------------------------------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7.

--------------------------------------------------------------------------------

                                                       PER SHARE           TOTAL
Public offering price                                   $               $
Underwriting discount                                   $               $
Proceeds, before expenses, to us                        $               $

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                           JOINT BOOKRUNNING MANAGERS

THOMAS WEISEL PARTNERS LLC                                           UBS WARBURG

                              WACHOVIA SECURITIES


The date of this prospectus is                 , 2001

                   [Graphic appearing in inside front cover]

                                [Acusphere logo]

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    7
Information Regarding Forward-Looking Statements............   20
Use of Proceeds.............................................   21
Dividend Policy.............................................   21
Capitalization..............................................   22
Dilution....................................................   23
Selected Consolidated Financial Data........................   24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   25
Business....................................................   29
Management..................................................   50
Relationships and Related Party Transactions................   58
Principal Stockholders......................................   61
Description of Capital Stock................................   64
Shares Eligible for Future Sale.............................   69
Underwriting................................................   71
Legal Matters...............................................   74
Experts.....................................................   74
Where You Can Find Additional Information...................   75
Index to Consolidated Financial Statements..................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully including the "Risk Factors" section.

OUR COMPANY

     We are a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using our proprietary porous microparticle technology. Improved formulations are formulations of existing drugs that offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use or expanded indications. Our research and development efforts are focused on therapeutic areas where our porous microparticle technology has the potential to provide significant clinical benefits.

OUR POROUS MICROPARTICLE TECHNOLOGY

     We have developed proprietary technology that enables us to manufacture microparticles that are smaller than a human red blood cell and to vary the number and size of the interior cavities, or the porosity, of these microparticles in a controlled manner. Our technology includes pore-forming processes and spray drying equipment that produce novel porous microparticle compositions. This ability to control the size and porosity of microparticles gives us the flexibility to develop drugs that can be delivered by injection directly into the bloodstream, referred to as intravenous delivery, by inhalation, referred to as pulmonary delivery, or orally. Our technology also enables us to increase the dissolution rate of hydrophobic drugs, which are drugs that do not easily dissolve in water, thereby making them more suitable for administration in the body. We currently own six issued U.S. patents, one allowed U.S. patent application and nine U.S. patent applications directed to various aspects of our processes, equipment and compositions, and we own or license over 50 patents or patent applications outside of the U.S.

OUR PRODUCT CANDIDATES

     We use our porous microparticle technology to develop product candidates that we believe will offer compelling advantages over existing technologies across a broad range of medical applications. Our product candidates are directed towards solving unmet clinical needs in the areas of intravenous gas delivery, hydrophobic drug delivery and pulmonary drug delivery.

     Our Intravenous Delivery System for Gas

     We have developed an intravenous delivery system for gas that has the potential to expand the usefulness of ultrasound imaging in the detection of coronary artery disease and other diseases. Ultrasound imaging is one of the least expensive techniques that permits physicians to view the inside of the body. The clarity of the ultrasound image, however, is often inadequate for a definitive assessment of medical conditions. A contrast agent that could provide more detail and clarity and therefore improve the diagnostic image produced could expand the usefulness of ultrasound imaging.

     Gases are attractive contrast agents for ultrasound imaging because they reflect ultrasound waves more efficiently than blood or body tissues, enabling their detection by the ultrasound machine. However, gas injected directly into the bloodstream dissolves and loses its effectiveness quickly. As a result, an intravenous delivery system for gas is necessary in order to develop an ultrasound contrast agent with broad applications.

     Our lead product candidate, AI-700, is in clinical development as an ultrasound contrast agent for screening patients with suspected coronary artery disease, the leading cause of death in the United States. Two of the most common methods for screening patients with suspected coronary artery disease are myocardial perfusion imaging and stress echocardiography. Myocardial perfusion imaging involves imaging the blood flow in the heart muscle, and is typically performed using nuclear imaging in a nuclear stress test. We estimate that seven million nuclear stress tests were conducted in the United States in 2000. Stress echocardiography, or ultrasound imaging of the heart, involves imaging the movement of the walls of the heart. We estimate that 2.5 million of these ultrasound imaging procedures were conducted in the United States in 2000. However, myocardial perfusion imaging using nuclear imaging is nearly three times as expensive as the estimated cost for stress echocardiography. Nuclear imaging also involves the use of radioactive substances and is not available in many hospital or physician locations. In addition, stress echocardiography without contrast cannot detect myocardial perfusion.


     Based on the results of our Phase II trials, we believe AI-700 has the capability to enable myocardial perfusion imaging using ultrasound technology with performance comparable to nuclear imaging at a fraction of the cost. In the second quarter of 2001 we completed Phase II clinical trials for AI-700 which demonstrated a high level of agreement between the diagnosis obtained with AI-700 enhanced ultrasound imaging and that obtained using nuclear imaging. To date we have completed five clinical trials of AI-700, which have enrolled over 200 human subjects. We expect to file the data from our Phase II clinical trials and our proposed Phase III protocols with the Food and Drug Administration, or FDA, in early 2002.


     We estimate the potential U.S. market for the cardiology applications of AI-700 to be approximately $1.4 billion. We believe AI-700 also has potential applications in radiology, such as ultrasound imaging of abnormal blood flow associated with various forms of cancer, renal artery stenosis and deep vein thrombosis. We estimate the potential U.S. market for these radiology applications to be $250 million, giving a combined estimated U.S. market opportunity of $1.7 billion.


     Our Hydrophobic Drug Delivery System

     Many drug formulations contain active ingredients that are hydrophobic. Since the human body is primarily composed of water, the inability of these drugs to dissolve well in the body can limit their effectiveness. We believe this is a significant problem in the pharmaceutical industry, affecting approximately thirty percent of approved drugs as well as many drugs in development. Many hydrophobic drugs are slow to dissolve because they are comprised of relatively large particles which have a limited surface area per unit of weight available for interaction with water. It is possible to increase the dissolution rate of hydrophobic drugs by increasing the aggregate surface area. We have developed a hydrophobic drug delivery system, HDDS, that converts hydrophobic drugs into tiny microparticles embedded in a sponge-like microparticle matrix that rapidly dissolve in water.

     Our AI-850 product candidate is in preclinical development as a readily dissolving formulation of the hydrophobic drug paclitaxel. The cancer drug, Taxol, a leading commercial formulation of paclitaxel, generated worldwide revenue of $1.5 billion in 2000. Taxol, however, contains Cremophor in order to dissolve the paclitaxel. Cremophor is a toxic substance which is believed to cause severe hypersensitivity reactions. AI-850 is an improved formulation of paclitaxel that can be delivered to the body intravenously, is readily dissolved in water and is Cremophor-free.

     We have completed animal studies that demonstrate significant potential benefits of AI-850 over Taxol and therefore its generic, Cremophor-based competitors. Specifically, these studies show that rats can tolerate AI-850 at doses five-times higher than the maximum tolerated dose of Taxol. These studies also demonstrated that AI-850 has significantly better efficacy than Taxol in mice implanted with human breast and lung cancer tumors and can be administered intravenously using rapid injections. We expect to file an Investigational New Drug application, or IND, for AI-850 with the FDA by early 2002.

     We have demonstrated in laboratory studies that our HDDS technology improves the dissolution rate of a variety of drugs. We plan to continue applying our HDDS technology to various FDA approved hydrophobic drugs, including celecoxib, the active ingredient in Celebrex, as well as new chemical entities under development.

     Our Pulmonary Drug Delivery System

     Delivery of drugs via the pulmonary route can be desirable both for local delivery of drugs to the lungs for the treatment of respiratory disease, and for systemic delivery of drugs through the lungs for the treatment of diseases affecting other parts of the body. For drugs that must be delivered systemically, many patients may prefer to use a pulmonary delivery system instead of injections. We believe that our proprietary porous microparticle technology can produce particles that are small enough and light enough to be readily inhaled into the lungs, potentially allowing for either local drug treatment of the lungs or systemic drug delivery through the lungs.

     We are collaborating with subsidiaries of Elan Corporation to develop a sustained release formulation of an asthma drug. The U.S. asthma market was approximately $5 billion in 1999. Most asthma drugs must be inhaled multiple times per day, which is inconvenient and discourages patient compliance. Our proprietary technology enables us to produce microparticles which dissolve slowly in the body, which we believe makes them suitable for sustained release applications. This product candidate is in the research and development stage, and we expect to begin human studies in early 2002.

     We believe our pulmonary drug delivery technology has the potential to be applied to several other drugs. We plan to apply our pulmonary drug delivery technology to other respiratory drugs that could benefit from sustained release technology.

OUR STRATEGY

     Our goal is to become a leading specialty pharmaceutical company that develops and commercializes new drugs and improved formulations of existing drugs using our porous microparticle technology. Key elements of our strategy to accomplish that goal are to:

     - leverage our core technology platform to develop new product candidates,

     - focus on large markets where our product candidates can address unmet clinical needs,

     - target new product candidates with reduced development risk,

     - retain significant intellectual property rights to our product candidates and

     - establish commercialization, sales and marketing alliances in specific markets.
                            ------------------------

     We were organized as a Delaware corporation on July 12, 1993 as Polymers for Medicine, Inc. On March 7, 1994 we changed our corporate name from Polymers for Medicine, Inc. to Acusphere, Inc. Our principal executive offices are located at 38 Sidney Street, Cambridge, Massachusetts 02139. Our telephone number at that location is (617) 577-8800.

     The names "Acusphere," "AI-700," "AI-850" and "HDDS" and our logo are our trademarks. This prospectus also contains the trademarks and tradenames of other entities that are the property of their respective owners.

                                  THE OFFERING

Common stock offered by us..........                  shares

Common stock outstanding after the
offering............................                  shares

Use of proceeds.....................     For research and development
                                         activities, including clinical trials,
                                         working capital and other general
                                         corporate purposes.

Proposed Nasdaq National Market
symbol..............................     ACUS

The above information is based on          shares outstanding as of June 30,
2001 and excludes:

     -           shares issuable upon exercise of options then outstanding at a
       weighted average exercise price of $     per share, and

     -           shares issuable upon exercise of warrants then outstanding at a
       weighted average exercise price of $     per share.

Unless otherwise noted, this prospectus assumes:

     - no exercise of the underwriters' over-allotment,

     - a           stock split of our common stock to be effected in connection with this offering,

     - an initial offering price of $     per share,

     - the automatic conversion of 21,214,326 shares of our outstanding
       redeemable convertible preferred stock into           shares of our
       common stock upon the closing of this offering,

     - the issuance of           shares of Series G non-voting redeemable
       convertible preferred stock and the automatic conversion of these shares
       into          shares of our common stock in connection with a
       paid-in-kind dividend issuable immediately prior to the closing of this offering, and

     - the issuance of           shares of our common stock to Comdisco, Inc.
       upon exercise of an option immediately prior to the closing of this
       offering at an exercise price of $     per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                             SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                      JUNE 30,
                                       --------------------------------------------------   -------------------
                                        1996      1997       1998       1999       2000       2000       2001
                                       -------   -------   --------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating expenses:
  Research and development...........  $ 2,043   $ 4,243   $  8,190   $  7,022   $  9,978   $  4,194   $  5,782
  General and administrative.........      838       941      1,429      1,622      2,517      1,086      1,394
  Stock-based compensation...........       --        --         --          5         16          3        221
                                       -------   -------   --------   --------   --------   --------   --------
  Total operating expenses...........    2,881     5,184      9,619      8,649     12,511      5,283      7,397
Equity in loss from joint venture....       --        --         --         --     12,015     12,015        732
Interest income (expense), net.......      247       241        204       (492)        97       (311)       346
                                       -------   -------   --------   --------   --------   --------   --------
  Net loss...........................   (2,634)   (4,943)    (9,415)    (9,141)   (24,429)   (17,609)    (7,783)
Accretion of dividends and offering
  costs on preferred stock...........      720     1,435      2,411      2,604      4,218      1,428      3,003
                                       -------   -------   --------   --------   --------   --------   --------
Net loss applicable to common
  stockholders.......................  $(3,354)  $(6,378)  $(11,826)  $(11,745)  $(28,647)  $(19,037)  $(10,786)
                                       =======   =======   ========   ========   ========   ========   ========
Basic and diluted net loss per common
  share..............................  $ (1.32)  $ (2.56)  $  (4.72)  $  (4.54)  $ (10.70)  $  (7.22)  $  (3.76)
                                       =======   =======   ========   ========   ========   ========   ========
Basic and diluted weighted average
  common shares outstanding..........    2,539     2,491      2,508      2,588      2,678      2,638      2,870
                                       =======   =======   ========   ========   ========   ========   ========
Basic and diluted pro forma loss per
  common share.......................                                            $  (1.34)             $  (0.33)
                                                                                 ========              ========
Basic and diluted pro forma weighted
  average common shares
  outstanding........................                                              18,163                23,284
                                                                                 ========              ========

     Pro forma basic and diluted net loss per common share have been calculated assuming the conversion of all outstanding shares of redeemable convertible preferred stock into common stock and the issuance of common stock to Comdisco upon exercise of an option as if they had been converted or exercised on the dates of issuance. Accordingly, dividends associated with convertible preferred shares are excluded from the pro forma per share amounts.

                                                                  AS OF JUNE 30, 2001
                                                          ------------------------------------
                                                                                    PRO FORMA
                                                           ACTUAL     PRO FORMA    AS ADJUSTED
                                                          --------    ---------    -----------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.......  $ 20,055     $21,555
Working capital.........................................    15,409      16,909
Total assets............................................    27,570      29,070
Long-term debt, net of current portion..................     1,075       1,075
Redeemable convertible preferred stock..................    94,500          --
Stockholders' (deficit) equity..........................   (73,948)     22,052

The preceding table presents a summary of our balance sheet data as of June 30, 2001:

     - on an actual basis,

     - on a pro forma basis to give effect to the automatic conversion of 21,214,326 shares of our outstanding redeemable convertible preferred
       stock into          shares of our common stock, the issuance of
                 shares of our common stock to Comdisco upon exercise of an
       option and the issuance of          shares of Series G non-voting
       redeemable convertible preferred stock and the automatic conversion of
       these shares into          shares of our common stock in connection with
       a paid-in-kind dividend issuable immediately prior to the closing of this offering, and

     - on a pro forma as adjusted basis to reflect the sale of           shares
       of common stock by us in this offering at an assumed initial offering
       price of $     per share, after deducting estimated underwriting
       discounts and estimated offering expenses.

                                  RISK FACTORS

     An investment in our common stock involves significant risks. You should carefully consider the following risk factors before you decide to buy our common stock.

                          RISKS RELATED TO OUR COMPANY


SINCE WE HAVE A LIMITED OPERATING HISTORY, A HISTORY OF OPERATING LOSSES AND EXPECT TO GENERATE OPERATING LOSSES FOR THE FORESEEABLE FUTURE, WE MAY NOT ACHIEVE PROFITABILITY FOR SOME TIME, IF AT ALL.


     We are focused on product development and we have not generated any revenues to date. We have incurred losses each year of our operations and we expect to continue to incur operating losses for the next several years. The process of developing our products requires significant clinical, development and laboratory testing and clinical trials as well as regulatory approvals. In addition, commercialization of our product candidates will require us to establish sales, marketing and manufacturing capabilities, either through internal hiring or through contractual relationships with others. We expect our general and administrative expense will increase over the next several years. As of June 30, 2001, our accumulated deficit was $75.3 million. Our net loss for the year 2000 was $24.4 million, and was $7.8 million for the six months ended June 30, 2001.


OUR PRODUCTS ARE IN AN EARLY STAGE OF DEVELOPMENT, AND WE CAN GIVE YOU NO ASSURANCE THAT WE WILL SUCCEED IN COMMERCIALIZING OUR PRODUCTS.



     Our products are in an early stage of development, and none of them has received regulatory approval or been released for commercial sale. Our long-term viability and growth will depend on successful commercialization of products resulting from our development activities. We will need to conduct significant additional clinical, development and laboratory testing and invest significant additional amounts before we can commercialize our products. We can give you no assurance that we will identify, develop or produce products with commercial potential or that we will secure market acceptance for our products. In addition, potential products that appear promising at early stages of development may fail for a number of reasons, including the possibility that the products may be ineffective, less effective than the products of our competitors or cause harmful side effects. Failure to commercialize our products will adversely affect our business, financial condition and results of operations.



IF WE FAIL TO OBTAIN REGULATORY APPROVALS FOR OUR PRODUCTS UNDER DEVELOPMENT WE WILL NOT BE ABLE TO COMMERCIALIZE OR SELL OUR PRODUCTS.



     We must receive regulatory approval for our products before we can commercialize or sell our products. The clinical, development and laboratory testing and clinical trials of any product candidates we or our collaborative partners develop, as well as the manufacturing and marketing of these products, must comply with regulation by numerous federal, state and local governmental authorities in the United States, principally the FDA, and by similar agencies in other countries. The regulatory process takes many years and requires the expenditure of substantial resources and will thus delay our receipt of revenues, if any, from any of these products. Failure to obtain regulatory approval will materially adversely affect our business, financial condition and results of operations.



     No product can receive FDA approval unless human clinical trials show both safety and effectiveness in accordance with FDA standards. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late stage clinical trials even after achieving promising results in early stage development. For example, there can be no assurance that the results from our clinical, development and laboratory testing and early clinical trials will be predictive of results obtained in later clinical trials. Further, data obtained from preclinical and clinical activities are subject to varying interpretations that could delay, limit or prevent regulatory agency approval. We may also encounter delays or rejections based on our ability to enroll enough patients to complete our clinical trials, or on changes in regulatory agency policies during the period in which we develop a drug or the period required for review of any application for regulatory agency approval of a particular compound.



     Any of these potential delays or setbacks in obtaining regulatory agency approvals could adversely affect the ability to market any drugs we or our collaborative partners develop. These delays or setbacks could impose additional costs and diminish any competitive advantages that we or our collaborative partners may attain. These delays or setbacks could also adversely affect our ability to receive royalties. Any delay or setback could materially adversely affect our business, financial condition and results of operations.



     In addition, even if the FDA grants approval for a drug, the potential market may be limited by the specific clinical indications for which an approval is granted, and the marketing and manufacture of the drug will remain subject to extensive regulatory requirements. The approval would be subject to continual review, and later discovery of unknown problems could restrict the product's future use or cause its withdrawal from the market. Failure to comply with regulatory requirements could, among other things, result in fines, suspension of regulatory approvals, operating restrictions and criminal prosecution.


     We cannot be certain that we will obtain any regulatory approvals in other countries and the failure to obtain these approvals may materially adversely affect our business, financial condition and results of operations. In order to market our products outside of the U.S., our corporate partners and we must comply with numerous and varying regulatory requirements of other countries regarding safety and effectiveness. The approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries includes all of the risks associated with obtaining FDA approval detailed above. Approval by the FDA does not ensure approval by the regulatory authorities of other countries. In addition, many countries outside the U.S. require a separate review process prior to marketing to determine the price which may be charged for a product.

IF WE CANNOT RAISE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS, WE MAY BE UNABLE TO COMPLETE PLANNED CLINICAL TRIALS, OBTAIN REGULATORY APPROVALS OR COMMERCIALIZE OUR PRODUCTS.


     We will require substantial future capital in order to continue to conduct the research and development, clinical trials and regulatory activities necessary to bring our potential products to market and to establish commercial manufacturing, marketing and sales capabilities. There can be no assurance that additional funding will be available on acceptable terms. The failure to satisfy our capital requirements would adversely affect our business, financial condition and results of operations, because we would be left without the capital required to complete development of our products, obtain regulatory approvals, or establish sales, marketing and manufacturing capabilities. Our future capital requirements will depend on many factors, including:



     - the progress of clinical, development and laboratory testing and clinical trials,



     - the time and costs involved in obtaining regulatory approvals,



     - the costs involved in filing and prosecuting patent applications and enforcing patent claims and



     - the establishment of strategic alliances and activities required for product commercialization.


We intend to seek additional funding through strategic alliances and may seek funding through private or public sales of our securities or by licensing all or a portion of our technology. This funding may significantly dilute existing stockholders or may limit our rights to our currently developing technology. There can be no assurance, however, that we can obtain additional funding on reasonable terms, or at all. If we cannot obtain adequate funds, we may need to curtail significantly our product development programs and/or relinquish rights to our technologies or product candidates. We believe that existing cash reserves, together with proceeds from this offering, will fund our planned activities for at least twelve months.

OUR PRODUCTS, IF APPROVED, MAY FAIL TO ACHIEVE MARKET ACCEPTANCE.


     There can be no assurance that any products we successfully develop, if approved for marketing, will achieve market acceptance. Each of our product candidates is intended to replace or alter existing therapies or procedures, and hospitals, physicians or patients may conclude that these products are less safe or effective than these existing therapies or procedures. For example, our lead product candidate, AI-700, is an ultrasound contrast agent for use in ultrasound imaging procedures which is intended to replace existing nuclear imaging, stress echocardiography or radiology procedures. Hospitals, physicians or patients may prefer these existing procedures to AI-700 enhanced ultrasound imaging. If our products do not receive market acceptance for any reason, it may adversely affect our business, financial condition and results of operations.



     Further, our competitors may develop new technologies or products which are more effective or less costly, or that seem more cost-effective, than our products. We can give no assurance that hospitals, physicians, patients or the medical community in general will accept and use any products that we may develop.


MARKET ACCEPTANCE OF OUR PRODUCTS WILL BE LIMITED IF USERS OF OUR PRODUCTS ARE UNABLE TO OBTAIN ADEQUATE REIMBURSEMENT FROM THIRD-PARTY PAYERS.


     Government health administration authorities, private health insurers and other organizations generally provide reimbursement for products like our product candidates, and our commercial success will depend in part on these third-party payers agreeing to reimburse patients for the costs of our products. Even if we succeed in bringing any of our proposed products to market, we cannot assure you that third-party payers will consider our products cost-effective or provide reimbursement in whole or in part for their use.



     Significant uncertainty exists as to the reimbursement status of newly approved health care products. Each of our product candidates is intended to replace or alter existing therapies or procedures. These third-party payers may conclude that our products are less safe, effective or cost-effective than these existing therapies or procedures. Therefore, third-party payers may not approve our products for reimbursement.



     If third-party payers do not approve our products for reimbursement or fail to reimburse them adequately, sales will suffer as some physicians or their patients will opt for a competing product that is approved for reimbursement or is adequately reimbursed. Even if third-party payers make reimbursement available, these payer's reimbursement policies may adversely affect our and our corporate partners' ability to sell our products on a profitable basis.


     Moreover, the trend toward managed healthcare in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reduced demand for our products which could adversely affect our business, financial condition and results of operations.

     In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after the FDA or other regulatory agencies approve any of our proposed products for marketing. While we cannot predict the likelihood of any of these legislative or regulatory proposals, if the government or an agency adopts these proposals they could materially adversely affect our business, financial condition and results of operations.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPRIETY RIGHTS, OUR COMPETITORS MAY DEVELOP AND MARKET PRODUCTS WITH SIMILAR FEATURES THAT MAY REDUCE DEMAND FOR OUR PRODUCTS.

     The following factors are important to our success:

     - receiving patent protection for our product candidates,

     - maintaining our trade secrets,

     - not infringing on the proprietary rights of others and

     - preventing others from infringing our proprietary rights.

     We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

     We try to protect our proprietary position by filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Because the patent position of pharmaceutical companies involves complex legal and factual questions, the issuance, scope and enforceability of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. And, if issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed. The laws of many foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

     We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our corporate partners, collaborators, employees and consultants. Any of these parties may breach the agreements and disclose our confidential information or our competitors might learn of the information in some other way. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our business and financial condition could be materially adversely affected.

WE MAY BECOME INVOLVED IN LAWSUITS TO PROTECT OR ENFORCE OUR PATENTS THAT WOULD BE EXPENSIVE AND TIME-CONSUMING.

     In order to protect or enforce our patent rights, we may initiate patent litigation against third parties in the United States or in foreign countries. In addition, we may become subject to interference proceedings conducted in patent and trademark offices to determine the priority of inventions. The defense of intellectual property rights, including patent rights through lawsuits, interference proceedings, and other legal and administrative proceedings would be costly and divert our technical and management personnel from their normal responsibilities. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

     Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could materially adversely affect our business and financial results.

CLAIMS BY OTHER COMPANIES THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY MAY PREVENT US FROM SELLING OUR PRODUCTS OR FORCE US TO REDESIGN OUR PRODUCTS.

     Competitors and other third parties may initiate patent litigation against us in the United States or in foreign countries based on existing patents or patents that may be granted in the future. Many of our competitors and potential competitors have obtained patents relating to products and processes that are similar to our products and processes, and they may assert these patents against us. Moreover, there can be no assurance that these competitors or potential competitors have not sought or will not seek additional patents that may cover aspects of our technology. As a result, there is a greater likelihood of a patent dispute than would be expected if our competitors were pursuing less similar technologies. While we conduct patent searches to determine whether the technology used in our products infringes patents held by third parties, numerous patent applications are currently pending and will be filed in the future for similar technologies, including many patent applications that remain confidential after filing. Due to these factors and the inherent uncertainty in conducting patent searches, there can be no guarantee that we will not violate third-party patent rights. In addition, a competitor may claim misappropriation of a trade secret by an employee hired from that competitor. Any claim of infringement or misappropriation could cause us to incur substantial costs defending against the claim and could distract our management from our business, even if the claim is unwarranted. Furthermore, a party making this type of claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from making, using, selling, offering for sale or importing our products or prevent our customers from using our products. If a court determined or we independently discovered that any of our products or manufacturing processes violated third-party proprietary rights, there can be no assurance that we would be able to reengineer the product or processes to avoid those rights, or to obtain a license under those rights on commercially reasonable terms, if at all.


     We know of U.S. and foreign patents issued to third parties that relate to aspects of our product candidates. In particular, we are aware of U.S. and foreign patents owned by third parties including potential competitors that arguably cover aspects of our AI-700 contrast agent. The owners or licensees of these patents may file one or more infringement actions against us. Any such infringement action could cause us to incur substantial costs defending the lawsuits and could distract our management from our business, even if the allegations of infringement are unwarranted. A U.S. or foreign court may find that the relevant claims of a U.S. or foreign patent relating to our AI-700 contrast agent are valid and enforceable, and that the manufacture, use, sale, offer for sale or importation of the AI-700 product infringes these claims. If our AI-700 contrast agent is found to infringe a third party's patent, the patent owners or licensees could secure judgments that require us to pay substantial damages and/or include injunctions or other court orders that could prevent us from making, using, selling, offering for sale or importing AI-700 or could prevent our customers from using the AI-700 product. We also know of patent applications and issued patents filed by other parties in the United States and various foreign jurisdictions that relate to some aspects of our product candidates, which, if issued, could subject us to infringement actions or require that we obtain licenses which may not be available under reasonable terms or at all.

IF THIRD-PARTY MANUFACTURERS OF OUR PRODUCTS FAIL TO DEVOTE SUFFICIENT TIME AND RESOURCES TO OUR CONCERNS, OR IF THEIR PERFORMANCE IS SUBSTANDARD, OUR CLINICAL TRIALS AND PRODUCT INTRODUCTIONS MAY BE DELAYED AND OUR COSTS MAY RISE.

     We have no manufacturing facilities, and we have no experience in the commercial manufacturing of drugs and limited experience in designing drug manufacturing equipment. We intend to rely on third-party contract manufacturers to supply, store and distribute our potential products for our clinical trials. Our reliance on these third-party manufacturers will expose us to the following risks, any of which could delay our clinical trials, the approval of our products by the FDA, or the commercialization of our products, result in higher costs, or deprive us of potential product revenues:

     - Contract manufacturers often encounter difficulties in achieving volume production, quality control and quality assurance, as well as shortages of qualified personnel. Accordingly, a manufacturer might not be able to manufacture sufficient quantities of drugs to meet our clinical schedules or to commercialize our products.

     - Contract manufacturers are obliged to operate in accordance with FDA-mandated good manufacturing practices, or GMPs. A failure of these contract manufacturers to follow GMPs and to document their adherence to such practices may lead to significant delays in the availability of material for clinical study and may delay filing or approval of marketing applications for our products.

     - For each of our current product candidates we will initially rely on a single contract manufacturer. Changing these or future manufacturers may be difficult because the number of potential manufacturers is limited. Changing manufacturers may require re-validation of the manufacturing processes and procedures in accordance with FDA-mandated GMPs. Such re-validation may be costly and time-consuming. It may be difficult or impossible for us to find replacement manufacturers on acceptable terms quickly, or at all.

     - Our contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to produce, store and distribute our products successfully.

     Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency, or the DEA, and corresponding state and foreign agencies to ensure strict compliance with GMPs, other government regulations and corresponding foreign standards. While we are obligated to audit the performance of third party contractors, we do not have control over our third-party manufacturers' compliance with these regulations and standards.

WE MAY NOT BE ABLE TO MANUFACTURE OUR PRODUCTS IN COMMERCIAL QUANTITIES, WHICH WOULD PREVENT US FROM MARKETING OUR PRODUCTS.


     We have no internal manufacturing facility capable of producing commercial quantities of our potential products. To date, we have manufactured our product candidates, AI-700 and AI-850, in small quantities for use in preclinical trials, and contracted with a third party manufacturer to produce AI-700 for our Phase I and II clinical trials.



     Recently, we entered into a manufacturing agreement with Hollister-Stier Laboratories LLC to manufacture AI-700 for our Phase III clinical trials. Hollister-Stier may not be able to provide sufficient quantities of AI-700 within an acceptable time frame. Failure by Hollister-Stier to do so could delay those clinical trials and result in delays in obtaining regulatory approval and commercialization of our products, either of which could adversely impact our business.

     To produce enough quantities of our products for other clinical trials and for commercial purposes, we intend to contract with third-party manufacturers with experience in commercial scale manufacture of biomedical products, and to collaborate with them in scaling up our manufacturing processes. We may not be able to enter into such manufacturing contracts with suitable manufacturers on advantageous terms. Furthermore, we may encounter manufacturing and control problems in the scale-up of our manufacturing processes that make it impossible or uneconomical to manufacture our products in commercial quantities. In that event, we would be unable to commercially market our products.


MATERIALS NECESSARY TO MANUFACTURE OUR PRODUCTS MAY NOT BE AVAILABLE, WHICH MAY DELAY OUR DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES.

     Only a few facilities manufacture the raw materials necessary to manufacture our lead products, AI-700 and AI-850. In particular, the manufacture of AI-850 will require bulk quantities of paclitaxel, a natural substance that is difficult to produce and is in limited supply. We currently have no supply agreements in place with any supply facility. A shutdown or disruption in any of these facilities, due to technical, regulatory or other problems, could harm our ability to manufacture our products. This could result in a delay of our development activities and could adversely impact our business.

WE HAVE NO EXPERIENCE SELLING, MARKETING OR DISTRIBUTING OUR PRODUCTS AND NO INTERNAL CAPABILITY TO DO SO.

     If we receive regulatory approval to commence commercial sales of any of our products, we will face competition with respect to commercial sales, marketing and distribution. These are areas in which we have no experience. To market any of our products directly, we must develop a marketing and sales force with technical expertise and with supporting distribution capability. Alternatively, we may engage a pharmaceutical or other healthcare company with an existing distribution system and direct sales force to assist us. There can be no assurance that we will successfully establish sales and distribution capabilities or gain market acceptance for our proprietary products. To the extent we enter co-promotion or other licensing arrangements, any revenues we receive will depend on the efforts of third parties and there can be no assurance that our efforts will succeed.

WE NEED COLLABORATIVE RELATIONSHIPS FOR SUCCESS.

     We will rely on a number of significant collaborative relationships with pharmaceutical or other healthcare companies for our manufacturing, research funding, clinical development and/or sales and marketing performance. Reliance on collaborative relationships poses a number of risks, including the following:

     - we cannot effectively control whether our corporate partners will devote sufficient resources to our programs or products,

     - disputes may arise in the future with respect to the ownership of rights to technology developed with corporate partners,

     - disagreements with corporate partners could delay or terminate the research, development or commercialization of product candidates, or result in litigation or arbitration,

     - contracts with our corporate partners may fail to provide sufficient protection,

     - we may have difficulty enforcing the contracts if one of these partners fails to perform,

     - corporate partners have considerable discretion in electing whether to pursue the development of any additional products and may pursue technologies or products either on their own or in collaboration with our competitors and

     - corporate partners with marketing rights may choose to devote fewer resources to the marketing of our products than they do to products of their own development.

     Given these risks, our current and future collaborative efforts may not be successful. Failure of these efforts could delay our product development or impair commercialization of our products.

WE INTEND TO CONDUCT PROPRIETARY DEVELOPMENT PROGRAMS, AND ANY CONFLICTS WITH OUR COLLABORATORS MAY HARM OUR DEVELOPMENT EFFORTS AND LIMIT OUR REVENUES.


     An important part of our strategy involves conducting proprietary development programs. For example, we are currently conducting a proprietary development program with Elan, focusing on the development of drugs that can be delivered through the pulmonary system. Elan is a large pharmaceutical company with many products and product development programs. Elan may pursue opportunities which could compete with our other product candidates. Moreover, we may pursue opportunities in fields that could conflict with those of Elan. We may also have disagreements with Elan over rights to our intellectual property.



     Disagreements such as these with Elan or our future collaborators could reduce our ability to obtain future collaboration agreements and negatively influence our relationship with these collaborators, which could limit our revenues and have an adverse effect on our business, financial condition and results of operations.


COMPETITION IN THE PHARMACEUTICAL INDUSTRY IS INTENSE, AND IF WE FAIL TO COMPETE EFFECTIVELY OUR FINANCIAL RESULTS WILL SUFFER.

     We engage in a business characterized by extensive research efforts, rapid developments and intense competition. We cannot assure that our products will compete successfully or that research and development by others will not render our products obsolete or uneconomical. Our failure to compete effectively would materially adversely affect our business, financial condition and results of operations. We expect that successful competition will depend, among other things, on product efficacy, safety, reliability, availability, timing and scope of regulatory approval and price. Specifically, we expect crucial factors will include the relative speed with which we can develop products, complete the clinical, development and laboratory testing and regulatory approval processes and supply commercial quantities of the product to the market. We expect competition to increase as technological advances are made and commercial applications broaden. In each of our potential product areas, we face substantial competition from large pharmaceutical, biotechnology and other companies, universities and research institutions. Relative to us, most of these entities have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products. Many of our competitors may achieve product commercialization or patent protection earlier than we will. Furthermore, we believe that our competitors have used, and may continue to use, litigation to gain a competitive advantage. Finally, our competitors may use different technologies or approaches to the development of products similar to the products we are seeking to develop.

RAPID TECHNOLOGICAL CHANGE COULD MAKE OUR PRODUCTS OBSOLETE.

     Pharmaceutical technologies have undergone and should continue to experience rapid and significant change. We expect that pharmaceutical technologies will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses incurred in connection with their development. Rapid technological change could make our products obsolete that could materially adversely affect our business, financial condition and results of operations.

ELAN MAY CONVERT PORTIONS OF ITS EQUITY HOLDINGS IN US INTO ADDITIONAL EQUITY IN OUR JOINT VENTURE, AND IF ELAN CONVERTS, THE CONVERSION IS LIKELY TO BE TO THE DETRIMENT OF OUR OTHER STOCKHOLDERS.

     In June 2000, we entered into an agreement pursuant to which, among other things, Elan purchased shares of our non-voting redeemable convertible exchangeable preferred stock, which will convert into shares of our common stock at the closing of this offering. Concurrently with this investment, we formed with Elan Acusphere Newco, Ltd., a joint venture company, that will focus on the development of drugs that can be delivered through the pulmonary system. Currently, we own 80.1% and Elan owns 19.9% of the joint venture on a fully diluted basis. As part of our arrangement with Elan, Elan has the option to convert its shares of common stock into which the non-voting redeemable convertible exchangeable preferred stock will convert at the closing of this offering into additional equity in the joint venture. If Elan elects to convert these shares, Elan could own as much as 50% of the joint venture. Consequently, Elan will be able to change its relative ownership of us and of the joint venture company based on its evaluation of the relative prospects of us and our joint venture. If Elan chooses to increase its stake in the joint venture, we would be entitled to receive proportionately less of any profits that might be derived from the joint venture than if we continue to own 80.1% of the joint venture. As a result, if Elan elects to obtain additional equity in our joint venture the conversion may be detrimental to our other stockholders.

IF WE ARE UNABLE TO RETAIN KEY PERSONNEL AND HIRE ADDITIONAL QUALIFIED SCIENTIFIC, SALES AND MARKETING, AND OTHER PERSONNEL, WE MAY NOT BE ABLE TO SUCCESSFULLY ACHIEVE OUR GOALS.


     We depend on the principal members of our scientific and management staff, including Sherri C. Oberg, our President and Chief Executive Officer, James R. Fitzgerald, Jr., our Senior Vice President and Chief Financial Officer, Howard Bernstein, our Senior Vice President of Research and Development, Michael R. Slater, our Senior Vice President of Operations, William I. Ramage, our Executive Business Consultant, and Richard Walovitch, our Vice President of Clinical Research. The loss of any of these individuals' services might significantly delay or prevent the achievement of research, development or business objectives and could materially adversely affect our business, financial condition and results of operations. We do not maintain key person life insurance on any of these individuals.



     Ms. Oberg and Messrs. Bernstein, Ramage and Walovitch have been critical to the development of our technologies and business. Mr. Fitzgerald, who joined us in September 2001, and Mr. Slater, who joined us in October 2001, are key additions to our management team and will be critical to directing and managing our growth and development in the future. We have no employment contracts with any of Ms. Oberg or Messrs. Bernstein, Walovitch and Slater. We have a consulting agreement with Mr. Ramage. We have an employment agreement with Mr. Fitzgerald, which provides for bonus payments in certain circumstances as well as six months severance in the event Mr. Fitzgerald is terminated without cause.



     Our success depends, in large part, on our ability to attract and retain qualified scientific and management personnel such as these individuals. We are not aware of any present intention of any of these individuals to leave our company. We face intense competition for such personnel and consultants. We cannot assure you that we will attract and retain these persons in the future.



     Further, we expect that our potential expansion into areas and activities requiring additional expertise, such as further clinical trials, governmental approvals, contract manufacturing and marketing, will place additional requirements on our management, operational and financial resources. We expect these demands will require an increase in management and scientific personnel and the development of additional expertise by existing management personnel. The failure to attract and retain such personnel or to develop such expertise could materially adversely affect prospects for our success.

OUR PRODUCTS INVOLVE THE USE OF HAZARDOUS MATERIALS, AND AS A RESULT WE ARE EXPOSED TO POTENTIAL LIABILITY CLAIMS AND TO COSTS ASSOCIATED WITH COMPLYING WITH LAWS REGULATING HAZARDOUS WASTE.


     Our research and development activities involve the use of hazardous materials, including chemicals and biological materials. We believe that our procedures for handling hazardous materials comply with federal and state regulations; however, there can be no assurance that accidental injury or contamination from these materials will not occur. In the event of an accident, we could be held liable for any damages, which could exceed our available financial resources. This liability could materially adversely affect our business, financial condition and results of operations.



     We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products, and we currently spend approximately $30,000 annually to dispose of these hazardous materials and waste products. We may be required to incur significant costs to comply with environmental laws and regulations in the future that could materially adversely affect our business, financial condition and results of operations.


WE RISK LIABILITY FROM POTENTIAL PRODUCT LIABILITY CLAIMS THAT OUR INSURANCE MAY NOT COVER.

     In testing, manufacturing and marketing our products, we risk liability from the failure of products to perform as we expect. These risks exist even with respect to those potential products, if any, that receive regulatory approval for commercial sale. Although we will seek to obtain product liability insurance and indemnification from licensees of the products, this insurance or indemnification may be inadequate, unobtainable or prohibitively expensive. Our insurance policies provide coverage for product liability on a claims made basis and general liability on an occurrence basis. We must renew these policies every year. This insurance may not be available in the future on acceptable terms or at all. Our inability to obtain sufficient insurance coverage on reasonable terms, or otherwise protect ourselves against potential product liability claims in excess of our insurance coverage, if any, could materially adversely affect our business, financial condition and results of operations.

     We cannot guarantee that our present product liability insurance coverage is adequate. Such existing coverage will not be adequate as we further develop our products, and we cannot guarantee that we will obtain adequate insurance coverage against potential claims in sufficient amounts or at a reasonable cost.

WE EXPECT TO DEVELOP INTERNATIONAL OPERATIONS THAT WILL EXPOSE US TO ADDITIONAL BUSINESS RISKS.


     In the future, we expect to develop operations outside the United States in order to market and distribute our products. We cannot be sure that our international efforts will be successful. Any expansion into international markets will require additional resources and management attention and will subject us to new business risks. These risks could lower the prices at which we can sell our products or otherwise have an adverse effect on our operating results. Among the risks we believe are most likely to affect us are:


     - different regulatory requirements for approval of our products,

     - longer payment cycles and problems in collecting accounts receivable,

     - adverse changes in trade and tax regulations,

     - the absence or significant lack of legal protection for intellectual property rights,

     - political and economic instability and

     - currency risks.

                       RISKS RELATED TO OUR COMMON STOCK

WE EXPECT THAT OUR STOCK PRICE WILL FLUCTUATE SIGNIFICANTLY.

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. This price may vary from the market price of our common stock after this offering. You may be unable to sell your shares of common stock at or above the initial offering price. The stock market, particularly in recent years, has experienced significant volatility particularly with respect to pharmaceutical and biotechnology based stocks. The volatility of pharmaceutical and biotechnology based stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause this volatility in the market price of our common stock include:

     - announcements of the introduction of new products by us or our competitors,

     - market conditions in the pharmaceutical and biotechnology sectors,

     - rumors relating to us or our competitors,

     - litigation or public concern about the safety of our potential products,

     - our quarterly operating results,

     - deviations in our operating results from the estimates of securities analysts and

     - FDA or international regulatory actions.

WE MAY BE THE SUBJECT OF SECURITIES CLASS ACTION LITIGATION DUE TO FUTURE STOCK PRICE VOLATILITY.

     In the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS MAY CAUSE OUR STOCK PRICE TO FALL.


     The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. The lock-up agreements delivered by our executive officers and directors and substantially all of our stockholders and optionholders provide that Thomas Weisel Partners LLC, in its sole discretion, may release those parties, at any time or from time to time and without notice, from their obligation not to dispose of shares of common stock for a period of 180 days after the date of this prospectus. Thomas Weisel Partners has no pre-established conditions to waiving the terms of the lock-up agreements, and any decision by it to waive those conditions would depend on a number of factors, including market conditions, the performance of the common stock in the market and our financial condition at that time. Please see "Shares Eligible for Future Sale."

OUR DIRECTORS AND MANAGEMENT WILL EXERCISE SIGNIFICANT CONTROL OVER OUR COMPANY.

     After this offering, our directors and executive officers and their
affiliates will collectively control approximately      % of our outstanding
common stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock.


PROVISIONS OF DELAWARE LAW OR OUR CHARTER DOCUMENTS COULD DELAY OR PREVENT AN ACQUISITION OF US, EVEN IF THE ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS, AND COULD MAKE IT MORE DIFFICULT FOR YOU TO CHANGE MANAGEMENT.



     Provisions of Delaware law or our charter or bylaws could hamper a third party's acquisition of, or discourage a third party from attempting to acquire control of us. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. Further, these provisions make it more difficult for stockholders to change the composition of our board of directors in any one year.


     These provisions include:

     - a provision allowing us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the holders of the common stock;


     - the existence of a staggered board of directors in which there are three classes of directors serving staggered three-year terms, thus expanding the time required to change the composition of a majority of directors and potentially discouraging someone from making an acquisition proposal for us;


     - the bylaws' requirement that stockholders provide advance notice when nominating our directors;

     - the inability of stockholders to convene a stockholders' meeting without the Chairman of the Board (if any), the Chief Executive Officer, the President or a majority of the board of directors first calling the meeting; and

     - the application of Delaware law prohibiting us from entering into a business combination with the beneficial owner of 15% or more of our outstanding voting stock for a period of three years after the 15% or greater owner first reached that level of stock ownership, unless we meet specified criteria.

WE HAVE NEVER PAID DIVIDENDS ON OUR CAPITAL STOCK, AND WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.


     We have never paid cash dividends on any of our classes of capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our businesses. Moreover, our ability to declare and pay cash dividends on our common stock is restricted by covenants in our senior debt facility. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.


INVESTORS IN THIS OFFERING WILL PAY A MUCH HIGHER PRICE THAN THE BOOK VALUE OF OUR COMMON STOCK.


     If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a
result, you will incur immediate and substantial dilution of $     per share,
representing the difference between our net tangible book value per share after giving effect to this offering and the initial public offering price. In the past, we issued options and warrants to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options or warrants are ultimately exercised, you will incur further dilution.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. The forward-looking statements are principally contained in the sections entitled "Prospectus Summary," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to:

     - our product development programs;

     - our clinical development of potential products, clinical trials and the regulatory approval process;

     - our estimates regarding our capital requirements and our needs for additional financing;

     - our estimates for future revenues and profitability;

     - our selection and licensing of product candidates;

     - our ability to attract partners with acceptable development, regulatory and commercialization expertise;

     - the benefits to be derived from corporate collaborations, license agreements and other collaborative efforts, including those relating to the development and commercialization of our product candidates; and

     - sources of revenues and anticipated revenues, including contributions from corporate collaborations, license agreements and other collaborative efforts for the development and commercialization of products, and the continued viability and duration of those agreements and efforts.

     In some cases, you can identify forward-looking statements by terms such as "may," "will" "should," "could," "would," "expect," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "intends," "potential" and similar expression intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

     You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of our forward-looking statements by these cautionary statements.

                                USE OF PROCEEDS

     We estimate that the net proceeds we will receive from the sale of shares of our common stock in this offering will be approximately $ million, or approximately $ million if the underwriters fully exercise their over-allotment option, in each case after deducting estimated underwriting discounts and offering expenses payable by us.


     We anticipate using between $     and $     million of the net proceeds of
this offering to increase funds available for research and development activities, including clinical trials. We anticipate using the remaining net proceeds for general corporate purposes, including working capital.


     The amount and timing of our actual expenditures will depend on numerous factors, including the progress of our research and development activities and clinical trials, the number and breadth of our product development programs, our ability to establish and maintain corporate collaborations and other arrangements and the amount of cash, if any, generated by our operations. In addition, a portion of the net proceeds may be used for the acquisition of businesses, products and technologies that are complementary to our own, although we currently do not have any understandings, commitments or agreements with respect to acquisitions. We will retain broad discretion in the allocation and use of the net proceeds of this offering. Pending application of the net proceeds as described above, we intend to invest the remaining net proceeds from this offering in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors deems relevant. In addition, the terms of our subordinated debt preclude us from declaring or paying cash dividends, and the terms of any future debt or credit facility also may preclude us from paying these dividends.

                                 CAPITALIZATION

     The following table describes our capitalization as of June 30, 2001:

     - on an actual basis;

     - on a pro forma basis to give effect to the automatic conversion of 21,214,326 shares of our outstanding redeemable convertible preferred
       stock into      shares of our common stock and the issuance of
       shares of our common stock to Comdisco upon the exercise of an option, in each case, immediately upon the closing of this offering, and

     - on a pro forma as adjusted basis to reflect the sale of      shares of
       common stock by us in this offering at an assumed initial offering price
       of $     per share, after deducting estimated underwriting discounts and offering expenses payable by us.

                                                             AS OF JUNE 30, 2001
                                                   ----------------------------------------
                                                                                 PRO FORMA
                                                    ACTUAL       PRO FORMA      AS ADJUSTED
                                                   --------      ---------      -----------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term debt, net of current portion...........  $  1,075      $  1,075         $
                                                   ========      ========         =======
Redeemable convertible preferred stock; $0.01 par
  value per share; 27,388,405 shares authorized,
  21,214,326 shares issued and outstanding,
  actual; no shares authorized, issued and
  outstanding, pro forma and pro forma as
  adjusted.......................................    94,500            --
                                                   --------      --------         -------
Stockholders' (deficit) equity:
  Undesignated preferred stock; $0.01 par value
     per share; no shares authorized, issued and
     outstanding, actual; 5,000,000 shares
     authorized, no shares issued and
     outstanding, pro forma and pro forma as
     adjusted....................................
  Common stock; $0.01 par value per share;
     shares authorized, and      shares issued
     and outstanding, actual; and      shares
     issued and outstanding, pro forma;
     shares issued and outstanding, pro forma as
     adjusted....................................        29           246
  Additional paid-in capital.....................     2,277        83,661
  Treasury stock,      shares, at cost...........        (1)           (1)
  Unrealized gain on short-term investments......        16            16
  Deferred stock-based compensation..............      (975)         (975)
  Accumulated deficit............................   (75,294)      (60,895)
                                                   --------      --------
       Total stockholders' (deficit) equity......   (73,948)       22,052
                                                   --------      --------
             Total capitalization................  $ 21,627      $ 23,127         $
                                                   ========      ========         =======

     The above table excludes      shares of common stock issuable upon exercise
of stock options outstanding as of June 30, 2001 at a weighted average exercise
price of $     per share and      shares issuable upon exercise of warrants
outstanding as of June 30, 2001 at a weighted average exercise price of $ per share. The above table also assumes no exercise of the underwriters' over-allotment option.

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 2001 was approximately
$          million, or $     per share of common stock. Pro forma net tangible
book value per share represents the amount of our pro forma total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding. After giving effect to the issuance and sale by us of
the          shares of common stock offered by this prospectus and after deducting estimated underwriting discounts and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2001 would
have been $          , or $          per share. This represents an immediate
increase in the pro forma net tangible book value of $          per share to
existing stockholders and immediate dilution of $          per share to new
stockholders participating in this offering. This dilution is illustrated by the following table:

Assumed initial public offering price per share......            $
  Pro forma net tangible book value per share before
     this offering...................................  $
  Increase per share attributable to this offering...
                                                       ------
Pro forma net tangible book value per share after the
  offering...........................................
                                                                 --------
Dilution per share to new investors..................            $
                                                                 ========

     Assuming the exercise in full of the underwriters' over-allotment option, our pro forma net tangible book value as of June 30, 2001 would have been
$     , or $     per share. This represents an immediate increase in the pro
forma net tangible book value of $     per share to existing stockholders and an
immediate decrease in net tangible book value of $     per share to new
investors.

     The following table sets forth, on a pro forma basis as of June 30, 2001, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid and to be paid by existing and
new stockholders at an assumed initial public offering price of $     per share
before deducting underwriting discounts and offering expenses payable by us:

                          SHARES PURCHASED      TOTAL CONSIDERATION
                          -----------------    ----------------------    AVERAGE PRICE
                          NUMBER    PERCENT      AMOUNT       PERCENT      PER SHARE
                          ------    -------    -----------    -------    -------------
Existing stockholders...                 %     $80,140,207         %         $
New stockholders........
                           ----       ---      -----------      ---
       Totals...........              100%     $                100%
                           ====       ===      ===========      ===

     The foregoing discussion and tables assume no exercise of any stock options or warrants and no issuance of shares reserved for future issuance under our equity plans. As of June 30, 2001, there were options outstanding to purchase shares of our common stock at a weighted average exercise price
of $     per share and warrants outstanding to purchase                shares of
our redeemable convertible preferred stock at a weighted average exercise price
of $     per share. To the extent that any of these options or warrants are exercised, your investment will be further diluted. In addition, we may grant more options or warrants in the future.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The statement of operations data for the years ended 1996 and 1997 and, the balance sheet data as of December 31, 1996 and 1997, are derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated financial data as of June 30, 2001 and for the six month periods ended June 30, 2000 and 2001 have been derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, these unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, consisting of normal accounting adjustments, necessary for a fair presentation of the results for these periods and as of such date. The selected consolidated financial data set forth below for the six months ended June 30, 2001 are not necessarily indicative of our future results of operations or financial performance.

                                            YEAR ENDED DECEMBER 31,                   SIX MONTHS ENDED JUNE 30,
                             -----------------------------------------------------    --------------------------
                              1996      1997        1998        1999        2000         2000           2001
                             -------   -------    --------    --------    --------    -----------    -----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Operating expenses:
  Research and
    development............  $ 2,043   $ 4,243    $  8,190    $  7,022    $  9,978     $  4,194       $  5,782
  General and
    administrative.........      838       941       1,429       1,622       2,517        1,086          1,394
  Stock-based
    compensation...........       --        --          --           5          16            3            221
                             -------   -------    --------    --------    --------     --------       --------
Total operating expenses...    2,881     5,184       9,619       8,649      12,511        5,283          7,397
Equity in loss from joint
  venture..................       --        --          --          --      12,015       12,015            732
Interest income............      306       372         561         339         912          163            607
Interest expense...........      (59)     (131)       (357)       (831)       (815)        (474)          (261)
                             -------   -------    --------    --------    --------     --------       --------
Net loss...................   (2,634)   (4,943)     (9,415)     (9,141)    (24,429)     (17,609)        (7,783)
Accretion of dividends and
  offering costs on
  preferred stock..........      720     1,435       2,411       2,604       4,218        1,428          3,003
                             -------   -------    --------    --------    --------     --------       --------
Net loss applicable to
  common stockholders......  $(3,354)  $(6,378)   $(11,826)   $(11,745)   $(28,647)    $(19,037)      $(10,786)
                             =======   =======    ========    ========    ========     ========       ========
Basic and diluted net loss
  per common share.........  $ (1.32)  $ (2.56)   $  (4.72)   $  (4.54)   $ (10.70)    $  (7.22)      $  (3.76)
                             =======   =======    ========    ========    ========     ========       ========
Basic and diluted weighted
  average common shares
  outstanding..............    2,539     2,491       2,508       2,588       2,678        2,638          2,870
                             =======   =======    ========    ========    ========     ========       ========

                                                       AS OF DECEMBER 31,
                                     ------------------------------------------------------        AS OF
                                      1996       1997        1998        1999        2000      JUNE 30, 2001
                                     ------    --------    --------    --------    --------    -------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term investments...........  $7,612    $ 12,627    $ 11,623    $  2,230    $ 25,275      $ 20,055
Working capital....................   7,315      11,891       9,480      (1,498)     18,435        15,409
Total assets.......................   8,671      14,957      14,860       5,104      29,092        27,570
Long-term debt, net of current
  portion..........................     664       1,192       6,148       4,288       1,083         1,075
Redeemable convertible preferred
  stock............................  13,426      25,039      29,936      32,540      85,009        94,500
Stockholders' (deficit)............  (5,874)    (12,232)    (23,742)    (35,482)    (64,030)      (73,948)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our consolidated financial statements, the related notes and other financial information appearing elsewhere in this prospectus.

OVERVIEW

     We were incorporated in July 1993 as Polymers for Medicine, Inc. In March 1994 we changed our name to Acusphere, Inc. Since our inception, we have engaged in the development of new drugs and improved formulations of existing drugs using our proprietary porous microparticle technology. Our company was founded based on insights by Dr. Robert Langer, the Kenneth Germeshausen Professor of Chemical and Biomedical Engineering at the Massachusetts Institute of Technology.

     We are in the development stage and devote substantially all of our efforts towards the research and development of our product candidates and raising capital. Since our inception, we have had no revenue from product sales and have funded our operations almost exclusively through the private placement of equity securities, capital equipment leases and debt financings. We have not been profitable and have incurred a cumulative net loss of $60.9 million from inception though June 30, 2001.

     We expect to incur significant operating losses for the next several years. Research and development expenses relating to our product candidates will continue to increase. Manufacturing and general and administrative costs will increase as we prepare for the commercialization of our product candidates.

     In December 1996, we established a wholly owned subsidiary, Acusphere Securities Corporation, which is a qualified Massachusetts securities corporation. We consolidate our financial statements with the financial statements of Acusphere Securities Corporation. In June 2000, we established in collaboration with Elan a joint venture, Acusphere Newco, Ltd., a Bermuda corporation, which will focus on the development and commercialization of pulmonary drug delivery product candidates. We account for our investment in Acusphere Newco, Ltd. using the equity method of accounting.

     Revenues. We have generated no operating revenues since our inception and do not expect operating revenues for the foreseeable future. In the future, we expect to receive revenues from product sales, up-front or milestone payments in connection with collaborative or strategic relationships, and royalties resulting from the license of our intellectual property.

     Research and Development Expense. Research and development expense consists primarily of salaries and related expenses for personnel and capital resources used to develop our products. Other research and development expenses include fees paid to consultants and outside service providers and the cost of materials used in clinical trials and research and development. We expense research and development costs as incurred. We believe that significant investment in product development is a competitive necessity and plan to continue these investments in order to realize the potential of our proprietary technologies. From inception, we have cumulatively spent $39.0 million on research and development.

     General and Administrative Expense. General and administrative expense consists primarily of salaries and other related costs for personnel in executive, finance, accounting, information technology and human resource functions. Other costs include facility costs and professional fees for legal and accounting services.

     Stock-Based Compensation Expense. Stock-based compensation expense results from stock option grants to our employees and consultants with exercise prices below the fair market value of our stock on the date the stock options were granted. Stock-based compensation expense is also recorded for stock option grants that were considered variable awards to non-employee consultants. Deferred compensation on fixed awards is amortized as a charge to operations over the vesting period of the options. Based on grants from inception through June 30, 2001, we incurred deferred stock-based compensation of $1.2 million and recognized stock-based compensation expense of $311,000 from inception through June 30, 2001.

     Equity in Loss from Joint Venture. Equity in loss from joint venture consists of our portion of the losses from Acusphere Newco, Ltd., our joint venture with Elan. We currently own an 80.1% interest in the joint venture and Elan owns a 19.9% interest on a fully diluted basis. Elan and some of its affiliates have retained significant minority investor rights that prevent us from exercising full control over the joint venture. Accordingly, we have not consolidated the financial statements of the joint venture with our own, but instead account for our investment under the equity method of accounting. We record net income or losses of the joint venture in accordance with our percentage ownership of such entity.

     Interest Income and Expense. Interest income consists of interest earned on our cash balances and marketable securities. Interest expense consists of interest incurred on equipment leases and a debt financing.

SIX MONTHS ENDED JUNE 30, 2000 AND 2001


     Research and Development Expense. Research and development expense increased 38% from $4.2 million for the six month period ending June 30, 2000 to $5.8 million for the six month period ending June 30, 2001. The increase in research and development expense resulted primarily from increased Phase II clinical trial expenses for AI-700, pre-clinical trials for AI-850, additional personnel to support the growth of AI-700 and AI-850, as well as additional facility costs for the increase in personnel and expanding lab requirements. We believe that our research and development expense will continue to increase as we fund later stage clinical trials and continue to hire additional research and development and clinical personnel. We also expect our research and development expense will increase as we expand our research programs into new program areas, which we plan to fund through our own resources or through strategic partnerships.


     General and Administrative Expense. General and administrative expense increased from $1.1 million for the six month period ending June 30, 2000 to $1.4 million for the six month period ending June 30, 2001. The increase in general and administrative expense resulted primarily from hiring personnel and the recruitment costs associated with this activity.

     Stock-Based Compensation Expense. We recorded $221,000 of stock-based compensation expense for the six month period ending June 30, 2001. In connection with the grant of stock options to employees and non-employees in the six month period ending June 30, 2001, we recorded deferred compensation of $911,000 and will recognize $975,000 of additional expense over the remaining vesting life of the options, which is approximately four years.

     Equity in Loss from Joint Venture. We recognized a $732,000 loss for the six month period ending June 30, 2001 from our 80.1% equity share in the loss of the Elan joint venture. Based on our current development plans, we expect to fund at least $8.0 million, or our pro rata share, of the joint venture's development expenses over the next three years.

     Interest Income. Interest income increased from $163,000 for the six month period ending June 30, 2000 to $607,000 for the six month period ending June 30, 2001. The increase in interest income was primarily due to interest earned on higher invested balances from additional rounds of financing.

     Interest Expense. Interest expense decreased from $474,000 for the six month period ending June 30, 2000 to $261,000 for the six month period ending June 30, 2001. The decrease in interest expense was primarily due to the paydown of outstanding debt.

YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000


     Research and Development Expense. Research and development expense decreased from $8.2 million in 1998 to $7.0 million in 1999, then increased to $9.9 million in 2000. The higher level of expense in 1998 was primarily associated with production of clinical grade material required for the initiation of clinical testing of AI-700. Production costs for clinical grade material were expensed as incurred during 1998. The increase in research and development expense from 1999 to 2000 resulted primarily from increased Phase II clinical trial expenses for AI-700, higher personnel costs and expanded efforts to develop new product candidates.


     General and Administrative Expense. General and administrative expense increased from $1.4 million in 1998 to $1.6 million in 1999 to $2.5 million in 2000. The increase in general and administrative expense resulted primarily from the hiring of additional personnel, including senior level management, and costs associated with business development, consulting services related to market research, fundraising and travel.

     Stock-Based Compensation Expense. We recorded $16,000 of stock-based compensation expense in the year ended December 31, 2000. In connection with the grant of stock options to employees and non-employees in 2000, we recorded deferred compensation of $162,000 which will be recognized as additional expense over the remaining vesting life of these options, which is approximately three years.

     Equity in Loss from Joint Venture. We recognized a $12.0 million loss in 2000 from our 80.1% equity share in the loss of the Elan joint venture. This loss reflected our portion of the joint venture's one-time purchase of an exclusive license to certain aspects of Elan's drug delivery technology for $15.0 million.

     Interest Income. Interest income decreased from $561,000 in 1998 to $339,000 in 1999, then increased to $912,000 in 2000. The decrease in interest income from 1998 to 1999 reflected lower invested balances in 1999. The increase in interest income from 1999 to 2000 reflected higher invested balances during 2000.

     Interest Expense. Interest expense increased $357,000 in 1998 to $831,000 in 1999, then decreased to $815,000 in 2000. The increase in interest expense from 1998 to 1999 resulted from increased equipment borrowings in 1999. The decrease in interest expense from 1999 to 2000 reflected decreased borrowings during 2000.

LIQUIDITY AND CAPITAL RESOURCES


     Historically, we have financed our business through the issuance of equity securities, capital equipment leases and debt financings. Our liquidity requirements have arisen primarily from research and development expenditures, capital equipment expenditures and payments on outstanding indebtedness. As of June 30, 2001, we had cash, cash equivalents and short-term investments of $20.1 million. Since our inception in July 1993, we have raised $91.5 million, primarily consisting of $80.1 million through the issuance of equity securities, $6.4 million through equipment capital leases and $5.0 million through debt financing. In September 2001, we raised an additional $5.0 million in senior debt financing.


     Our operating activities used cash of $7.8 million in 1998, $8.3 million in 1999, $9.3 million in 2000, $7.4 million for the six months ended June 30, 2001 and $42.1 million from inception. In each of these years, increases in operating cash outflows were attributable primarily to an increase in research and development and expanded clinical trials.

     Our investing activities generated cash of $200,000 in 1998 and $6.1 million in 1999, used $32.8 million in 2000, generated $6.4 million for the six months ended June 30, 2001 and used

$27.9 million from inception through June 30, 2001. For 1998 and 1999, investing cash flows were primarily due to the maturity of short-term investments, partially offset by capital expenditures. For 2000 cash used in investing activities was primarily due to the equity investment in Acusphere Newco Ltd. and purchases of short term investments. For the six months ended June 30, 2001, investing cash flows were primarily due to the maturity of short-term investments, partially offset by capital expenditures.

     Our financing activities provided cash of $7.1 million for 1998, used cash of $1.0 million in 1999 and provided cash of $45.2 million in 2000, $4.2 million for the six months ended June 30, 2001 and $77.9 million from inception. Financing cash flows consisted of cash generated by the issuance of equity securities, capital equipment leases and debt financing, partially offset by payments under equipment capital leases and debt financings.

     Based on our operating plans, we expect that proceeds from this offering, available cash and additional capital equipment financings will be sufficient to finance operations and capital expenditures for at least twelve months from the date of this prospectus. Our future capital requirements include, but are not limited to, supporting our research and development efforts and our clinical trials. Our future capital requirements will depend on many factors, including the scope and progress made in our research and development activities and our clinical trials.

ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 did not have a material impact on our financial statements.

     In July 2001, the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The adoption of SFAS No. 141 is not expected to have a material impact on our consolidated financial statements.

     In July 2001, the FASB also issued SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test. Intangible assets will continue to be amortized over their respective useful lives under SFAS No. 142. The adoption of SFAS No. 142 is not expected to have a material impact on our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our interest income is sensitive to changes in the general level of United States interest rates, particularly since the majority of our investments are in short-term instruments. We have no derivative financial instruments in our cash and equivalents. We deposit our cash in highly rated financial institutions in North America and invest in diversified U.S. money market investments with remaining maturities of less than 90 days and highly rated short-term investments. Due to the short-term nature of our investments, we believe that we have minimal market risk.

                                    BUSINESS

OVERVIEW

     We are a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using our proprietary porous microparticle technology. Improved formulations are new formulations of existing drugs that offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use or expanded indications. Our product candidates are designed to address large unmet clinical needs in the areas of cardiology, oncology and respiratory disease. Our research and development efforts are focused on therapeutic areas where our porous microparticle technology has the potential to provide significant clinical benefits.

     We have developed technology that enables us to control the size and porosity of microparticles and produce novel porous microparticle compositions, giving us the flexibility to develop drugs which can be delivered intravenously, via the pulmonary route or orally. Our proprietary technology also enables us to develop readily dissolving formulations of hydrophobic drugs.

     Our lead product candidate, AI-700, is an ultrasound contrast agent in clinical development for the detection of coronary artery disease. Our second product candidate, AI-850, is in preclinical development as an improved formulation of the cancer drug paclitaxel. We are also in the early stages of developing other product candidates using our HDDS technology. Additionally, we are collaborating with subsidiaries of Elan to develop and commercialize product candidates using our pulmonary drug delivery system, including a sustained release asthma drug, which is in the research and development stage.

BACKGROUND

     Severe and chronic diseases such as coronary artery disease, cancer and respiratory disorders afflict millions of people each year and are becoming more prevalent as the population ages. Despite continuing advances in medical and pharmaceutical technologies, current treatment options for many of these diseases are inadequate. Drug treatments for these diseases, where they exist, often offer only limited therapeutic benefits and cause adverse side effects.

     In the last thirty years, a large worldwide market has emerged based on technologies that improve the delivery of established drugs in novel, cost-effective ways that in some cases provide significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use and expanded indications. Drug delivery companies improve the commercial prospects for existing drugs by introducing new formulations which offer new delivery methods that may be patented and thereby protected. Recently, drug delivery companies have begun developing new drugs using their proprietary drug delivery technologies in addition to new formulations of existing drugs owned by others. These companies are often referred to as specialty pharmaceutical companies.

USE OF MICROPARTICLE TECHNOLOGY IN DRUG DEVELOPMENT

     The use of small particles, called microparticles, has proven particularly useful in the delivery of a wide range of drugs. Two important characteristics that determine the suitability of microparticles for use in pharmaceuticals are size and porosity.

     Microparticle Size. Depending on the targeted site and desired route of delivery, drug delivery technologies utilize microparticles of various sizes.

                  SMALL MICROPARTICLES HAVE BROAD APPLICATIONS

[Triangle chart]

[Underneath a heading that reads "Small Microparticles Have Broad Applications", appears a triangle with the base at the top and tip at the bottom. Along the left-hand side of the triangle is an arrow pointing down with a caption that reads "Size of Microparticles" and along the right-hand side of the triangle is an arrow pointing up with a caption that reads "Breadth of Applications". The triangle is separated into three sections. Along the left-hand side of the top section is the caption "less than 10 microns" and within the section are the following phrases: "Intravenous", "Pulmonary", "Hydrophobic", "Intramuscular", "Subcutaneous" and "Oral". Along the left-hand side of the middle section is the caption "10 - 100 microns" and within the section are the following phrases:
"Intravenous", "Subcutaneous" and "Oral". Along the left-hand side of the bottom section is the caption "more than 100 microns" and within the section is the following phrase: "Oral Only".]

     Large microparticles are defined as microparticles over 100 microns in size. A micron is one-millionth of a meter. These microparticles have been used in the delivery of both immediate and controlled release oral drug formulations. However, these particles cannot be delivered intravenously, because they are too large to fit through a needle for injection. In addition, they are unsuitable for delivery via the pulmonary route, because larger particles tend to get caught in the back of the throat when inhaled. For these reasons, the use of large microparticles is limited to oral administration.

     Medium microparticles are defined as microparticles between 10 and 100 microns in size. These particles are small enough to fit through a needle, and therefore are suitable for injection subcutaneously, or under the skin, or intramuscularly, or into the muscle. These microparticles have been used to deliver drugs which are destroyed in the gastrointestinal system, and thus cannot be delivered orally. However, medium microparticles are too large to fit through the body's smallest blood vessels, or capillaries, and, like large microparticles, are unsuitable for delivery via the pulmonary route.

     Small microparticles are defined as microparticles smaller than 10 microns, which is approximately the size of a human red blood cell. These particles are small enough to pass through the capillaries, and thus can be delivered intravenously, and are small enough to be readily inhaled, and thus can be delivered via the pulmonary route. These particles therefore have many potential applications including use as ultrasound contrast agents and as delivery vehicles for asthma drugs. In addition, because small microparticles have more aggregate surface area per unit of weight relative to larger microparticles, they more readily dissolve in water. Accordingly, small microparticles can be a particularly efficient method for delivering established drugs which are hydrophobic, meaning they do not easily dissolve in water. Since the human body is primarily composed of water, hydrophobic substances do not dissolve well in the body, which can limit the efficacy of drugs containing these substances. Approximately 30% of drugs approved by the FDA for sale in the U.S. are hydrophobic.

     Microparticle Porosity. The ability to vary the porosity of microparticles on a consistent basis can be critical to the successful use of microparticles in pharmaceutical products. For instance, in ultrasound contrast imaging, it is advantageous to use microparticles that are highly porous, because these microparticles can deliver more of the active ingredient than particles that are dense. Further, in drug delivery to the lung, it is advantageous to use microparticles of various porosities, because the porosity of the microparticles dictates where in the lung they will be delivered. Finally, pores can facilitate absorption of water into a microparticle which is useful in getting hydrophobic drugs to dissolve more quickly.

OUR POROUS MICROPARTICLE TECHNOLOGY

     Our microparticle technology enables us to produce small microparticles with a wide range of porosities. We have developed proprietary spray drying equipment and pore-forming processes that enable us to produce these porous microparticles in a versatile manner.

     Using our proprietary technology:

     - We have produced small, hollow microparticles, which are analogous in structure to ping-pong balls, containing gas. Using these microparticles, we are developing an ultrasound contrast agent for detecting coronary artery disease.

     - We have produced small microparticles with tiny pores throughout, which are analogous in structure to sponges. Using these microparticles, we are developing a system to dissolve hydrophobic drugs in water.

     - We have produced small microparticles with large pores throughout, which are analogous in structure to whiffle-balls. Using these microparticles, we are developing a system to deliver sustained release asthma drugs via the pulmonary route. We believe these microparticles can also be used to deliver drugs systemically into the bloodstream via the pulmonary route to treat other diseases.

OUR STRATEGY

     Our goal is to become a leading specialty pharmaceutical company that develops and commercializes new drugs and improved formulations of existing drugs using our porous microparticle technology. Our strategy to accomplish that goal includes the following:

     Leverage Our Core Technology Platform to Develop New Product
Candidates. Our microparticle technology can be applied to a wide variety of drugs at various stages of development. For example, we believe that our microparticle technology could enable many hydrophobic drugs to more readily be dissolved in water. Similarly, we believe that our microparticle technology could enable sustained release formulations of drugs delivered via the pulmonary route, such as asthma drugs, which currently require frequent administrations. Further, we believe that our microparticle technology could enable new or improved formulations of drugs delivered through the lung, such as biotechnology drugs comprised of proteins or peptides, which currently must be injected directly into the blood stream.

     Focus on Large Markets Where Our Product Candidates Can Address Unmet Clinical Needs. We are focused on developing drugs for large markets such as cardiology and oncology where we believe our proprietary microparticle technology can provide compelling clinical advantages over current approaches. For example, our lead product candidate has the potential to provide a cost-effective alternative to a procedure often used to detect coronary artery disease. Similarly, we are addressing the oncology market with our initial hydrophobic drug delivery product candidate that enables the improved delivery of the cancer drug, paclitaxel, which we expect will result in significantly reduced side effects.

     Target New Product Candidates with Reduced Development Risk. We are focused on developing drugs with lower development risk profiles relative to new chemical entities with therapeutic applications. For example, contrast agents present significantly lower development risks than new therapeutic drugs because testing contrast agents in animal models has proven to be more predictive of the agents' behavior in humans than testing for therapeutic drugs. The animal models are more predictive because the physical properties of the contrast agent are being tested rather than a biological response to a therapeutic drug, and physical properties tend to be much more consistent across species than biological responses. In addition, our initial hydrophobic drug delivery product is an improved formulation of a paclitaxel. Taxol, a drug whose active ingredient is paclitaxel, has already been approved by the FDA and has demonstrated safety and efficacy in multiple indications. Our improved formulation of paclitaxel uses only ingredients found in approved pharmaceutical products and does not change the chemistry of paclitaxel.

     Retain Significant Intellectual Property Rights to Our Product
Candidates. We seek to combine our proprietary porous microparticle technology with off-patent ingredients in order to produce new product candidates that we own fully. We have been issued patents covering our lead product candidate and some aspects of our spray drying equipment, and we have filed patent applications covering our other drug candidates, our manufacturing processes and other aspects of our spray drying equipment. Due to our ownership interest in these product candidates and technology, we believe we can negotiate corporate alliances, if we choose to, from a stronger bargaining position than service-oriented drug delivery companies that develop drug delivery technologies for established drugs on behalf of pharmaceutical or biotechnology companies in exchange for royalties and one time payments based on the achievement of specific development milestones. In addition, we believe we can retain significant economic interest in the drugs we reformulate for pharmaceutical or biotechnology companies by focusing on opportunities where our proprietary technology enables new indications or adds significant clinical benefits.

     Establish Commercialization, Sales and Marketing Alliances in Specific Markets. We intend to establish alliances with other corporations to facilitate the commercialization and marketing of our products. We recognize that pharmaceutical companies have established sales organizations in markets we are targeting. We plan to leverage these sales organizations to achieve greater market penetration for our products than we could on our own. Because we develop products in which we own and retain significant rights at a late stage of development, we believe we will be in a position to negotiate advantageous alliances with our partners.

PRODUCT DEVELOPMENT PROGRAMS

     We are employing the capabilities of our proprietary porous microparticle technology to develop product candidates that address large unmet clinical needs in the areas of cardiology, oncology and respiratory disease.

OUR INTRAVENOUS DELIVERY SYSTEM FOR GAS

     Background. We have developed an intravenous delivery system for gas which has the potential to expand the usefulness of ultrasound in the detection of coronary artery disease. Ultrasound imaging is one of the least expensive techniques that permit physicians to view the inside of the body. The clarity of an ultrasound image, however, is often inadequate for a definitive assessment of medical conditions. A contrast agent that could provide more detail and clarity and thereby improve the diagnostic image produced could expand the usefulness of ultrasound. Gases are attractive contrast agents for ultrasound imaging because they reflect ultrasound waves more efficiently than blood or body tissues, enabling their detection by the ultrasound machine. Gas injected intravenously can potentially act as a tracer of abnormal blood flow, which is associated with many life threatening diseases, such as coronary artery disease. However, gas injected intravenously dissolves and loses its effectiveness quickly. As a result, an intravenous delivery system for gas is necessary in order to develop an ultrasound contrast agent with broad applications.

     According to the American Heart Association, more than 12 million people in the United States suffer from coronary artery disease, the leading cause of death in the United States. Coronary artery disease is characterized by the progressive accumulation of plaque, which narrows the coronary artery and reduces blood flow to the heart muscle. In 1998, nearly $11 billion was spent by Medicare alone on the treatment of coronary artery disease in the United States. Early detection of coronary artery disease can reduce treatment costs, increase patient survival and improve quality of life.

     The definitive method for the detection of coronary artery disease is coronary angiography. Coronary angiography involves a surgical procedure in which dye is injected directly into a coronary artery for purposes of imaging its anatomy on an X-ray. However, coronary angiography is an expensive and invasive procedure, and accordingly it is not practical for use as a routine screening tool. Coronary angiography is typically conducted as a precursor to interventions such as angioplasty, a surgical procedure involving the insertion of a catheter equipped with a tiny balloon into a diseased artery.


     Myocardial perfusion imaging and stress echocardiography are two of the most common methods for determining whether patients with suspected coronary artery disease should proceed to coronary angiography. Myocardial perfusion imaging, which is the imaging of blood flow in the heart muscle, is the more common of these screening methods. The most prevalent means of imaging myocardial perfusion relies on a nuclear stress test, or nuclear imaging. Nuclear imaging involves the intravenous injection of a radioactive compound, followed by scans of the heart using a special camera while the patient is at rest and under stressed conditions. These tests typically take about three to four hours to complete, cost approximately $1,200 per procedure and, due to significant capital equipment costs and complex regulatory requirements associated with the use of radioactive materials, are not available in many hospital or physician office settings. We estimate that seven million nuclear stress tests were conducted in the U.S. in 2000.



     Stress echocardiography, or ultrasound imaging of the heart, involves the use of high-frequency sound waves that are bounced off of the heart wall while the patient is at rest and under stressed conditions. Advanced coronary artery disease typically results in abnormal blood flow in the heart muscle, which in turn causes abnormal wall motion that can be detected by the ultrasound machine used in stress echocardiography. Although myocardial perfusion imaging provides the most direct information about blood flow in the heart muscle, stress echocardiography provides more quantitative information about regional heart function. This additional information, along with the greater availability of stress echocardiography in hospital and physician office settings, results in it being used as a screening method in many hospital and physician settings. We estimate that 2.5 million stress echocardiography procedures were conducted in the U.S. in 2000.


     However, stress echocardiography is often inadequate for a definitive assessment of coronary artery disease. For instance, the motion of the heart wall can be difficult to see under stress conditions, particularly in obese patients. In addition, stress echocardiography alone cannot detect myocardial perfusion. An ultrasound contrast agent is a potential solution to these unmet clinical needs.

     There is no ultrasound contrast agent approved by the FDA for use in stress echocardiography or myocardial perfusion imaging. Ultrasound contrast agents have been approved by the FDA for use in a relatively narrow indication called a resting wall motion study, a procedure for looking at the heart wall and chambers while the patient is resting. These ultrasound contrast agents deliver gas intravenously in systems made from natural materials that are very fragile and quickly break inside the body during the imaging procedure. As a result, these ultrasound contrast agents have limited utility in stress echocardiography and myocardial perfusion imaging.

     We believe we have overcome many of the limitations of approved ultrasound contrast agents by developing an intravenous gas delivery system made from a synthetic material that has been used in other drug delivery systems approved by the FDA. Unlike the natural materials used in ultrasound contrast agents that are currently available, these synthetic materials do not break during the imaging procedure. Based on the results of our Phase II clinical trials, we believe that AI-700 enhanced ultrasound imaging is able to produce images of myocardial perfusion comparable to those of nuclear imaging, and that AI-700 significantly improves the quality of stress echocardiography. We estimate that
9.5 million of these procedures were performed collectively in the United States in 2000. Assuming all of these procedures were performed using AI-700 enhanced ultrasound at an assumed price of $150 for the ultrasound contrast agent per procedure, this would represent a potential U.S. market for the ultrasound contrast agent of approximately $1.4 billion.

     AI-700, Our Ultrasound Contrast Agent

     Our ultrasound contrast agent, AI-700, is a dry powder consisting of small, hollow microparticles filled with a perfluorocarbon gas. These microparticles have low porosity outer shells made of a synthetic biodegradable plastic, or polymer, called poly-L-lactide co glycolide, or PLGA. The composition and structure of the outer shell and the properties of the perfluorocarbon gas slow the rate at which the gas dissolves and prevent the microparticles from being quickly broken down inside the body. These microparticles are mixed with sterile water and injected into the body by a single intravenous injection prior to ultrasound imaging.

                       [Synthetic Polymer Shell graphic]

[Picture of Microparticle]

[Graphic depiction of a hollow microparticle with an outer shell. There is an arrow pointing to the outer shell with a caption that reads "Synthetic Polymer Shell". Within the hollow microparticle is the label "Perfluorcarbon".]

     Ultrasound enhanced with AI-700 has the potential to significantly reduce the time, cost and resources needed in the assessment of myocardial perfusion. Specifically, ultrasound enhanced with AI-700 has the potential to offer the following advantages over nuclear imaging:


     - Less Expensive. We estimate that ultrasound imaging using our AI-700 contrast agent will cost approximately $350 per procedure, representing costs of $150 for the contrast agent and $200 for the procedure. Because nuclear imaging typically costs $1,200 per procedure, we estimate that AI-700 enhanced ultrasound imaging will be roughly one-third of the cost of nuclear imaging. Further, the current capital equipment cost of a high quality ultrasound machine, approximately $250,000, is generally half the cost of a cardiac nuclear machine.


     - Less Time Consuming. Nuclear imaging procedures typically take three to four hours, while ultrasound imaging procedures typically take 30 to 45 minutes.

     - More Information. Nuclear imaging provides a static image, while ultrasound imaging has the potential to generate the same information on perfusion as well as additional information on function and structure by providing a dynamic image in real-time.

     - No Radioactivity. AI-700 is made from a polymer that does not require special licensing, has a long shelf life, and is convenient to use and store. Nuclear imaging, by comparison, uses a radioactive material, which creates additional costs because of preparation, storage and disposal requirements.

     - Better Suited to the Emergency Setting. Ultrasound machines are portable and available 24 hours a day, and therefore are much more suitable to the emergency room setting, where many patients with chest pains access the health care system. We believe that having an accurate, low cost diagnostic tool available in the emergency room setting for detection of myocardial perfusion could significantly reduce the number of misdiagnosed and unnecessarily-admitted chest pain patients, yielding significant cost savings throughout the medical care system.

     - Greater Availability. Due to technical complexity, high cost and the regulatory requirements associated with the use of radioactive material, nuclear imaging is not available in all hospitals and cardiology practices. Scheduling can be difficult and patients often must wait several weeks to schedule an appointment. As patients wait, they needlessly experience anxiety and the risk of a potential heart attack. By comparison, we believe that myocardial perfusion assessment using ultrasound and our AI-700 product could be scheduled on very short notice, since most cardiologists have ready access to ultrasound equipment.

     Clinical Results. As of the date of this prospectus, we have completed five clinical trials of AI-700 which enrolled over 200 human subjects. Three Phase I clinical trials evaluated the safety of AI-700 and established the feasibility of using AI-700 to image myocardial perfusion. We completed our final Phase I clinical trial in the first quarter of 2001. We completed our first Phase II trial, the "20" trial, in the third quarter of 2000, and our second Phase II trial, the "21" trial, in the second quarter of 2001.

     Our primary objective in our two Phase II clinical trials was to demonstrate the diagnostic efficacy of AI-700 enhanced ultrasound imaging. Diagnostic efficacy was measured by determining the level of agreement between the diagnoses obtained from myocardial perfusion assessment using AI-700 enhanced ultrasound imaging and those obtained using nuclear imaging. Although nuclear imaging is the current standard of care for assessing myocardial perfusion, it is imperfect and can produce false negative and false positive results. Accordingly, our internal goal in our Phase II clinical trials was to achieve greater than 70% agreement with nuclear imaging. We plan to file the data obtained from our Phase II clinical trials and our proposed Phase III protocols with the FDA by early 2002. We expect to request an end-of Phase II meeting with the FDA at that time in order to finalize the design of our Phase III studies.

     The "20" Trial. Our objectives in the "20" trial were to evaluate the safety of AI-700 in subjects with known coronary artery disease and to determine the optimal imaging procedures for myocardial perfusion assessment using AI-700 enhanced ultrasound imaging. The study included 53 subjects, was conducted by experts in contrast-enhanced cardiac ultrasound imaging and utilized a variety of cardiac ultrasound equipment platforms, including those made by Phillips Medical Systems, formerly known as Agilent, a leading manufacturer of ultrasound machines. Subjects enrolled in the "20" trial received a single injection of AI-700 at a variety of doses and were imaged under resting conditions only.

     In the "20" trial, AI-700 enhanced ultrasound imaging demonstrated 85% agreement overall with nuclear imaging. Agreement was defined as the percentage of subjects who received the same diagnosis using AI-700 enhanced ultrasound imaging as with nuclear imaging.

     The "21" Trial. Our objectives in the "21" trial were to evaluate the safety and diagnostic efficacy of AI-700 in patients with suspected or confirmed coronary artery disease as well as in healthy subjects. The study included 122 subjects, was conducted by experts in contrast-enhanced cardiac ultrasound imaging and utilized a variety of ultrasound equipment platforms, including those made by Phillips Medical Systems. A variety of doses of AI-700 or a placebo saline solution were evaluated in the trial. Subjects enrolled in the "21" trial received two injections of AI-700 or placebo, one under resting conditions and the other under stressed conditions.

     In the "21" trial, AI-700 enhanced ultrasound imaging successfully demonstrated over 70% agreement overall with nuclear imaging. AI-700 enhanced ultrasound imaging also demonstrated a superior level of agreement relative to non-contrast agent ultrasound imaging, or ultrasound imaging using the placebo. All of the healthy subjects in the "21" trial were correctly identified by AI-700 as having normal myocardial perfusion.

     In the studies analyzed to date, none of the subjects in our clinical trials have had serious adverse experiences after the administration of AI-700. The majority of the adverse experiences observed after administration of AI-700 have been mild in intensity and of short duration.

     Future Indications. Since AI-700 circulates in the blood throughout the body and acts as a tracer of blood flow, we believe it has the potential to assist in the diagnosis of a wide variety of diseases in addition to coronary artery disease. Abnormal blood flow is associated with many life threatening diseases including various forms of cancer, renal artery stenosis and deep vein thrombosis. These diseases often cannot be adequately assessed with ultrasound imaging, and as a result radiologists currently assess these diseases with expensive imaging techniques such as computerized tomography, angiography, nuclear medicine and venography. Ultrasound imaging using AI-700 may offer a cost-effective alternative to these expensive techniques. We estimate that the U.S. market for these radiology applications of AI-700 is approximately $250 million.

OUR HYDROPHOBIC DRUG DELIVERY SYSTEM, OR HDDS

     Background. The active ingredients in many drug formulations are hydrophobic. Since the human body is primarily composed of water, hydrophobic drugs do not dissolve well in the body, which can limit the effectiveness of these drugs. We believe this is a significant problem in the pharmaceutical industry, affecting many approved drugs as well as drugs in development.

     Many hydrophobic drugs are comprised of particles that are relatively large and therefore have a limited surface area per unit of weight available for interaction with water. These hydrophobic drugs are often formulated in less than ideal ways in order to make them dissolve. It is possible to increase the dissolution rate of hydrophobic drugs by increasing their aggregate surface area. To accomplish this, many pharmaceutical companies use a process, called micronization, which entails grinding hydrophobic drugs into smaller microparticles. However, the drug particles produced by micronization are often still not small enough to adequately improve dissolution. Sometimes development of these drugs must be terminated because no suitable formulation can be found.

     We have developed a hydrophobic drug delivery system that converts hydrophobic drugs into tiny microparticles embedded in a sponge-like microparticle matrix that rapidly dissolves in water. We have demonstrated that our HDDS technology improves the dissolution rate of a variety of drugs.

     We use our proprietary porous microparticle technology to create dry powders consisting of drug microparticles embedded in a porous, water soluble, sponge-like matrix that is approximately two microns in diameter. When this dry powder is mixed with sterile water, the pores in the sponge-like matrix absorb the water to wet the drug microparticles and dissolve the matrix, leaving a suspension of drug microparticles that dissolves rapidly upon intravenous administration.

                     HYDROPHOBIC DRUG DELIVERY SYSTEM: HDDS

HDDS GRAPHIC
[Underneath a heading that reads "Hydrophobic Drug Delivery System: HDDS" is a graphic depiction of a hydrophobic drug. The hydrophobic drug is depicted as a large circle comprised of many smaller circles. There is an arrow pointing at the large circle with a caption that reads "Hydrophobic Drug". There is an arrow pointing at one of the many small circles with a caption that reads "Pores". There is an arrow pointing within the large circle with a caption that reads "Water Soluble Matrix". There is an arrow running along the right-hand side of the large circle equal in length to the diameter of the large circle with a caption that reads "2 microns". There is an arrow pointing away from the large circle towards a group of many small circles to the right to the large circle. There is an arrow pointing within the group of many small circles with a caption that reads "Rapidly Dissolving Drug Particles".]

     AI-850, Our Improved Formulation of Paclitaxel

     Our initial product candidate utilizing our HDDS technology, AI-850, is a readily dissolving formulation of the drug, paclitaxel. Paclitaxel is a hydrophobic drug and the active ingredient in Taxol, a cancer drug with worldwide sales of approximately $1.5 billion in 2000. To dissolve the paclitaxel, Taxol contains Cremophor, a toxic substance which is believed to cause severe hypersensitivity reactions, such as an extreme allergic reaction called anaphylaxis. As a result, Taxol is typically administered using long infusions to patients with cancer. Because AI-850 does not contain Cremophor, we believe that it has the potential to overcome the limitations of Taxol, and potentially could be used to treat a broader range of non-life threatening diseases, such as multiple sclerosis and rheumatoid arthritis.

     Preclinical Results. To date, we have studied AI-850 in animals and expect to file an Investigational New Drug application, or IND, in early 2002. We believe our animal studies demonstrate significant potential benefits of AI-850 over Taxol and therefore its generic, Cremophor-based competitors. These potential benefits include:

     - Increased Tolerance. Our preclinical animal studies suggest that AI-850 can be administered in rats at doses five-times greater than the maximum tolerated dose of Taxol, the highest dose that can be administered without causing life-threatening side effects. As a result, we believe AI-850 has the potential to minimize or eliminate some of the side effects of Taxol.

     - Administered via Rapid Injection Rather than a Slow Three-Hour
       Infusion. In our preclinical animal studies, we demonstrated that AI-850 can be administered in rapid injections. Rapid injections are more convenient and can be less expensive than a slow infusion because less nursing care is required.

     - Improved Efficacy at Larger Doses. Our preclinical animal studies have demonstrated improved efficacy of high-dose AI-850 relative to the maximum tolerated dose of Taxol. In mice implanted with human lung cancer tumors and treated with AI-850 in doses equal to and larger than the maximum tolerated dose of Taxol, only 10% of the animals responded when treated with Taxol at the maximum tolerated dose, while 60% of the animals responded when treated with AI-850 at the same dose and 80% of the animals responded when treated with AI-850 at higher doses. Similar results were obtained for AI-850 in preclinical studies in mice implanted with human breast cancer tumors. At doses of approximately three times the maximum tolerated dose of Taxol, human breast cancer tumors implanted in mice treated with AI-850 shrank and remained below 100 milligrams in size for more than 50% longer than the human breast cancer tumors implanted in mice treated with the maximum tolerated doses of Taxol. The data from these studies is presented below.

   INCREASED LENGTH OF REDUCED TUMOR SIZE PERIOD IN MICE: HUMAN BREAST CANCER

 [Bar Graph--Mice Implanted with Human Breast Cancer Tumors]
 [Underneath a heading that reads "Increased Length of Reduced Tumor Size Period in Mice: Human Breast Cancer" is a bar graph.]

                                                                DAYS TUMOR IS AT OR BELOW
                                                                   100MG POST-IMPLANT
Saline                                                                      0
Taxol (15mg/kg)                                                            31
AI-850 (15mg/kg)                                                           29
AI-850 (30mg/kg)                                                           44
AI-850 (40mg/kg)                                                           48

      INCREASED PERCENTAGE OF MICE WITH TUMOR REDUCTION: HUMAN LUNG CANCER

[Bar Graph--Mice Implanted with Human Lung Cancer Tumors]
[Underneath a heading that reads "Increased Percentage of Mice with Tumor
Reduction: Human Lung Cancer" is a bar graph.]

                                                                    PERCENT OF
                                                                ANIMALS RESPONDING
                                                                ------------------
Saline                                                                   0%

Taxol (15mg/kg)                                                         10%

AI-850 (15mg/kg)                                                        60%

AI-850 (30mg/kg)                                                        80%

     Future Hydrophobic Drug Delivery Products Candidates. In laboratory studies, we have applied our HDDS technology to a variety of hydrophobic drugs across a range of therapeutic applications and have created formulations that resulted in a significant increase in the dissolution rate over the bulk drug. For example, the chart below demonstrates the results of our dissolution test on our reformulation of the hydrophobic drug celecoxib, the active ingredient in Celebrex, a leading drug to treat arthritis. In this test, 49% of bulk celecoxib dissolved within 60 minutes. When reformulated using our HDDS technology, 95% of celecoxib dissolved within five minutes.

          RAPID DISSOLUTION OF CELECOXIB ATTAINED WITH HDDS TECHNOLOGY

[Line Graph--Rapid Dissolution of Celecoxib]
[Underneath a heading that reads "Rapid Dissolution of Celecoxib Attained with HDDS Technology" is a line graph. Along the left-hand axis is the caption "% of Drug Dissolved" and along the bottom-axis is the caption "Time (in minutes)".]

                                                                                      % OF DRUG
                                                             TIME (IN MINUTES)        DISSOLVED
                                                             -----------------    ------------------
HDDS Reformulation of Celecoxib............................          0                    0.0%
                                                                     5                   95.5%
                                                                    10                   96.0%
                                                                    20                   96.5%
                                                                    30                   96.9%
                                                                    40                   97.4%
                                                                    50                   97.8%
                                                                    60                   98.6%

Bulk Celecoxib.............................................          0                    0.0%
                                                                     5                   20.0%
                                                                    10                   26.0%
                                                                    20                   30.0%
                                                                    30                   32.9%
                                                                    40                   35.0%
                                                                    50                   39.8%
                                                                    60                   49.0%

     We believe that our HDDS technology can be used to develop new or improved formulations of a wide variety of drugs, including branded drugs facing imminent patent expiration and generic drugs whose safety or efficacy can be improved by new delivery methods. In addition, we believe that our HDDS technology will enable us to develop new formulations of existing drugs with expanded indications. We plan to continue testing our HDDS technology with various FDA approved hydrophobic drugs as well as new chemical entities under development. We may do this in collaboration with one or more pharmaceutical or biotechnology companies that currently market or are developing these hydrophobic drugs.

OUR PULMONARY DRUG DELIVERY SYSTEM

     Background. Delivery of drugs via the pulmonary route can be desirable for local delivery of drugs to the lungs for the treatment of respiratory disease, and through the lungs for the systemic delivery of drugs for the treatment of diseases afflicting other parts of the body. For diseases afflicting the lung, local delivery via the pulmonary route requires smaller doses of the drug because it can be delivered directly to the site of the disease. For drugs which must be delivered systemically, many patients may prefer to use a pulmonary delivery system instead of needles. We believe that our proprietary porous microparticle technology has potential applications in local delivery to the lung and systemic delivery through the lung. In June 2000, we established a collaborative joint venture with subsidiaries of Elan Corporation for the development and commercialization of pulmonary drug delivery product candidates. Our initial development efforts with Elan are to develop a sustained release formulation of an asthma drug.

     Local Delivery to the Lung. The current U.S. market for asthma drugs is approximately $5 billion. Many asthma drugs are delivered directly to the upper airways via inhalation multiple times per day. Because our microparticle technology enables us to produce microparticles in sizes and porosities appropriate for delivery to the upper airways, and to produce microparticles which slowly break down in the body, we are developing a sustained release formulation of an asthma drug.

     A sustained release version of this drug may be more convenient for patients and may increase patients' compliance with the drug regimen. In asthma, failure to comply with a drug regimen often leads to acute asthma attacks that require hospitalization. We plan to begin human studies of our sustained release asthma drug in 2002.

     Systemic Drug Delivery through the Lung. We believe our microparticle technology may allow drugs that must be delivered into the bloodstream for systemic delivery to be administered by inhalation through the lung. For example, most large molecule drugs, such as proteins, cannot be delivered orally because they are destroyed by the enzymes in the gastrointestinal system. As a result, they must be injected subcutaneously or intramuscularly several times per week in order to get an adequate amount of the drug into the body's general circulation. Since the lung does not contain these destructive enzymes, delivery of these drugs via the pulmonary route could be a more convenient way to deliver them.

     Joint Venture with Elan. In connection with our collaborative joint venture with Elan, we licensed to the joint venture technology and patent rights in connection with the development of up to four compounds to be delivered via the pulmonary route using our proprietary porous microparticle technology. Elan licensed to the joint venture its Pharmazome and NanoCrystal technologies for the same purpose. Pharmazome technology enables the control of the amount and nature of polymers used to form microparticles, thereby enabling controlled release or delayed release formulations. NanoCrystal technology enables controlled production of nanoparticles, which are particles even smaller than microparticles.

     We contributed approximately $12.0 million in initial funding to the joint venture in exchange for 80.1% of its capital stock on a fully diluted basis in the form of voting common stock and non-voting preferred stock. Elan contributed approximately $3.0 million in initial funding to the joint venture in exchange for 19.9% of its capital stock on a fully diluted basis in the form of non-voting preferred stock. Our capital contribution was funded by our sale to Elan of approximately $12.0 million of non-voting redeemable convertible exchangeable preferred stock. The non-voting redeemable convertible exchangeable preferred stock has a dividend rate of 6%, compounded annually and payable in additional shares of non-voting redeemable convertible exchangeable preferred stock. Elan's non-voting redeemable convertible exchangeable preferred stock will convert into shares of our common stock at the closing of this offering, and these conversion shares may be exchanged, at Elan's option, for up to an additional 30.1% interest in the joint venture. Elan may exercise this right to exchange its shares of our common stock for an additional equity interest in the joint-venture until June 30, 2006. In addition, Elan purchased $7.5 million of another series of redeemable convertible preferred stock. The proceeds of this financing may be used by us for general corporate purposes and are not restricted to uses relating to the joint venture.

     The joint venture paid Elan a cash license fee of $15.0 million for the use of its technology. Our license of microparticle technology to the joint venture is exclusive with respect to up to four compounds, delivered through specific modes of administration, each to be selected by Elan and us. We retain all rights to use our proprietary technology for all other purposes, including developing other drugs for pulmonary delivery.

     Until June 30, 2003, upon continued agreement of a business plan, Elan may provide up to $8.0 million in convertible subordinated debt financing to us to enable us to fund our portion of the joint venture's development costs. Once agreement has been reached on funding, Elan has agreed, until June 30, 2003, to contribute its pro rata share of the joint venture's development costs, up to a maximum of $2.0 million. Any of this debt will bear interest at a rate of 6% and will be convertible, at Elan's option, into shares of our common stock. As of the date of this prospectus, we have not drawn down under this arrangement.

OUR PROPRIETARY MICROPARTICLE TECHNOLOGY PLATFORM

     Our proprietary microparticle technology platform enables the highly controlled production of porous microparticles and is based on our pore forming processes and spray drying equipment.

     We have developed a patented process technology for creating porous microparticles. To create pores in our microparticles we add pore forming agents to the solution before we put it through the spray dryer. These pore forming agents create bubbles, similar to the bubbles in carbonated beverages. These bubbles are formed while the solution is being converted into a microparticle in the spray dryer. The bubbles create pores in the microparticle and the pore forming agents are removed during the drying process. We can vary the number and size of the pores by varying the amount of pore forming agents we add to the process. In this way we can produce microparticles that are hollow or sponge-like.

     Spray drying is a production technique widely used in the pharmaceutical industry because it is a single-step, continuous process. However, standard spray drying:

     - Produces solid microparticles more often than porous microparticles, which are required for ultrasound contrast imaging and are beneficial for hydrophobic and pulmonary drug delivery.

     - Does not completely remove moisture from the microparticles, contributing to low yields and making standard spray drying uneconomic for the production of drugs made from expensive raw materials.

     - Results in high levels of residual solvents, which can be problematic for the stability and safety of the drug.

     - Often operates at high temperatures, making it difficult to use with drugs which are unstable at higher temperatures.

     - Is not well-suited to sterile, or aseptic, processing, which is required for most intravenously administered drugs and is beneficial for pulmonary-delivered drugs.

     We have overcome the limitations of standard spray drying through numerous proprietary processes and equipment innovations. These processes and this equipment:

     - Produce microparticles with a variety of porosities, by varying the amount of proprietary pore forming agents we use.

     - Remove nearly all residual solvents such as moisture from the microparticles because our patented spray dryer increases the length of time the microparticles are dried.

     - Can be operated at low or high temperatures, due to increasing the drying time used for microparticles produced at lower temperatures and reducing the drying time for microparticles produced at higher temperatures.

     - Are well suited to aseptic processing by using steam sterilization techniques and a positive pressure system, thereby minimizing the contaminants pulled into the spray dryer from the surrounding environment.

     We have improved the drying capability of standard spray dryers by adding a second drying chamber through which the microparticles travel. The second drying chamber allows the microparticles to remain in the drying phase for a longer period of time, thereby increasing the amount of moisture and residual solvents that are removed during the drying phase. This innovation, which is the subject of one of our issued patents and our one allowed patent application, improves yield by reducing the amount of microparticles that cling to the surfaces of the spray dryer due to excess moisture or solvents. Accordingly, we believe that this technology is appropriate for the encapsulation of drugs using expensive raw materials. This innovation enables us to increase the drying time and lower the drying temperature for drugs. Accordingly, we believe this technology is appropriate for the encapsulation of drugs, like proteins, which are unstable at higher temperatures.

     In order to produce microparticles to be used in drugs delivered intravenously, the microparticles must be produced aseptically. We have improved standard spray dryers by making them suitable for aseptic processing. Our spray dryers operate under positive pressure, minimizing the risk of pulling contaminants into the process from the surrounding environment. In addition, our spray dryers are composed of stainless steel and Teflon components to mitigate against shedding into the product during processing, and can be sterilized using steam sterilization techniques.

     We have made these improvements to standard spray drying processes and equipment without altering the fundamental advantages of standard spray drying. Like standard spray dryers, our spray dryers enable a single-step, continuous process that is efficient in encapsulating up to 100% of the active ingredient, and can be used with either synthetic or natural materials.

REIMBURSEMENT

     We intend to focus on obtaining coverage and reimbursement from Medicare, Medicaid and private insurers for our product candidates. Although there can be no assurance that we will be successful in obtaining third-party reimbursement, we believe we will be successful in obtaining this reimbursement for our lead product candidate, AI-700.

     Currently, ultrasound and nuclear contrast agents are covered by Medicare, Medicaid and private insurers at different reimbursement rates depending on whether the testing takes place in an in-patient or out-patient basis in a hospital or in a physician's office. We expect that ultrasound imaging using AI-700 for myocardial perfusion assessment will provide at least the same clinical information as nuclear imaging, but at much lower total study cost. Given these expected cost advantages, we believe that AI-700 will ultimately obtain adequate reimbursement in this era of managed care, where the federal government and private insurers are striving to lower the total cost of delivering state-of-the-art healthcare. Further, in the treatment of hospital inpatients, we expect that hospital staffs will be encouraged to use the much lower cost ultrasound test with AI-700, if and when it is approved by FDA, rather than the expensive nuclear test.

     Although private insurers make their own decisions on reimbursement, they typically follow the lead of the Center for Medicare and Medicaid Services, formerly known as the Health Care Financing Administration, which manages reimbursement for Medicare and Medicaid. Effective January, 2001, the Center for Medicare and Medicaid Services implemented a reimbursement code that provides for reimbursement for the use of injectable contrast material in echocardiography in the treatment of patients in a physician's office. We are members of the Medical Imaging Contrast Agent Association, which is actively pursuing with the Center for Medicare and Medicaid Services the establishment of new codes and reimbursement rates for the use of ultrasound tests with and without the use of contrast agents in the treatment of hospital outpatients.

MANUFACTURING

     We manufacture our preclinical toxicology material at our class 10,000 production facilities in Cambridge, Massachusetts. We outsource the production of our products used in our clinical trials to qualified third-parties. These third-party manufacturing facilities must comply with current GMPs enforced by the FDA. We are currently expanding our internal capability to manufacture preclinical supplies of our products. We are also considering expanding our internal manufacturing capabilities in order to manufacture our products for use in clinical trials.

PATENTS AND PROPRIETARY RIGHTS

     Our success depends in part on our ability to obtain patents, to protect trade secrets, to operate without infringing the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business.

     We currently own five issued U.S. patents directed to aspects of our AI-700 product candidate, one issued U.S. patent and one U.S. allowed patent application directed to aspects of the spray drying method for manufacturing microparticles, six U.S. patent applications related to various aspects of our porous microparticle drug delivery technology, and three U.S. patent applications relating to the AI-850 product and the delivery of other hydrophobic drugs. We also own a number of pending international and foreign patent applications corresponding to these U.S. patents and applications. As of the date of this prospectus, our issued U.S. patents are listed below:



U.S. PATENT NO.      DATE ISSUED                               SUBJECT
---------------      -----------                               -------
   5,611,344       March 18, 1997     Microencapsulated fluorinated gases for use as imaging
                                      agents.
   5,837,211      November 17, 1998   Polymer-lipid microencapsulated gases for use as imaging
                                      agents.
   5,853,698      December 29, 1998   Method for making porous microparticles by spray drying.
   6,045,777        April 4, 2000     Method for enhancing the echogenicity and decreasing the
                                      attenuation of microencapsulated gases.
   6,132,699      October 17, 2000    Microencapsulated fluorinated gases for use as imaging
                                      agents.
   6,223,455         May 1, 2001      Spray drying apparatus and methods of use.


     Our planned and potential products will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. Patents owned by or licensed to us may not afford protection against competitors, and our pending patent applications now or hereafter filed by or licensed to us may not result in patents being issued. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the U.S.

     The patent positions of companies like ours involve complex legal and factual questions and, therefore, their enforceability cannot be predicted with certainty. Our patent applications may not issue as patents. Our issued patents and those that may issue in the future, or those licensed to us, may be challenged, invalidated or circumvented, and the rights granted thereunder may not provide us proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thus reducing any advantage of the patent, which could adversely affect our ability to protect future product development and, consequently, our operating results and financial position.

     Because some patent applications in the U.S. may be maintained in secrecy until patents issue, because patent applications in the U.S. and many foreign jurisdictions are typically not published until eighteen months after filing, and because publications of discoveries in the scientific literature often lag behind actual discoveries, we cannot be certain that we were the first to make the inventions claimed in each of our issued or pending patent applications, or that we were the first to file for protection of the inventions set forth in these patent applications.


     Our planned or potential products may be covered by third-party patents or other intellectual property rights, in which case we would need to obtain a license or sublicense to these rights to continue developing or marketing these products. Although from time to time we receive correspondence from and have discussions with third-parties concerning the patent position of such third-parties, as of the date of this prospectus we have never received correspondence from or had discussions with any third-party regarding an allegation of infringement. Any required licenses or sublicenses may not be available to us on acceptable terms, if at all. If we do not obtain any required licenses or sublicense, we could encounter delays in product introductions while we attempt to design around these patents, or could find that the development, manufacture or sale of products requiring these licenses is foreclosed.

     We know of U.S. and foreign patents issued to third parties that relate to aspects of our product candidates. We are aware of U.S. and foreign patents owned by third parties including potential competitors that arguably cover aspects of our AI-700 contrast agent, although based on advice from our patent counsel we believe that these claims are not infringed and/or are invalid. The owners or licensees of these patents may file one or more infringement actions against us. Any infringement action by the owners or licensees of these patents could cause us to incur substantial costs defending the lawsuits and could distract our management from our business, even if the allegations of infringement are unwarranted. A U.S. or foreign court may find that the relevant claims of the U.S. and foreign patents are valid and enforceable, and that the manufacture, use, sale, offer for sale or importation of the AI-700 product infringes these claims. If our AI-700 contrast agent is found to infringe a third party's patent, the patent owners or licensees could secure judgments that require us to pay substantial damages and/or injunctions or other court orders that could prevent us from making, using, selling, offering for sale or importing AI-700 or could prevent our customers from using the AI-700. We also know of patent applications and issued patents filed by other parties in the United States and various foreign jurisdictions that relate to some aspects of our other product candidates, which, if issued, could subject us to infringement actions or require that we obtain licenses which may not be available under reasonable terms or at all, although based on advice from our patent counsel we believe that these claims are not infringed and/or are invalid.

     Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to us, to protect trade secrets or know-how owned by us, or to determine the scope and validity of the proprietary rights of others. In addition, interference proceedings declared by the U.S. Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications. Litigation or interference proceedings could result in substantial costs to and diversion of effort by us, and could have a material adverse effect on our business, financial condition and results of operations. These efforts by us may not be successful.

     We may rely, in some circumstances, on trade secrets to protect our technology. However, trade secrets are difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees and contractors. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may also arise as to the rights in related or resulting know-how and inventions.

GOVERNMENT REGULATION

     The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. We believe that our products will be regulated as drugs by the FDA.

     The process required by the FDA under the new drug provisions of the Federal Food, Drug and Cosmetics Act before our products may be marketed in the U.S. generally involves the following:

     - preclinical laboratory and animal tests;

     - development of manufacturing processes which conform to FDA-mandated
       GMPs;

     - submission and acceptance of an IND, which must become effective before clinical trials may begin;


     - adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate in our intended use; and

     - FDA approval of a new drug application.

     The testing and approval process requires substantial time, effort, and financial resources and we cannot be certain that any approval will be granted on a timely basis, if at all.

     Preclinical tests include laboratory evaluation of the product candidate, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product candidate. The results of the preclinical tests, together with manufacturing information and analytical data, are then submitted to the FDA as part of an IND, which must become effective before we may begin human clinical trials. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. Prior to initiation of clinical studies, an independent Institutional Review Board at each medical site proposing to conduct the clinical trials must review and approve each study protocol.

     Human clinical trials are typically conducted in three sequential phases which may overlap:

     - PHASE I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

     - PHASE II: The drug is studied in a limited number of subjects with the disease or medical condition for which the new drug is intended to be used in order to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted disease or medical condition and to determine dosage tolerance and the optimal effective dose.

     - PHASE III: When Phase II evaluations demonstrate that a dosage range of the drug is effective and has an acceptable safety profile, well-controlled Phase III trials are undertaken to further evaluate dosage, clinical efficacy and to further test for safety in an expanded patient population, often at geographically dispersed clinical study sites.

     We cannot be certain that we will successfully complete Phase I, Phase II or Phase III testing of our product candidates within any specific time period, if at all. Furthermore, the FDA, the Institutional Review Board or the sponsor may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

     The results of manufacturing validations, preclinical studies, toxicology studies and clinical trials are submitted to the FDA as part of a new drug application for approval prior to the marketing and commercial shipment of the product. The FDA may deny a new drug application if all applicable regulatory criteria are not satisfied or may require additional clinical, toxicology or manufacturing data. Even after a new drug application is issued, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if safety problems occur after the product reaches the market. In addition, the FDA requires surveillance programs to monitor the consistency of manufacturing and the safety of approved products that have been commercialized. The agency has the power to require changes in labeling or to prevent further marketing of a product based on new data that may arise after commercialization.

     Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the pharmaceutical product. Government regulation may delay or prevent marketing of potential products for a considerable period of time and imposes costly and time-consuming requirements. We cannot be certain that the FDA or any other regulatory agency will grant approval for any of our products under development on a timely basis, if at all. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities is not always conclusive and may be susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval is typically limited to specific clinical indications. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain regulatory approvals would have a material adverse effect on our business. Marketing our products abroad will require similar regulatory approvals and is subject to similar risks. In addition, we cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

     Any products manufactured or distributed by us pursuant to FDA clearances or approvals are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with GMPs, which impose procedural and documentation requirements upon us and our third party manufacturers. We cannot be certain that we, or our present or future suppliers, will be able to comply with the GMP regulations and other FDA regulatory requirements.

     The FDA regulates drug labeling and promotion activities. The FDA has actively enforced regulations prohibiting the marketing of products for unapproved uses. Under the FDA Modernization Act of 1997, the FDA will permit the promotion of a drug for an unapproved use in some circumstances, subject to stringent requirements. Our product development and testing activities are also subject to a variety of state laws and regulations. Any applicable state or local regulations may hinder our ability to manufacture or test our products in those states or localities. We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

     The FDA's policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our potential products. Moreover, increased attention to the containment of health care costs in the U.S. and in foreign markets could result in new government regulations that could have a material adverse effect on our business. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

COMPETITION

     The pharmaceutical and biotechnology industries in which we operate are characterized by rapidly advancing technologies, intense competition and an emphasis on propriety products. Our competitors include large pharmaceutical and biotechnology companies, academic institutions, government agencies and research institutions, all of which currently engage in, have engaged in or may engage in the future in the development, manufacturing, marketing and commercialization of new pharmaceuticals and pharmaceuticals, some of which may compete with our present or future product candidates.

     In addition, we must obtain regulatory approval to market our product candidates in order to compete. We expect that our product candidates, if approved, will compete with existing drugs, therapies, drug delivery systems and technological approaches, as well as new drugs, therapies, drug delivery systems or technological approaches that may be developed or commercialized in the future. Any of these drugs, therapies, systems or approaches may receive government approval or gain market acceptance more rapidly than our product candidates, may offer therapeutic or cost advantages that ours do not or may cure our targeted diseases or their underlying causes completely. As a result, our product candidates may become noncompetitive or obsolete.


     Our ultrasound contrast agent and lead product candidate, if approved for marketing and sale, will compete with the current standard of care in myocardial perfusion imaging, which utilizes nuclear medicine, in addition to other ultrasound contrast agents. We are aware of new product development efforts involving ultrasound contrast agents that will compete with our current product candidate being pursued by companies such as Alliance Pharmaceutical Corp., The Bracco Group, DuPont Pharmaceuticals, Nycomed Amersham plc, POINT Biomedical Corporation and Schering AG. To our knowledge, these product development efforts are as follows:



     - Optison, which is marketed by Nycomed, and Definity, which is marketed by DuPont, are the only ultrasound contrast agents currently approved by the FDA. They have been approved for imaging the walls of the heart chamber. Neither of these contrast agents has been approved by the FDA for use in myocardial perfusion imaging or stress echocardiography.



     - Imavist, which is being co-developed by Alliance and Schering, and SonoVue, which is being developed by Bracco, are ultrasound contrast agents for imaging the walls of the heart chamber, but as of the date of this prospectus have not received final approval from the FDA.



     - BiSpheres, which is being developed by POINT, is an ultrasound contrast agent for myocardial perfusion imaging, but as of the date of this prospectus has not received final approval from the FDA.



     - Sonazoid, which is being developed by Nycomed, is an ultrasound contrast agent for myocardial perfusion imaging as well as certain radiology applications, but as of the date of this prospectus, neither application has received final approval from the FDA.



     Our reformulation of paclitaxel, if approved for marketing and sale, will also face intense competition. We are aware of companies, such as American Pharmaceutical Partners, NeoPharm, Inc., Pharmacia Corporation and Sonus Pharmaceuticals, that are applying significant resources and expertise to developing reformulations of paclitaxel for intravenous delivery that will compete with our current product candidate. None of these reformulations have received final approval from the FDA. Other companies, such as Cell Therapeutics, Inc., Enzon, Inc. and Protarga, Inc, are developing new chemical entities which involve paclitaxel conjugated, or chemically bound, to another chemical. None of these new chemical entities have received final approval from the FDA.



     Our sustained release formulation of an asthma drug, on which we are collaborating with Elan and which is in the earliest stages of development, if approved for marketing and sale, will also face intense competition. We are not aware of any other company currently developing a sustained release version of the asthma drug which is currently the subject of our research and development efforts with Elan. However, other companies, such as Alkermes, Inc., possess technology suitable for sustained release pulmonary drug delivery and may have competitive programs that have not been publicly announced or may decide to begin such programs in the future. In addition, many FDA-approved asthma drugs, one of which contains the active ingredient which is currently the subject of our research and development efforts with Elan, are marketed by large pharmaceutical companies with much greater resources than us. These companies may be developing sustained release versions of their asthma drugs which would compete with our sustained release product candidate.

     Many of our competitors in these markets have greater development, financial, manufacturing, marketing, and sales experience and resources than we do and we cannot be certain that they will not succeed in developing products or technologies which will render our technologies and products obsolete or noncompetitive. In addition, many of those competitors have significantly greater experience than we do in their respective fields.

EMPLOYEES

     As of August 1, 2001, we had 53 full-time employees, including 44 in research and development and nine in general and administrative. Eleven of our employees had M.D.s and/or Ph.D.s. From time to time, we also employ independent contractors to support our engineering and support and administrative organizations. None of our employees are represented by a collective bargaining unit and we have never experienced a work stoppage. We consider our relations with our employees to be good.

FACILITIES

     Our offices and laboratory facilities are located at three separate facilities in Cambridge, Massachusetts and Lexington, Massachusetts. We lease approximately 24,500 square feet of office and laboratory space, which should be adequate through December, 2001, when our lease on our Lexington facility expires. We have recently entered into a lease, for approximately 47,500 square feet of combined office and laboratory space in Watertown, Massachusetts. We expect to consolidate our operations in that facility in the first quarter of 2002. We believe that our existing and planned facilities are adequate to meet our current and foreseeable requirements or that suitable additional or substitute space will be available as needed.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table shows information about our executive officers and directors as of June 30, 2001.


                   NAME                     AGE   POSITION
                   ----                     ---   --------
Sherri C. Oberg...........................  41    President, Chief Executive Officer and Director
James R. Fitzgerald, Jr. .................  56    Senior Vice President and Chief Financial Officer
Howard Bernstein, M.D., Ph.D. ............  44    Senior Vice President, Research and Development
Michael R. Slater.........................  54    Senior Vice President, Operations
William I. Ramage, D.Phil.................  47    Executive Business Consultant
Richard Walovitch, Ph.D. .................  46    Vice President, Clinical Research
Frank Baldino, Jr., Ph.D..................  48    Director
Martyn Greenacre..........................  59    Director
Terrance McGuire..........................  45    Director
William C. Mills III......................  45    Director
Kate Mitchell.............................  42    Director


     Mr. McGuire, Ms. Mitchell and Dr. Baldino are members of our compensation committee.

     Mr. Mills, Ms. Mitchell and Mr. Greenacre are members of our audit committee.


     Sherri C. Oberg, a founder of Acusphere, has served as our President and Chief Executive Officer and one of our directors since our inception in 1993. Prior to joining Acusphere, Ms. Oberg was President and Chief Executive Officer of Neomorphics, Inc., a venture capital-backed company focused on tissue engineering, from September 1991 until October 1992. Prior to joining Neomorphics, she was a venture capitalist at Aegis Venture Funds from January 1988 until September 1991, and at Inco Venture Capital Management from June 1986 until January 1988. Ms. Oberg is on the Board of Directors of the Massachusetts Biotechnology Council, the state biotechnology trade group. She is also a member of the Board of Overseers of The Amos Tuck School at Dartmouth College. Ms. Oberg holds a B.A. from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration.



     James R. Fitzgerald, Jr., has served as our Senior Vice President and Chief Financial Officer since September 2001. Prior to joining Acusphere, Mr. Fitzgerald served as Senior Vice President, Finance and Operations and Chief Financial Officer of Eligix, Inc. from January 2000 to May 2001, at which time Eligix was acquired by BioTransplant Incorporated. From July 1996 until January 2000, Mr. Fitzgerald served as Vice President, Finance and Administration and Chief Financial Officer of ArQule, Inc. Mr. Fitzgerald holds a B.A. in Economics and an M.B.A. from Northeastern University.



     Howard Bernstein, M.D., Ph.D., has served as our Senior Vice President, Research and Development since January 2000 and as Vice President of Research and Development from October 1994 until January 2000. Prior to joining Acusphere, Dr. Bernstein served as Vice President of Pharmaceutical Development at Alkermes, Inc. from November 1992 until August 1994 and as Vice President of Research at Enzytech Inc. from September 1991 until November 1992. Dr. Bernstein holds an M.D. from Harvard Medical School and a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology.

     Michael R. Slater, has served as our Senior Vice President, Operations since October 2001. Prior to joining Acusphere, Mr. Slater served as Vice President of Operations from April 1999 until June 2001, and as Vice President of Quality Systems and Regulatory Affairs from February 1998 until April 1999, at Anika Therapeutics, Inc. Mr. Slater served as an independent consultant to the biopharmaceutical industry from October 1996 until February 1998, and as Executive Vice President, Development Operations for ImmuLogic Pharmaceutical Corporation from February 1995 until October 1996. Mr. Slater hold a B.Sc. in Information Science from the Metropolitan University of Leeds, England.


     William I. Ramage, D. Phil., has served as an Executive Consultant at Acusphere since March 2000 and as an Independent Business Development and Strategic Marketing Consultant to us from August 1999 until March 2000 and to other clients since November 1998. Prior to joining Acusphere, Dr. Ramage was Vice President Business Development and Marketing at Molecular BioSystems from September 1996 until November 1998, and Vice President Business Development and Customer Services at DuPont Merck, a leader in nuclear imaging agents for myocardial perfusion imaging, from April 1995 until September 1996. Dr. Ramage holds a B.Sc. from the University of Glasgow and a D.Phil. from Oxford University.


     Richard Walovitch, Ph.D., has served as our Vice President, Clinical Research since March 1997. Prior to joining Acusphere, Dr. Walovitch was Vice President of Pre-clinical and Clinical Research at Epix Medical Inc. (formerly Metasyn) from June 1993 until March 1997 and the International Project Clinician at DuPont Merck Pharmaceutical Company from 1988 until 1993. Dr. Walovitch holds a B.S. in Biology and a Ph.D. in Pharmacology from the University of Illinois.


     Frank Baldino, Jr., Ph.D., has served as one of our directors since April 2001. Dr. Baldino is the founder of Cephalon, Inc., an integrated specialty biopharmaceutical company involved in the development of therapeutics for neurological disorders, sleep disorders and cancer. He has served as President, Chief Executive Officer and a Director of Cephalon since its inception in 1987 and is currently Chairman of the Board as well. Dr. Baldino holds adjunct academic appointments, including Adjunct Associate Professor of Pharmacology at Temple University School of Medicine, and Adjunct Associate Professor of Physiology and Biophysics and Adjunct Associate Professor of Neurology at Hahnemann University. Dr. Baldino is also a director of Pharmacopeia, Inc., ViroPharma, Inc., Nicox S.A., the Biotechnology Industry Organization (BIO) and The Jackson Laboratory.

     Martyn Greenacre has served as one of our directors since July 2001. Mr. Greenacre served in various senior management positions at SmithKline Beecham from 1973 through 1992. From 1989 to 1992, as Chairman Europe, he was responsible for the strategic direction and operational management of pharmaceutical subsidiaries in Europe and for planning and executing European aspects of the merger between SmithKline Beckman and Beecham Pharmaceuticals. He has also served as chief executive officer of two life sciences companies, Zynaxis Inc. from 1992 to 1997 and Delsys Pharmaceutical Corp. from 1997 to 2001. He is also a director of Cephalon, Inc., Curis, Inc. and Genset S.A.

     Terrance McGuire has served as one of our directors since 1994. Mr. McGuire is a founder of Polaris Venture Partners, where he has served as a General Partner since March 1996. He has also served as a General Partner with Burr, Egan, Deleage & Co since 1992. Mr. McGuire also serves as a director of the Massachusetts Biotechnology Council, DeCODE Genetics, Inc., Inspire Pharmaceuticals, Inc., Paradigm Genetics, Inc. and MassMedic.

     William C. Mills III has served as one of our directors since March 1995. Mr. Mills has served as a Partner at Advent International since August 1999, and as General Partner at FH & Co., L.P., which is the General Partner of The Venture Capital Fund of New England, since April 1988.

Mr. Mills also serves as a director of Ardais Corporation, Enanta
Pharmaceuticals, Inc., LightLab Imaging LLC and Stereotaxis, Inc.

     Kate Mitchell has served as one of our directors since January 2000. Ms. Mitchell is the President and Managing Director of Bank of America Ventures, where she has served since January 1997. Prior to joining Bank of America Ventures, she was Senior Vice President for Bank of America Corporation-Interactive Banking from July 1994 until December 1996. Ms. Mitchell also serves as a director at Songbird Medical, Inc., Manage.com, Wayport, Inc. and Tonic Software, Inc.

SCIENTIFIC ADVISORS

     We utilize leading researchers and physicians to advise us on scientific, medical and technical matters related to our product candidates. Our scientific advisors advise our management on strategic issues related to our scientific development programs. In return for their services, these advisors may receive compensation in the form of cash and/or shares of or options to purchase shares of our common stock. Our scientific advisors are experts in fields such as materials science and encapsulation and cardiology.

     Materials Sciences and Encapsulation

     Robert S. Langer, Sc.D., is the Kenneth Germeshausen Professor of Chemical and Biomedical Engineering at the Massachusetts Institute of Technology. He is the only person in the world who is an active, elected member of all three of the U.S. National Academies -- the National Academy of Sciences, the Institute of Medicine and the National Academy of Engineering. He is also Chairman of the Science Board at the FDA, the FDA's highest level scientific advisory board. In 1996, he received the Gairdner Foundation Award, one of the most prestigious awards in medical science. This award has only been in existence since 1957, and 54 of its recipients have subsequently won the Nobel Prize.

     Edith Mathiowitz, Ph.D., is Associate Professor of Medical Science in the Section of Artificial Organs, Biomaterials, and Cellular Technology at Brown University. Dr. Mathiowitz has over twenty years of experience in the fields of microencapsulation, synthetic polymer engineering and drug delivery. She has published 67 papers and 25 patents in these areas. Her research interests include drug delivery and microencapsulation, gene therapy, cell encapsulation and biomaterials engineering.

     Cardiology

     Michael Picard, M.D., is Director of the Cardiac Ultrasound Laboratory at Massachusetts General Hospital and Associate Professor of Medicine at Harvard Medical School. Dr. Picard has extensive knowledge of the second generation ultrasound contrast agents. He has participated as an investigator in the clinical trials of Mallinkrodt, DuPont, Schering AG and Bracco, and has been a reader in the core echo lab of Alliance Pharmaceuticals, which is developing Imagent. Dr. Picard also serves as our medical monitor for AI-750.

     David J. Sahn, M.D., is Chief of Pediatric Cardiology; Professor of Pediatrics, Radiology and Obstetrics/Gynecology; as well as Director of the Clinical Care Center for Congenital Heart Disease at Oregon Health Sciences University. Dr. Sahn has been active in the field of ultrasound contrast agents since the early 1970s.

     Natesa Pandian, M.D., is Director of Cardiovascular Imaging and Hemodynamic Laboratory at the New England Medical Center. Dr. Pandian is also an Associate Professor of Medicine and

Radiology at Tufts University School of Medicine. Dr. Pandian has been active in the field of ultrasound contrast agents for several years.

BOARD COMPOSITION

     All of our current directors were selected as directors under a voting agreement that will automatically terminate upon the closing of this offering. There are no family relationships among any of our directors or executive officers.


     Following the closing of this offering, our board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Our board of directors will consist of Ms. Oberg and Mr. Mills as Class I directors, whose term of office will continue until the 2002 annual meeting of stockholders, Dr. Baldino and Ms. Mitchell as Class II directors, whose term of office will continue until the 2003 annual meeting of stockholders, and Messrs. Greenacre and McGuire as Class III directors, whose term of office will continue until the 2004 annual meeting of stockholders. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors could have the effect of delaying or preventing changes in control or management of Acusphere. See "Description of Capital Stock -- Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and By-Laws."


COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has a compensation committee and an audit committee. The board may also establish other committees to assist in the discharge of its responsibilities.

     Compensation Committee. Our compensation committee, which currently consists of Mr. McGuire, Ms. Mitchell and Dr. Baldino, reviews and makes recommendations to our board of directors regarding the compensation and benefits of our executive officers and senior management and establishes and generally reviews policies relating to compensation and benefits applicable to our employees and consultants.

     Audit Committee. Our audit committee, which currently consists of Mr. Mills, Ms. Mitchell and Mr. Greenacre, makes recommendations to our board of directors regarding the selection of our independent auditors, reviews the independence of such auditors, reviews the results and scope of the audit and other services provided by our independent auditors, reviews the professional fees payable to our independent auditors and reviews and evaluates our internal accounting procedures and controls. Arthur Andersen LLP currently serves as our independent public accountants.

DIRECTOR COMPENSATION

     Our directors may be reimbursed for out-of-pocket expenses incurred in attending board and committee meetings. Directors are also eligible to participate in the 2001 Stock Option and Incentive Plan. In June 2001 Dr. Baldino acquired 40,000 shares of our common stock and in August 2001 Mr. Greenacre acquired 40,000 shares of our common stock. These shares were acquired in consideration of services rendered to us. These shares are subject to our right of repurchase in the event the director ceases to serve on our board of directors, which right of repurchase lapses ratably over a 48-month period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee currently consists of Mr. McGuire, Ms. Mitchell and Dr. Baldino. During fiscal 2000, Dr. Langer, our scientific founder and a former director, also served on the compensation committee. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, whose executive officers served as a director or member of our compensation committee.

EXECUTIVE OFFICERS

     Each of our executive officers, other than William Ramage, has been elected by our board of directors and serves until his or her successor is duly elected and qualified. Although Dr. Ramage is an executive business consultant to us and not an employee, he may be deemed to be one of our executive officers under the applicable rules of the SEC. Accordingly, we have provided information regarding compensation paid by us to Dr. Ramage in this prospectus.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to our Chief Executive Officer and each of our other four most highly-compensated executive officers who were serving as executive officers as of December 31, 2000 and whose total compensation exceed $100,000 during the fiscal year ended December 31, 2000. We refer to these individuals as our "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                                                AWARDS
                                             ANNUAL COMPENSATION(1)     ----------------------
                                             -----------------------    SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                  SALARY ($)    BONUS ($)         OPTIONS (#)
---------------------------                  ----------    ---------    ----------------------
Sherri C. Oberg............................   $210,000      $60,000              6,061
  President and Chief Executive Officer
Howard Bernstein...........................    192,233           --             72,346
  Senior Vice President of Research and
  Development
William I. Ramage(2).......................    225,094           --             30,000
  Executive Business Consultant
Richard Walovitch..........................    166,854           --              5,096
  Vice President of Clinical Research
Steven W. Delaney(3).......................    126,669           --              4,209
  Former Vice President of Finance and
  Administration

-------------------------
(1) The compensation in this table does not include medical, group life insurance and other benefits received by the named executive officers which are available generally to all of our salaried employees and certain perquisites and other personal benefits received by the named executive officers which do not exceed the lesser of $50,000 or 10% of any such named executive officer's total compensation reported in this table.

(2) Salary is comprised of consulting fees paid during the period.

(3) Mr. Delaney resigned effective July 20, 2001.

OPTION GRANTS IN LAST FISCAL YEAR AND OPTION VALUES AT FISCAL YEAR END

     The following table sets forth information concerning the stock option grants made to each of the named executive officers during the fiscal year ended December 31, 2000. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant which is ten years. This value is based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted until their expiration date. These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF
                                                                                           STOCK PRICE
                            NUMBER OF      PERCENT OF TOTAL                              APPRECIATION FOR
                           SECURITIES      OPTIONS GRANTED    EXERCISE                     OPTION TERM
                           UNDERLYING        TO EMPLOYEES     PRICE PER   EXPIRATION   --------------------
NAME                     OPTIONS GRANTED    IN FISCAL YEAR      SHARE        DATE         5%         10%
----                     ---------------   ----------------   ---------   ----------   --------    --------
Sherri C. Oberg........       6,061               1.2%          $.95       07/11/10     $3,621      $9,176
Howard Bernstein.......      72,346              14.9            .33       01/01/10     15,014      38,049
William I. Ramage......      30,000               6.2            .95       09/30/10     17,923      45,421
Richard Walovitch......       5,096               1.0            .33       01/01/10      1,057       2,680
Steven W. Delaney(1)...       4,209               0.9            .33       01/01/10        873       2,213

-------------------------
(1) Mr. Delaney resigned effective July 20, 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth certain information regarding the number and value of options exercised by each of the named executive officers as of December 31, 2000 and the number and value of unexercised options held by each of the named executive officers as of December 31, 2000. There was no public market for our common stock as of December 31, 2000. Accordingly, amounts described in the following table under the heading "Value of Unexercised In-the-Money Options at Year End" are determined by multiplying the number of shares underlying the options by the
difference between an assumed initial public offering price of $     per share
and the per share option exercise price.

                                                     NUMBER OF SHARES OF
                                                        COMMON STOCK              VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                          SHARES                     OPTIONS AT YEAR END           OPTIONS AT YEAR END
                        ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                     EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   --------   -----------   -------------   -----------   -------------
Sherri C. Oberg.......                              52,344         5,431
Howard Bernstein......    75,000                   330,859        45,127
William I. Ramage.....                              10,920        26,656
Richard Walovitch.....                             111,964        21,824
Steven W.
  Delaney(1)..........    30,000                    60,723        21,145

-------------------------
(1) Mr. Delaney resigned effective July 20, 2001.

EMPLOYEE BENEFIT PLANS

     2001 Stock Option and Incentive Plan. In April 2001, our board of directors approved our 2001 Stock Option and Incentive Plan, to become effective on the closing of the offering. The aggregate number of shares of common stock which may be issued under the 2001 Stock Option and Incentive Plan is shares.

     Under the 2001 Stock Option and Incentive Plan, we are authorized to grant incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to employees and non-qualified stock options, awards of common stock and opportunities to make direct purchases of common stock to our employees, officers, directors and consultants. The maximum number of shares that may be granted to any employee under the 2001 Stock Option and Incentive
Plan shall not exceed           shares of common stock during any calendar year.

     The 2001 Stock Option and Incentive Plan is administered by the board of directors or its committee. Subject to the provisions of the 2001 Stock Option and Incentive Plan, the board of directors or its committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock to be consistent with Section 422 of the Internal Revenue Code and Rule 16b-3 under the Securities and Exchange Act of 1934. Unless otherwise permitted by us, awards are not assignable or transferable except by will or the laws of descent and distribution.

     Each of the board of directors or its committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 2001 Stock Option and Incentive Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. Each of the board or its committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 2001 Stock Option and Incentive Plan may be exercised.

     2001 Employee Stock Purchase Plan. In April 2001, our board of directors approved our 2001 Employee Stock Purchase Plan, to become effective upon the effectiveness of the registration statement of which this prospectus is a part.
The purchase plan provides for the issuance of a maximum of           shares of
common stock.

     The purchase plan is administered by the board of directors or its committee. Employees who are customarily employed for more than 20 hours per week and for more than 5 months in any calendar year and who have completed more than 90 days of employment on or before the first day of any six-month payment period are eligible to participate in the purchase plan. Outside directors and employees who would own 5% or more of the total combined voting power or value of our stock immediately after the grant may not participate in the purchase plan.

     On the first day of a designated payroll deduction or payment period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock. The employee may authorize between 1% to 10% of his or her total cash compensation to be deducted by us from his or her base pay during the payment period. On the last day of the payment period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions.

     The first payment period will commence on the date on which our common
stock is first publicly traded and end on                , 2001. Thereafter, the
payment periods will commence on the first day of           and           , and
end on the last day of the following           and           , respectively, of
each year. In no case shall an employee be entitled to purchase more than shares of common stock in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent.

     If an employee is not a participant on the last day of the payment period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the purchase plan may not be transferred or assigned. An employee's rights under the purchase plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the purchase plan.

     1994 Stock Plan. Our 1994 Stock Plan was initially approved by our board of directors and was approved by our stockholders on March 7, 1994. The 1994 Stock Plan will terminate as of the closing of this offering, such that no further options shall be granted under the 1994 Stock Plan but all options then outstanding thereunder shall remain in full force and effect. As of June 30,
2001 options to purchase           shares of our common stock were outstanding
under our 1994 Stock Plan at a weighted average exercise price of $ per share. Options granted under our 1994 Stock Plan generally vest over four years and terminate on the tenth anniversary of the date of grant.

     401(k) Plan. We have a Section 401(k) Retirement Savings Plan. The 401(k) plan is a tax-qualified retirement plan covering all regular employees who are over 21 years of age and who have completed three months of service with us. Under the 401(k) plan, participants may elect to defer a portion of their compensation on a pre- tax basis and have it contributed to the plan. In addition, at the discretion of our board of directors, we may make employer contributions into the 401(k) plan for all eligible employees which would be allocated on the basis of compensation.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our by-laws provide that our directors and officers shall be indemnified to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for us or on our behalf. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We intend to obtain insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers.

                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions, including loans, between us and our officers, directors and principal stockholders and their affiliates, are approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

PRIVATE PLACEMENTS OF SECURITIES

     In March 1994, we issued and sold an aggregate of 775,000 shares of Series A redeemable convertible preferred stock at a price of $1.00 per share. In March 1995, we issued and sold an aggregate of 1,671,875 shares of Series B redeemable convertible preferred stock, and in May 1995, we issued and sold an aggregate of 593,750 shares of Series B redeemable convertible preferred stock, in each case, at a price of $1.60 per share. In June 1996, we issued and sold an aggregate of 3,913,551 shares of Series C redeemable convertible preferred stock at a price to $2.14 per share. In November 1997, we issued and sold an aggregate of 3,405,624 shares of Series D redeemable convertible preferred stock at a price of $3.00 per share. In October 1998, we issued and sold an aggregate of 757,577 shares of Series E redeemable convertible preferred stock at a price of $3.30 per share. In April, June, July and September 2000, we issued and sold an aggregate of 6,325,329 shares of Series F redeemable convertible preferred stock at a price of $4.75 per share. In June 2001, we issued and sold an aggregate of 1,370,324 shares of Series I redeemable convertible preferred at a price of $4.75 per share.

     The following 5% stockholders and stockholders associated with some of our directors purchased shares in these financings.

                                SERIES A    SERIES B    SERIES C    SERIES D    SERIES E    SERIES F    SERIES I
                                PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED     TOTAL
PURCHASER(1)                      STOCK       STOCK       STOCK       STOCK       STOCK       STOCK       STOCK      SHARES
------------                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
STOCKHOLDERS ASSOCIATED WITH
  DIRECTORS
Burr, Egan, Deleage
  group(2)....................   750,000     625,000      584,112     479,880    211,051      170,459     56,734    2,877,236
The Venture Capital Fund of
  New England III, L.P.(3)....               515,625      268,692      33,334     17,670                              835,321
Bank of America group(4)......                          1,401,869     343,385    151,020      332,499    110,666    2,339,439
Polaris Venture Partners
  group(5)....................                            934,579     387,706    114,420       92,413     30,758    1,559,876
5% STOCKHOLDERS
Prism Venture Partners I,
  L.P.(6).....................                                      1,166,667    101,241       81,556     27,144    1,376,608
Thomas Weisel group (7).......                                                              3,157,894    526,316    3,684,210


                                  AGGREGATE
PURCHASER(1)                    CONSIDERATION
------------                    -------------
STOCKHOLDERS ASSOCIATED WITH
  DIRECTORS
Burr, Egan, Deleage
  group(2)....................   $ 6,215,275
The Venture Capital Fund of
  New England III, L.P.(3)....   $ 1,558,314
Bank of America group(4)......   $ 6,633,555
Polaris Venture Partners
  group(5)....................   $ 4,125,765
5% STOCKHOLDERS
Prism Venture Partners I,
  L.P.(6).....................   $ 4,350,421
Thomas Weisel group (7).......   $17,499,997

-------------------------
(1) See "Principal Stockholders" for more detail on shares held by these purchasers.

(2) The Burr, Egan, Deleage group includes Alta V Limited Partnership and Customs House Partners. Alta V Management Partners, L.P. is the general partner of Alta V Limited Partnership. Terrance McGuire, one of our directors, is a general partner of Alta V Management Partners, L.P.

(3) FH & Co. III, L.P. is the general partner of The Venture Capital Fund of New England III, L.P. William C. Mills III, one of our directors, is a general partner of FH & Co., L.P.

(4) The Bank of America group includes Bank of America Ventures and BA Venture Partners II. Bank of America Ventures is a wholly owned subsidiary of Bank of America Corporation, and BA Venture Partners II is a venture capital investment affiliate of Bank of America Corporation. Kate Mitchell, one of our directors, is the president and managing director of Bank of America Ventures.


(5) The Polaris Venture Partners group includes Polaris Venture Partners, L.P. and Polaris Venture Partners Founders' Fund, L.P. Polaris Venture Management Co., L.L.C. is the general partner of both entities. Terrance McGuire, one of our directors, is a member of Polaris Venture Management Co., L.L.C.

(6) Prism Investment Partners, L.P. is the general partner of Prism Venture Partners I, L.P. and Prism Venture Partners, LLC is the general partner of Prism Investment Partners, L.P.

(7) The Thomas Weisel group includes Thomas Weisel Capital Partners, L.P., TWP CEO Founder's Circle (AI), L.P., TWP CEO Founder's Circle (QP), L.P., Thomas Weisel Capital Partners (Dutch), L.P., Thomas Weisel Capital Partners (Dutch II, L.P.), Thomas Weisel Capital Partners Employee Fund, L.P. and TWP 2000 Co-Investment Fund, L.P. See "Underwriting."

     In connection with the above transactions, we entered into agreements with all of the investors participating therein providing for registration rights with respect to these shares. The most recent such agreement restates the registration rights of all investors and certain other parties. For more information regarding this agreement, see "Description of Capital
Stock -- Registration Rights."

COLLABORATIVE ARRANGEMENT WITH ELAN

     In June 2000, we formed with subsidiaries of Elan Corporation a collaborative joint venture for the development and commercialization of pulmonary drug delivery product candidates. We contributed approximately $12.0 million in initial funding to the joint venture in exchange for 80.1% of its capital stock on a fully diluted basis consisting of voting common and non-voting preferred stock. Elan contributed approximately $3.0 million in initial funding to the joint venture in exchange for 19.9% of its capital stock on a fully diluted basis consisting of non-voting preferred stock.

     In connection with this transaction, the joint venture paid Elan a license fee of $15.0 million for the use of their drug delivery technology and we issued and sold to Elan an aggregate of 1,232,308 shares of Series G non-voting redeemable convertible exchangeable preferred stock at a price of $9.75 per share, an aggregate of 1,127,819 shares of Series H redeemable convertible preferred stock at price of $6.65 per share, and a subordinated convertible promissory note in the maximum aggregate principal amount of $8,010,000.

     At the option of Elan, the outstanding principal amount and all accrued and unpaid interest thereon under the convertible promissory note is convertible into shares of our common stock. As of the date of this prospectus, we have not drawn down under this convertible promissory note. In connection with this offering, the Series H redeemable convertible preferred stock will be converted
into          shares of our common stock and the Series G non-voting redeemable
convertible exchangeable preferred stock will be converted into          shares
of our common stock. At the option of Elan, the shares of common stock issuable upon conversion of the Series G non-voting redeemable convertible exchangeable preferred stock may be exchanged for up to 30.1% of the voting securities of our new subsidiary on a fully diluted basis, increasing Elan's fully-diluted ownership of the joint venture to 50%, and decreasing its fully diluted
ownership interest in us by      shares. We granted Elan registration rights
with respect to the shares of our capital stock it acquired in connection with this transaction, including any shares of common stock issued upon conversion of the convertible promissory note.

     Also in connection with this transaction, we granted Elan, for so long as it holds at least 5% of our common stock on a fully diluted basis, the right to attend our board meetings in a non-voting capacity and the right to visit and inspect our properties, examine our books and records and discuss our business and financial affairs with management, provided, however, in each case, we need not disclose to Elan any information which our board of directors reasonably considers to be confidential. In addition, at any time prior to June 30, 2002 and provided that at such time Elan holds at least 5% of our common stock on a fully diluted basis, if in connection with another joint venture or similar strategic relationship or collaborative arrangement there is elected to our board of directors a new director, Elan shall be entitled to designate a nominee for election to our board of directors.

     For more information regarding this collaborative arrangement and these agreements, see "Business -- Joint Venture with Elan Corporation, plc" and "Description of Capital Stock -- Registration Rights."

TRANSACTIONS WITH OUR EXECUTIVE OFFICERS

     In April 1996, we entered into a registration right agreement with our founders, including Sherri Oberg, our President and Chief Executive Officer, pursuant to which we granted Ms. Oberg registration rights with respect to shares of our common stock held by her. For more information regarding this agreement, see "Description of Capital Stock -- Registration Rights."

     In May 1999, we entered into a consulting agreement with William Ramage, our Executive Business Consultant, pursuant to which Dr. Ramage provides such consulting services as are reasonably requested by us from time to time.


     In September 2001, we entered into an employment agreement with James Fitzgerald, our Senior Vice President and Chief Financial Officer. The employment agreement provides for the payment of salary, bonus and other benefits. In addition, the employment agreement provides that if Mr. Fitzgerald is terminated without cause, as defined in the employment agreement, he will be entitled to salary continuation at his then current base salary for a period of six months. Finally, in the event of an acquisition, as defined in the employment agreement, all of Mr. Fitzgerald's unvested options will accelerate and become immediately exercisable.


STOCK OPTION AWARDS

     For information regarding stock options and stock awards granted to our named executive officers and directors, see "Management -- Director Compensation" and "Management -- Executive Compensation."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock as of June 30, 2001 and as adjusted to reflect the shares of common stock to be issued and sold in the offering assuming no exercise of the underwriters' over-allotment option, by:

     - each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

     - each person who is named in the summary compensation table;

     - each of our directors; and

     - all executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised or converted within 60 days after June 30, 2001. For purposes of calculating each person's or group's percentage ownership, stock options and warrants exercisable within 60 days after June 30, 2001 are included for that person or group but not the stock options or warrants of any other person or group.

     Percentage of beneficial ownership is based on           shares of common
stock outstanding as of June 30, 2001, assuming the conversion all of the
outstanding redeemable convertible preferred stock, and           shares of
common stock outstanding after completion of this offering.

     Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person's spouse. Unless otherwise noted below, the address of each person listed on the table is c/o Acusphere, Inc., 38 Sidney Street, Cambridge, Massachusetts 02139.

                                                                                PERCENT OF
                                                                               COMMON STOCK
                                                                                OUTSTANDING
                                                                            -------------------
                                                                             BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                         SHARES HELD    OFFERING   OFFERING
------------------------------------                        -------------   --------   --------
Thomas Weisel group(1)....................................      3,684,210     15.3%
  One Montgomery Street
  Suite 3700
  San Francisco, CA 94104
Burr, Egan, Deleage group(2)..............................      2,877,236     11.9
  One Post Office Square
  Boston, MA 02109
Elan International Services, Ltd.(3)......................      2,360,127      9.8
  102 St. James Court
  Flatts, Smiths Parish
  Bermuda FL 04
Bank of America group(4)..................................      2,339,439      9.7
  950 Tower Lane
  Suite 700
  Foster City, CA 94404
Polaris Venture Partners group(5).........................      1,559,876      6.5
  100 Winter Street
  Suite 3350
  Waltham, MA 02154

                                                                                PERCENT OF
                                                                               COMMON STOCK
                                                                                OUTSTANDING
                                                                            -------------------
                                                                             BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                         SHARES HELD    OFFERING   OFFERING
------------------------------------                        -------------   --------   --------
Prism Venture Partners I, L.P. ...........................      1,376,608      5.7
  100 Lowder Brook Drive
  Suite 2500
  Westwood, MA 02090
Sherri C. Oberg(6)........................................        904,962      3.7
James R. Fitzgerald, Jr.(7)...............................             --        *
Howard Bernstein(8).......................................        441,304      1.8
Michael R. Slater.........................................             --        *
William I. Ramage(9)......................................         16,751        *
Richard Walovitch(10).....................................        125,764        *
Steven W. Delaney(11).....................................        101,571        *
Terrance McGuire(12)......................................      4,437,112     18.4
Kate Mitchell(13).........................................      2,339,439      9.7
William C. Mills(14)......................................        835,321      3.5
Frank Baldino, Jr.(15)....................................         40,000        *
Martyn Greenacre(16)......................................             --        *
All officers and directors as a group (11 persons)(17)....      9,242,224     37.5


-------------------------
  *  Indicates ownership of less than 1%

 (1) Represents 3,126,301 shares beneficially owned by Thomas Weisel Capital Partners, L.P., 72,229 shares beneficially owned by TWP CEO Founder's Circle (AI), L.P., 263,893 shares beneficially owned by TWP CEO Founder's Circle (QP), L.P., 73,140 shares beneficially owned by Thomas Weisel Capital Partners (Dutch), L.P., 73,140 shares beneficially owned by Thomas Weisel Capital Partners (Dutch II), L.P., 28,406 shares beneficially owned by Thomas Weisel Capital Partners Employee Fund, L.P., and 47,101 shares beneficially owned by TWP 2000 Co-Investment Fund, L.P. See "Underwriting."


 (2) Represents 2,847,313 shares beneficially owned by Alta V Limited Partnership, and 29,923 shares beneficially owned by Customs House Partners. Alta V Management Partners, L.P. is the general partner of Alta V Limited Partnership. Burr, Egan, Deleage & Co. directly or indirectly provides investment advisory services to various venture capital funds, including Alta V Limited Partnership and Customs House Partners.


 (3) Excludes 74,141 shares of Series G non-voting redeemable convertible exchangeable preferred stock issuable as of June 30, 2001 as paid-in-kind dividends immediately prior to conversion of the shares Series G non-voting redeemable convertible exchangeable preferred stock.

 (4) Represents 2,105,496 shares beneficially owned by Bank of America Ventures, and 233,943 shares beneficially owned by BA Venture Partners II. Bank of America Ventures is a wholly owned subsidiary of Bank of America Corporation, which is a publicly traded company on the New York Stock Exchange. BA Venture Partners II is a venture capital investment affiliate of Bank of America Corporation. BA Venture Partners II is a general partnership comprised of officers and former officers of Bank of America Ventures. Bank of America Ventures disclaims beneficial ownership of the shares owned by BA Venture Partners II, and BA Venture Partners II disclaims beneficial ownership of shares owned by Bank of America Ventures.

 (5) Represents 1,471,437 shares beneficially owned by Polaris Venture Partners, L.P., and 88,439 shares beneficially owned by Polaris Venture Partners Founders' Fund, L.P.

 (6) Includes 61,112 shares issuable to Ms. Oberg upon exercise of stock options. Also includes 20,000 shares held by the Alison Oberg Irrevocable Trust -- 2000 and 20,000 shares held by the Eric Oberg Irrevocable
     Trust -- 2000, for the benefit of Ms. Oberg's two children, respectively. Ms. Oberg disclaims beneficial ownership of these shares.


 (7)Mr. Fitzgerald was issued an option to purchase 275,000 shares of common stock, subject to vesting, on September 26, 2001.



 (8) Includes 308,396 shares issuable to Dr. Bernstein upon exercise of stock options.



 (9) Represents 16,751 shares issuable to Dr. Ramage upon exercise of stock options.

(10) Represents 125,764 shares issuable to Dr. Walovitch upon exercise of stock options.



(11) Includes 8,071 shares issuable to Mr. Delaney upon exercise of stock options. Mr. Delaney resigned effective July 20, 2001.



(12) Mr. McGuire is a general partner of Alta V Management Partners, L.P. In such capacity, he may be deemed to share voting and investment power with respect to the 2,847,313 shares beneficially owned by Alta V Limited Partnership and 29,923 shares beneficially owned by Customs House Partners. Mr. McGuire disclaims beneficial ownership of the shares held by Alta V Limited Partnership, except to the extent of his proportionate pecuniary interest therein. He also disclaims beneficial ownership of the shares held by Customs House Partners. Polaris Venture Management Co., L.L.C. is the general partner of both Polaris Venture Partners, L.P. and Polaris Venture Partners Founders' Fund, L.P. Mr. McGuire is a member of Polaris Venture Management Co., L.L.C. In such capacity, he may be deemed to share voting and investment power with respect to the 1,471,437 shares beneficially owned by Polaris Venture Partners, L.P. and 88,439 shares beneficially owned by Polaris Venture Partners Founders' Fund, L.P. Mr. McGuire disclaims beneficial ownership of the shares held by these funds, except to the extent of his proportionate pecuniary interest therein. Mr. McGuire's address is c/o Polaris Ventures.



(13) Ms. Mitchell is the president and managing director of Bank of America Ventures. In such capacity, she may be deemed to share voting and investment power with respect to the 2,105,496 shares beneficially owned by Bank of America Ventures. Ms. Mitchell is not a general partner of BA Venture Partners II and has no voting or investment power with respect to the 233,943 shares beneficially owned by BA Venture Partners II. Ms. Mitchell disclaims beneficial ownership of these shares, except to the extent of her proportionate pecuniary interest. Ms. Mitchell's address is c/o Bank of America Ventures.



(14) FH & Co. III, L.P. is the general partner of The Venture Capital Fund of New England III, L.P. Mr. Mills is a general partner of FH & Co., L.P. In such capacity, he may be deemed to share voting and investment power with respect to the 835,321 shares beneficially owned by The Venture Capital Fund of New England III, L.P. Mr. Mills disclaims beneficial ownership of these shares, except to the extent of his proportionate pecuniary interest. Mr. Mills' address is c/o Advent International, 75 State Street, 30th Floor, Boston, MA 02109.



(15) Represents 40,000 shares of restricted common stock subject to vesting. Dr. Baldino's address is c/o Cephalon, Inc., 145 Brandywine Parkway, West Chester, PA 19380.



(16) Mr. Greenacre was issued 40,000 shares of restricted common stock, subject to vesting, on August 1, 2001.



(17) Includes an aggregate of 520,094 shares issuable upon exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Following this offering, our authorized capital stock will consist of shares of common stock, par value $0.01 per share, and shares of undesignated preferred stock, par value $0.01 per share, issuable in one or more series designated by our board of directors. No other class of capital stock will be authorized.

     As of June 30, 2001, there were approximately           holders of record
of our capital stock. Immediately prior to the closing of the offering, all outstanding shares of redeemable convertible preferred stock will be converted
into           shares of common stock.

     The following summary description of our capital stock, certificate of incorporation and by-laws is not intended to be complete and assumes the filing as of the closing of the offering of our Amended and Restated Certificate of Incorporation. This description is qualified by reference to the provisions of applicable law and to our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     As of June 30, 2001, there were           shares of common stock
outstanding held of record by           stockholders, after giving effect to the
conversion of all of outstanding shares of redeemable preferred stock upon the closing of this offering. In addition, we have reserved an aggregate of shares of common stock for issuance under our 2001 option plan, shares
of common stock for issuance under our 2001 purchase plan,           shares of
common stock for issuance upon the exercise of outstanding common stock purchase
warrants and           shares of common stock for issuance upon the conversion
of an outstanding convertible promissory note.

     Holders of common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably any dividends as may be declared by the board of directors out of funds legally available distribution, after provision has been made for any preferential dividend rights of outstanding preferred stock, if any. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the net assets available after the payment of all of our debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock, if any. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

     Upon the closing of the offering, our board of directors will be authorized, without further vote or action by the stockholders, to issue from time to time up to an aggregate of five million shares of preferred stock in one or more series. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have not issued and have no present plans to issue any shares of preferred stock.

WARRANTS

     As of June 30, 2001, we had the following warrants outstanding:

     - warrants to purchase an aggregate of 50,000 shares of our Series B redeemable convertible preferred stock at an exercise price of $1.60 per share, each exercisable, in whole or in part, at any time or from time to time, until May 1, 2005,

     - warrants to purchase an aggregate of 25,701 shares of our Series C redeemable convertible preferred stock at an exercise price of $2.14 per share, each exercisable, in whole or in part, at any time or from time to time, until August 21, 2006,

     - a warrant to purchase an aggregate of 40,888 shares of our Series C redeemable convertible preferred stock at an exercise price of $2.14 per share, exercisable, in whole or in part, at any time or from time to time, until June 6, 2007,

     - a warrant to purchase an aggregate of 17,500 shares of our Series D redeemable convertible preferred stock at an exercise price of $3.00 per share, exercisable, in whole or in part, at any time or from time to time, until February 26, 2008,

     - a warrant to purchase an aggregate of 75,758 shares of our Series D redeemable convertible preferred stock at an exercise price of $3.30 per share, exercisable, in whole or in part, at any time or from time to time, until October 16, 2008,

     - a warrant to purchase an aggregate of 75,758 shares of our Series E redeemable convertible preferred stock at an exercise price of $3.30 per share, exercisable, in whole or in part, at any time or from time to time, until October 19, 2008,

     - a warrant to purchase an aggregate of 13,637 shares of our Series E redeemable convertible preferred stock at an exercise price of $3.30 per share, exercisable, in whole or in part, at any time or from time to time, until the earlier of January 5, 2010 and the fifth anniversary of the date this registration statement becomes effective,

     - a warrant to purchase an aggregate of 25,264 shares of our Series F non-voting redeemable convertible preferred stock at an exercise price of $4.75 per share, exercisable, in whole or in part, until February 21, 2008, and

     - a warrant to purchase an aggregate of 150,000 shares of our Series F non-voting redeemable convertible preferred stock at an exercise price of $4.75 per share, exercisable, in whole or in part, until March 30, 2011.

     Upon the closing of this offering, each of these warrants will become exercisable for a number of shares of common stock equal to the number of shares of preferred stock for which it is currently exercisable. Each of these warrants include a cashless exercise feature, and the holders are entitled to customary antidilution protection, including adjustments to the number of shares of common stock issuable upon exercise of the warrants in the event of a subdivision or combination of our common stock or the payment of a stock dividend on our common stock.

PURCHASE OPTION


     In October 1998, in connection with a subordinated loan, we granted Comdisco, Inc. the right to purchase up to 349,650 shares of our Series E redeemable convertible preferred stock at an exercise price of $4.29 per share. This purchase option will be exercised in connection with this offering and these shares of Series E redeemable convertible preferred stock will convert
into           shares of our common stock upon the closing of this offering.


CONVERTIBLE NOTE

     In June 2000, in connection with our collaborative arrangement with Elan, we issued a convertible subordinated promissory note payable on or before June 30, 2006 in the maximum aggregate principal amount of $8,010,000. As of the date the date of this prospectus, we have not drawn down under the promissory note. The holder of the promissory note may convert, from time to time, (a) up to the initial $6,000,000 of the aggregate outstanding principal amount and all accrued and unpaid interest thereon into shares of our common stock at a conversion price equal to $8.00 per share and (b) the remaining aggregate outstanding principal amount and all accrued and unpaid interest thereon into shares of our common stock at a conversion price equal to the greater of $8.00 or 75% of the then fair market value of the common stock.

REGISTRATION RIGHTS

     Pursuant to the terms of a registration rights agreement, after this
offering, the holders of approximately           shares of common stock,
warrants to acquire           shares of common stock and options to acquire
          shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders are entitled to notice of such registration and are entitled to include shares of their common stock therein. Additionally, the holders are entitled to certain demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect that registration. We are not required to effect more than four of these demand registrations. In addition, the holders are entitled to demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act on Form S-3 at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect that registration. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within six months following this offering. In addition, our obligation to register shares of common stock terminates immediately with respect to a security holder holding 3% or less of our outstanding shares, provided that all shares held by the holder may be publicly sold within a three-month period pursuant to the Securities Act. In any event, all registration rights terminate five years from the date of this prospectus.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

     Upon completion of this offering, we will be subject to the provisions of
Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A "business combination" is defined as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     In addition, some provisions of our amended and restated certificate of incorporation and amended and restated by-laws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in his or her best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

     Stockholder Action; Special Meeting of Stockholders. Our certificate provides that stockholders may not take action by written consent, but only at a duly called annual or special meeting of stockholders. The certificate further provides that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors, and in no event may the stockholders call a special meeting. Thus, without approval by the chairman of the board of directors or a majority of the board of directors, stockholders may take no action between meetings.


     Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder's notice must be delivered to our secretary at our principal executive offices not less than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders. However, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days from the time of the previous year's annual meeting, then a proposal shall be received no later than the close of business on the sixtieth day prior to such annual meeting or on the tenth day following the date on which notice of the date of the meeting was mailed or a public announcement was made, whichever occurs first. The amended and restated by-laws also include a similar requirement for making nominations at special meetings and specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.


     Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     Super-majority Voting. Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate or by-laws requires a greater percentage. We have provisions in our certificate which require 75% of the voting power of all of the then outstanding shares of our capital stock to amend or repeal certain provisions in our certificate which include, but is not limited to provisions which would reduce or eliminate the number of authorized common or preferred shares and all indemnification provisions. We also have provisions in our certificate which require 80% of the voting power of all of the then outstanding shares of our capital stock to adopt, amend or repeal any provision of our by-laws.


     Staggered Board. Our certificate and by-laws provide for the division of our board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. In addition, our certificate and by-laws provide that directors may be removed without cause only by the affirmative vote of the holders of 75% of the shares of capital stock entitled to vote for the election of directors at an election of directors. Any one or more or all of the directors may be removed with cause only by the holders of at least a majority of the shares then entitled to vote at an election of directors. Under our certificate and by-laws, any vacancy on the board of directors, for the election of directors, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies would have the effect of making it more difficult for a third party to acquire control of us, or of discouraging a third party from acquiring control of us.


LIMITATION OF LIABILITY

     Our certificate of incorporation provides that no director shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

     Our by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

TRANSFER AGENT AND REGISTRAR

     Upon the closing of this offering, the transfer agent and registrar for the
common stock will be      .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Based on shares outstanding as of June 30, 2001 upon completion of this
offering, we will have outstanding an aggregate of                shares of
common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless such shares are purchased our affiliates as that term is defined in Rule 144 under the Securities Act.

SALES OF RESTRICTED SHARES

     The remaining                shares of common stock outstanding after the
offering are restricted securities under Rule 144 or Rule 701. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Of these restricted shares, shares will be available for resale in the public market in reliance on Rule 144(k),
     % of which are restricted by the terms of the lock-up agreements described
below. An additional                shares will be available for resale in the
public market in reliance on Rule 144,      % of which are restricted by the
terms of the lock-up agreements. The remaining                shares become
eligible for resale in the public market at various dates thereafter,      % of
which are restricted by the terms of the lock-up agreements.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year and has complied with the requirements described below would be entitled to sell a certain number of shares within any three-month period. That number of shares cannot exceed the greater of one percent of the number of shares of common stock then outstanding, which will
equal approximately                shares immediately after this offering, or
the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 reporting such sale. Sales under Rule 144 are also restricted by certain manner of sale provisions, notice requirements and the availability of current public information about us. Rule 144 also provides that an affiliate of ours who sells shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

     Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted or subject to the lock-up agreements described below, these shares may therefore be sold immediately upon the completion of this offering.

LOCK-UP AGREEMENTS

     Except for sales of common stock to the underwriters in accordance with the terms of the underwriting agreement, Acusphere, all of our executive officers and directors and substantially all our stockholders and optionholders have agreed not to sell or otherwise dispose of, directly or indirectly, any shares of common stock (or any security convertible into or exchangeable or exercisable for common stock) without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days after the date of this prospectus. In addition, for a period of 180 days from the date of this prospectus, except as required by law, we have agreed that our board of directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected to result in the disposition by any person, directly or indirectly, of any shares of common stock without the prior written consent of Thomas Weisel Partners LLC. In its sole discretion, at any time or from time to time and without notice, Thomas Weisel Partners LLC may release for sale in the public market all or any portion of the shares restricted by the terms of the lock-up agreements.

OPTIONS

     Rule 701 provides that the shares of common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, to the extent not restricted by the terms of the lock-up agreement, by persons, other than affiliates, beginning 90 days after the date of this prospectus, subject only by the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to certain limitations. As of June 30, 2001, the board of directors has authorized an aggregate of up to shares of common stock for issuance pursuant to our stock option
plan. As of June 30, 2001, options to purchase a total of                shares
of common stock were outstanding, of which                options are
exercisable. Of the total shares issuable upon exercise of these options, of these shares are subject to 180-day lock-up agreements.

     We intend to file one or more registration statements on Form S-8 under the Securities Act following this offering to register all shares of common stock which are issuable upon exercise of outstanding stock options or other rights granted under our stock plans and common stock issuable under our stock option and stock purchase plans. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, upon the expiration or release from the terms of the lock-up agreements, to the extent applicable.

WARRANTS

     As of June 30, 2001, we had outstanding warrants to purchase up to an aggregate of 474,506 shares of our preferred stock, which preferred stock
warrants will be exercisable for                shares of common stock following
this offering, all of which are exercisable.                of these shares are
subject to a 180 day lock-up agreement following the offering.

REGISTRATION RIGHTS

     After the 180-day period following the closing of this offering, the
holders of                shares of our common stock that will be outstanding
after this offering, including shares issuable upon the exercise of our outstanding warrants, are entitled to require us to register the sale of their shares under the Securities Act. See "Description of our Capital
Stock -- Registration Rights."

EFFECTS OF SALES OF SHARES

     Prior to this offering, there has been no public market for our common stock. No predictions can be made as to the effect, if any that market sales of shares of common stock from time to time, or the availability of shares for future sale, may have on the market price for our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital through an offering of equity securities.

                                  UNDERWRITING

GENERAL


     Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Thomas Weisel Partners LLC, UBS Warburg LLC and First Union Securities, Inc. (d/b/a Wachovia Securities) have severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below:


                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
Thomas Weisel Partners LLC..................................
UBS Warburg LLC.............................................
First Union Securities, Inc.................................

  Total.....................................................

     The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions. The nature of the underwriters' obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.

     The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make relating to these liabilities.

     Thomas Weisel Partners LLC expects to deliver the shares of common stock to
purchasers on        , 2001.

OVER-ALLOTMENT OPTION

     We have granted a 30-day over-allotment option to the underwriters to
purchase up to a total of        additional shares of our common stock from us
at the initial public offering price, less the underwriting discounts and commissions payable by us, as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

DETERMINATION OF OFFERING PRICE

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives and shall be no higher than that recommended by UBS Warburg in its capacity as the qualified independent underwriter. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price will include:

     - the valuation multiples of publicly-traded companies that the representatives believe are comparable to us,

     - our financial information,

     - our history and prospects and the outlook for our industry,

     - an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues,

     - the present state of our development and the progress of our business plan, and

     - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

     We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the initial offering price.

QUALIFIED INDEPENDENT UNDERWRITER

     This offering is being conducted under Rule 2720(c)(3)(A) of the Conduct Rules of the National Association of Securities Dealers, Inc., or the NASD, which provides that when a NASD member firm participates in the offering of equity securities of a company with which the member has a conflict of interest, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter." Thomas Weisel Partners LLC may be deemed to have a conflict of interest under Rule 2720(b)(7) of the Conduct Rules of the NASD because entities affiliated with Thomas Weisel Partners LLC own more than 10% of our preferred equity.

     UBS Warburg LLC is serving as the qualified independent underwriter in the offering and will recommend a price in compliance with the requirements of Rule 2720(c)(3)(A) of the Conduct Rules of the NASD. UBS Warburg LLC has performed due diligence investigations and reviewed and participated in the preparation of the prospectus and the registration statement of which this prospectus forms a part. UBS Warburg LLC will receive no additional compensation in its capacity as the qualified independent underwriter.

COMMISSIONS AND DISCOUNTS

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this
prospectus, and at this price less a concession not in excess of $     per share
of common stock to other dealers specified in a master agreement among underwriters who are members of the NASD. The underwriters may allow, and the
other dealers specified may reallow, concessions, not in excess of $     per
share of common stock to these other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

     The following table summarizes the compensation to be paid to the underwriters by us and the expenses payable by us:

                                                                      TOTAL
                                                  ---------------------------------------------
                                                                  WITHOUT             WITH
                                                  PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                  ---------    --------------    --------------
Public offering price...........................
Underwriting discount...........................
Proceeds, before expenses, to us................

DEEMED COMPENSATION

     Several investment funds that hold shares of our preferred stock may be deemed to be associated with Thomas Weisel Partners LLC, one of the representatives of the underwriters. These funds consist of Thomas Weisel Capital Partners, L.P., TWP CEO Founder's Circle (AI), L.P, TWP CEO Founder's Circle (QP), L.P, Thomas Weisel Capital Partners (Dutch), L.P. Thomas Weisel Capital Partners (Dutch II), L.P., Thomas Weisel Capital Partners Employee Fund, L.P. and TWP 2000

Co-Investment Fund. In September 2000, these funds purchased an aggregate of 3,157,894 shares of our Series F redeemable convertible preferred stock for approximately $15.0 million, which represented approximately 50% of the shares sold in the Series F round of financing. In June 2001, these funds purchased 526,316 shares of our Series I redeemable convertible preferred stock for approximately $2.5 million, which represented approximately 38% of the shares sold in the Series I round of financing. The investment funds' purchase of shares in the June 2001 financing may be deemed to result in underwriters' compensation, under the Conduct Rule of the NASD, in an amount based on the difference between the purchase price per share of the Series I redeemable convertible preferred stock, $4.75, and the initial offering price of our stock to the public.


PROSPECTUS DELIVERY



     The underwriters are delivering this prospectus only in printed form, except that a prospectus in electronic format may be made available on the websites maintained by UBS Warburg LLC and one or more of the other underwriters participating in this offering.


INDEMNIFICATION OF THE UNDERWRITERS

     We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.


RESERVED SHARES



     The underwriters, at our request, have reserved for sale at the initial public offering price up to 5% of the shares of common stock to be sold in this offering for sale to our directors, officers, employees, customers and certain other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased in this manner will be offered by the underwriters on the same basis as the other shares offered in this offering.


NO SALES OF SIMILAR SECURITIES

     Our directors, officers and other stockholders holding      % of the
outstanding shares of our capital stock prior to this offering have agreed or have a contractual obligation to agree, subject to specified exceptions, not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days after the date of this prospectus.

     We have agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell, or otherwise dispose of any shares of common stock, except for the shares of common stock offered in the offering or issued pursuant to our compensation plans and the shares of common stock issuable upon exercise of outstanding options and warrants on the date of this prospectus.

INFORMATION REGARDING THOMAS WEISEL PARTNERS LLC

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on numerous public offerings of equity securities.

NASDAQ NATIONAL MARKET LISTING

     We have been applied for quotation on the Nasdaq National Market under the symbol "ACUS."

DISCRETIONARY ACCOUNTS

     The underwriters do not expect sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority to exceed five percent of the shares offered.

SHORT SALES, STABILIZING TRANSACTIONS AND PENALTY BIDS

     In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.

     Short Sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

     Stabilizing Transactions. The underwriters may make bids for or purchases of the shares for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

     Penalty bids. If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

     The transactions above may occur on the Nasdaq National Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Legal matters in connection with this offering will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1999 and 2000 and for each of the years in the three-year period ended December 31, 2000 of Acusphere, Inc. included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements as of December 31, 2000 and for the period from inception (June 28, 2000) to December 31, 2000 of Acusphere Newco, Ltd. included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus is part of the registration statement. This prospectus does not contain all the information included in the registration statement because we have omitted certain parts of the registration statement as permitted by the SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.


     You can inspect and copy the registration statement at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional office at 233 Broadway, New York, New York 10279. You may call the SEC at 1-800-732-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.


     We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can also request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

                         ACUSPHERE, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  PAGE
                                                              ------------
ACUSPHERE, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
Report of Independent Public Accountants....................           F-2
Consolidated Balance Sheets as of December 31, 1999, 2000
  and June 30, 2001 (unaudited).............................           F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1998, 1999, 2000, for the Six Months Ended
  June 30, 2000 and 2001 (unaudited) and for the Period from
  Inception (July 12, 1993) to June 30, 2001 (unaudited)....           F-4
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' (Deficit) Equity for the Period
  from Inception (July 12, 1993) to June 30, 2001
  (unaudited)...............................................           F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1999, 2000, for the Six Months Ended
  June 30, 2000 and 2001 (unaudited) and for the Period from
  Inception (July 12, 1993) to June 30, 2001 (unaudited)....           F-7
Notes to Consolidated Financial Statements..................   F-8 to F-24
ACUSPHERE NEWCO, LTD.
(A DEVELOPMENT STAGE COMPANY)
Report of Independent Public Accountants....................          F-25
Balance Sheets as of December 31, 2000 and June 30, 2001
  (unaudited)...............................................          F-26
Statements of Operations for the Period from Inception (June
  28, 2000) to December 31, 2000, for the Period from
  Inception (June 28, 2000) to June 30, 2000 (unaudited),
  for the Six Months Ended June 30, 2001 (unaudited) and for the Period from Inception (June 28, 2000) to June 30, 2001
  (unaudited)...............................................          F-27
Statements of Stockholders' Deficit for the Period from
  Inception (June 28, 2000) to June 30, 2001 (unaudited)....          F-28
Statements of Cash Flows for the Period from Inception (June
  28, 2000) to December 31, 2000, for the Period from
  Inception (June 28, 2000) to June 30, 2000 (unaudited),
  for the Six Months Ended June 30, 2001 (unaudited) and for the Period from Inception (June 28, 2000) to June 30, 2001
  (unaudited)...............................................          F-29
Notes to Financial Statements...............................  F-30 to F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Acusphere, Inc. and Subsidiary:

     We have audited the accompanying consolidated balance sheets of Acusphere, Inc. (a Delaware corporation in the development stage) and subsidiary (the Company) as of December 31, 1999 and 2000, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /S/ ARTHUR ANDERSEN LLP

Boston, Massachusetts

February 12, 2001

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,                           PRO FORMA
                                                             ---------------------------     JUNE 30,       JUNE 30,
                                                                 1999           2000           2001           2001
                                                             ------------   ------------   ------------   ------------
                                                                                                   (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents................................  $  1,623,075   $  4,714,325   $  7,879,643   $  9,379,643
  Short-term investments...................................       606,578     20,561,242     12,175,214     12,175,214
  Due from Joint Venture...................................            --             --        865,747        865,747
  Other current assets.....................................        30,372        190,366        431,177        431,177
                                                             ------------   ------------   ------------   ------------
        Total current assets...............................     2,260,025     25,465,933     21,351,781     22,851,781
                                                             ------------   ------------   ------------   ------------
Property and Equipment, at cost:
  Equipment under capital lease............................     4,429,370      5,635,379      6,399,485      6,399,485
  Laboratory equipment.....................................        62,687        127,555        141,568        141,568
  Leasehold improvements...................................        36,247         36,247         36,247         36,247
                                                             ------------   ------------   ------------   ------------
                                                                4,528,304      5,799,181      6,577,300      6,577,300
  Less -- Accumulated depreciation and amortization........     2,339,908      3,579,416      4,252,554      4,252,554
                                                             ------------   ------------   ------------   ------------
                                                                2,188,396      2,219,765      2,324,746      2,324,746
                                                             ------------   ------------   ------------   ------------
Other Assets...............................................       655,584      1,406,398      3,893,391      3,893,391
                                                             ------------   ------------   ------------   ------------
                                                             $  5,104,005   $ 29,092,096   $ 27,569,918   $ 29,069,918
                                                             ============   ============   ============   ============
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
  Current portion of long-term debt........................  $  2,893,448   $  4,297,112   $  2,686,795   $  2,686,795
  Accounts payable.........................................       455,938      1,122,289        708,517        708,517
  Accrued expenses.........................................       408,774      1,611,383      1,816,205      1,816,205
  Due to Joint Venture.....................................            --             --        731,764        731,764
                                                             ------------   ------------   ------------   ------------
        Total current liabilities..........................     3,758,160      7,030,784      5,943,281      5,943,281
                                                             ------------   ------------   ------------   ------------
Long-term Debt, net of current portion.....................     4,287,585      1,082,618      1,074,981      1,074,981
                                                             ------------   ------------   ------------   ------------
Commitments (Notes 9 and 10)
Redeemable Convertible Preferred Stock, at carrying value:
  Authorized -- 27,388,405 shares
  Issued and outstanding -- 11,158,546, 19,844,002,
    21,214,326 and no shares as of December 31, 1999 and
    2000, June 30, 2001 and pro forma, respectively........    32,540,145     85,008,887     94,499,800             --
Stockholders' (Deficit) Equity:
  Common stock, $0.01 par value --
    Authorized -- 44,000,000 shares
    Issued -- 2,601,722, 2,767,638, 2,940,689 and
      24,578,806 shares as of December 31, 1999 and 2000,
      June 30, 2001 and pro forma, respectively............
    Outstanding -- 2,565,561, 2,731,477, 2,904,528 and
      24,542,645 shares as of December 31, 1999 and 2000,
      June 30, 2001 and pro forma, respectively............        26,017         27,676         29,406        245,787
  Additional paid-in capital...............................       375,158        605,958      2,276,512     83,661,240
  Less -- Treasury stock -- 36,161 shares, at cost.........          (361)          (361)          (361)          (361)
  Unrealized gain on short-term investments................            --         16,511         16,132         16,132
  Deferred stock-based compensation........................       (21,442)      (171,566)      (975,489)      (975,489)
  Deficit accumulated during the development stage.........   (35,861,257)   (64,508,411)   (75,294,344)   (60,895,653)
                                                             ------------   ------------   ------------   ------------
        Total stockholders' (deficit) equity...............   (35,481,885)   (64,030,193)   (73,948,144)    22,051,656
                                                             ------------   ------------   ------------   ------------
                                                             $  5,104,005   $ 29,092,096   $ 27,569,918   $ 29,069,918
                                                             ============   ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                                  FOR THE PERIOD
                                                                                     FOR THE SIX MONTHS ENDED     FROM INCEPTION
                                            FOR THE YEAR ENDED DECEMBER 31,                  JUNE 30,             (JULY 12, 1993)
                                       ------------------------------------------   ---------------------------     TO JUNE 30,
                                           1998           1999           2000           2000           2001            2001
                                       ------------   ------------   ------------   ------------   ------------   ---------------
                                                                                            (UNAUDITED)             (UNAUDITED)
Operating Expenses:
  Research and development(1)........  $  8,189,154   $  7,021,707   $  9,977,856   $  4,194,362   $  5,781,468    $ 39,025,297
  General and administrative(1)......     1,429,442      1,622,391      2,517,459      1,085,761      1,394,344       9,547,522
  Stock-based compensation...........            --          4,620         15,618          3,300        221,009         310,734
                                       ------------   ------------   ------------   ------------   ------------    ------------
        Total operating expenses.....     9,618,596      8,648,718     12,510,933      5,283,423      7,396,821      48,883,553
                                       ------------   ------------   ------------   ------------   ------------    ------------
Equity in Loss from Joint Venture....            --             --     12,015,000     12,015,000        731,764      12,746,764
Interest Income......................       560,973        338,123        912,428        163,488        607,326       3,214,401
Interest Expense.....................      (357,468)      (830,855)      (815,254)      (473,571)      (261,266)     (2,479,737)
                                       ------------   ------------   ------------   ------------   ------------    ------------
        Net loss.....................    (9,415,091)    (9,141,450)   (24,428,759)   (17,608,506)    (7,782,525)    (60,895,653)
Accretion of Dividends and Offering
  Costs on Preferred Stock...........     2,410,878      2,603,723      4,218,395      1,428,125      3,003,408      14,398,691
                                       ------------   ------------   ------------   ------------   ------------    ------------
        Net loss available to common
          stockholders...............  $(11,825,969)  $(11,745,173)  $(28,647,154)  $(19,036,631)  $(10,785,933)   $(75,294,344)
                                       ============   ============   ============   ============   ============    ============
Net Loss per Share (Note 2(l)):
  Basic and diluted..................  $      (4.72)  $      (4.54)  $     (10.70)  $      (7.22)  $      (3.76)
                                       ============   ============   ============   ============   ============
  Pro forma basic and diluted........                                $      (1.34)                 $      (0.33)
                                                                     ============                  ============
Weighted Average Shares Outstanding:
  Basic and diluted..................     2,508,057      2,587,719      2,677,947      2,637,865      2,869,946
                                       ============   ============   ============   ============   ============
  Pro forma basic and diluted........                                  18,162,972                    23,284,372
                                                                     ============                  ============
---------------------------------------------------------------------------------------------------------------------------------
(1) Excludes stock-based
    compensation, as follows:
  Research and development...........                 $      4,620   $      3,203   $         --   $     95,271    $    167,274
  General and administrative.........                           --         12,415          3,300        125,738         143,460
                                                      ------------   ------------   ------------   ------------    ------------
                                                      $      4,620   $     15,618   $      3,300   $    221,009    $    310,734
                                                      ============   ============   ============   ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS' (DEFICIT) EQUITY

                                                                                STOCKHOLDERS' (DEFICIT) EQUITY
                                                                             ------------------------------------
                                                  REDEEMABLE CONVERTIBLE
                                                     PREFERRED STOCK              COMMON STOCK
                                                --------------------------   ----------------------   ADDITIONAL
                                                 NUMBER OF      CARRYING     NUMBER OF      $0.01       PAID-IN
                                                  SHARES         VALUE         SHARES     PAR VALUE     CAPITAL
                                                -----------   ------------   ----------   ---------   -----------
Incorporation of Company:
 Sale of common stock.........................           --   $         --    2,499,982   $ 25,000    $        --
 Sale of Series A redeemable convertible
   preferred stock, net of stock issuance
   costs of $26,813...........................      775,000        748,187           --         --             --
 Accretion of offering costs..................           --          1,957           --         --             --
 Net loss.....................................           --             --           --         --             --
                                                -----------   ------------   ----------   --------    -----------
Balance, December 31, 1994....................      775,000        750,144    2,499,982     25,000             --
 Sale of common stock.........................           --             --       33,509        335          3,016
 Sale of Series B redeemable convertible
   preferred stock, net of issuance costs of
   $45,024....................................    2,265,625      3,579,976           --         --             --
 Issuance of common stock for services
   performed..................................           --             --      194,609      1,946         19,207
 Issuance of preferred stock for services
   performed..................................       41,169         41,169           --         --             --
 Purchase of treasury stock...................           --             --           --         --             --
 Accretion of offering costs..................           --          5,055           --         --             --
 Net loss.....................................           --             --           --         --             --
                                                -----------   ------------   ----------   --------    -----------
Balance, December 31, 1995....................    3,081,794      4,376,344    2,728,100     27,281         22,223
 Exercise of stock options....................           --             --       10,413        104          1,007
 Issuance of common stock for services
   performed..................................           --             --       37,841        378          6,787
 Sale of Series C redeemable convertible
   preferred stock, net of issuance costs of
   $44,915....................................    3,913,551      8,330,084           --         --             --
 Purchase and retirement of common stock......           --             --     (287,159)    (2,871)         1,872
 Unrealized loss on short-term investments....           --             --           --         --             --
 Accretion of dividends and offering costs on
   preferred stock............................           --        720,015           --         --             --
 Net loss.....................................           --             --           --         --             --
                                                -----------   ------------   ----------   --------    -----------
 Comprehensive net loss.......................
Balance, December 31, 1996....................    6,995,345     13,426,443    2,489,195     24,892         31,889
 Exercise of stock options....................           --             --        2,108         21            190
 Sale of Series D redeemable convertible
   preferred stock, net of issuance costs of
   $39,895....................................    3,405,624     10,176,977           --         --             --
 Unrealized gain on short-term investments....           --             --           --         --             --
 Accretion of dividends and offering costs on
   preferred stock............................           --      1,435,260           --         --             --
 Net loss.....................................           --             --           --         --             --
                                                -----------   ------------   ----------   --------    -----------
 Comprehensive net loss.......................
Balance, December 31, 1997....................   10,400,969     25,038,680    2,491,303     24,913         32,079
 Exercise of stock options....................           --             --       39,419        394          4,427
 Sale of Series E redeemable convertible
   preferred stock, net of issuance costs of
   $13,140....................................      757,577      2,486,864           --         --             --
 Deferred stock-based compensation related to
   issuance of common stock for services
   performed..................................           --             --       50,000        500         16,000
 Issuance of common stock warrants in
   connection with debt offering..............           --             --           --         --        311,000
 Unrealized loss on short-term investments....           --             --           --         --             --
 Accretion of dividends and offering costs on
   preferred stock............................           --      2,410,878           --         --             --
 Net loss.....................................           --             --           --         --             --
                                                -----------   ------------   ----------   --------    -----------
 Comprehensive net loss.......................

                                                                       STOCKHOLDERS' (DEFICIT) EQUITY
                                                -----------------------------------------------------------------------------
                                                                                                   DEFICIT
                                                 TREASURY STOCK     UNREALIZED                   ACCUMULATED
                                                -----------------     (LOSS)        DEFERRED      DURING THE        TOTAL
                                                NUMBER OF             GAIN ON     STOCK-BASED    DEVELOPMENT    STOCKHOLDERS'
                                                 SHARES     COST    INVESTMENTS   COMPENSATION      STAGE          DEFICIT
                                                ---------   -----   -----------   ------------   ------------   -------------
Incorporation of Company:
 Sale of common stock.........................        --    $  --    $     --      $      --     $    (19,819)  $      5,181
 Sale of Series A redeemable convertible
   preferred stock, net of stock issuance
   costs of $26,813...........................        --       --          --             --               --             --
 Accretion of offering costs..................        --       --          --             --           (1,957)        (1,957)
 Net loss.....................................        --       --          --             --         (561,812)      (561,812)
                                                 -------    -----    --------      ---------     ------------   ------------
Balance, December 31, 1994....................        --       --          --             --         (583,588)      (558,588)
 Sale of common stock.........................        --       --          --             --               --          3,351
 Sale of Series B redeemable convertible
   preferred stock, net of issuance costs of
   $45,024....................................        --       --          --             --               --             --
 Issuance of common stock for services
   performed..................................        --       --          --             --               --         21,153
 Issuance of preferred stock for services
   performed..................................        --       --          --             --               --             --
 Purchase of treasury stock...................   (36,161)    (361)         --             --               --           (361)
 Accretion of offering costs..................        --       --          --             --           (5,055)        (5,055)
 Net loss.....................................        --       --          --             --       (1,970,102)    (1,970,102)
                                                 -------    -----    --------      ---------     ------------   ------------
Balance, December 31, 1995....................   (36,161)    (361)         --             --       (2,558,745)    (2,509,602)
 Exercise of stock options....................        --       --          --             --               --          1,111
 Issuance of common stock for services
   performed..................................        --       --          --             --               --          7,165
 Sale of Series C redeemable convertible
   preferred stock, net of issuance costs of
   $44,915....................................        --       --          --             --               --             --
 Purchase and retirement of common stock......                                            --               --           (999)
 Unrealized loss on short-term investments....        --       --     (17,499)            --               --        (17,499)
 Accretion of dividends and offering costs on
   preferred stock............................        --       --          --             --         (720,015)      (720,015)
 Net loss.....................................        --       --          --             --       (2,633,519)    (2,633,519)
                                                 -------    -----    --------      ---------     ------------   ------------
 Comprehensive net loss.......................
Balance, December 31, 1996....................   (36,161)    (361)    (17,499)            --       (5,912,279)    (5,873,358)
 Exercise of stock options....................        --       --          --             --               --            211
 Sale of Series D redeemable convertible
   preferred stock, net of issuance costs of
   $39,895....................................        --       --          --             --               --             --
 Unrealized gain on short-term investments....        --       --      19,367             --               --         19,367
 Accretion of dividends and offering costs on
   preferred stock............................        --       --          --             --       (1,435,260)    (1,435,260)
 Net loss.....................................        --       --          --             --       (4,942,576)    (4,942,576)
                                                 -------    -----    --------      ---------     ------------   ------------
 Comprehensive net loss.......................
Balance, December 31, 1997....................   (36,161)    (361)      1,868             --      (12,290,115)   (12,231,616)
 Exercise of stock options....................        --       --          --             --               --          4,821
 Sale of Series E redeemable convertible
   preferred stock, net of issuance costs of
   $13,140....................................        --       --          --             --               --             --
 Deferred stock-based compensation related to
   issuance of common stock for services
   performed..................................        --       --          --        (16,500)              --             --
 Issuance of common stock warrants in
   connection with debt offering..............        --       --          --             --               --        311,000
 Unrealized loss on short-term investments....        --       --        (694)            --               --           (694)
 Accretion of dividends and offering costs on
   preferred stock............................        --       --          --             --       (2,410,878)    (2,410,878)
 Net loss.....................................        --       --          --             --       (9,415,091)    (9,415,091)
                                                 -------    -----    --------      ---------     ------------   ------------
 Comprehensive net loss.......................


                                                COMPREHENSIVE
                                                    LOSS
                                                -------------
Incorporation of Company:
 Sale of common stock.........................
 Sale of Series A redeemable convertible
   preferred stock, net of stock issuance
   costs of $26,813...........................
 Accretion of offering costs..................
 Net loss.....................................  $   (561,812)
                                                ============
Balance, December 31, 1994....................
 Sale of common stock.........................
 Sale of Series B redeemable convertible
   preferred stock, net of issuance costs of
   $45,024....................................
 Issuance of common stock for services
   performed..................................
 Issuance of preferred stock for services
   performed..................................
 Purchase of treasury stock...................
 Accretion of offering costs..................
 Net loss.....................................  $ (1,970,102)
                                                ============
Balance, December 31, 1995....................
 Exercise of stock options....................
 Issuance of common stock for services
   performed..................................
 Sale of Series C redeemable convertible
   preferred stock, net of issuance costs of
   $44,915....................................
 Purchase and retirement of common stock......
 Unrealized loss on short-term investments....  $    (17,499)
 Accretion of dividends and offering costs on
   preferred stock............................
 Net loss.....................................    (2,633,519)
                                                ============
 Comprehensive net loss.......................  $  2,651,018
Balance, December 31, 1996....................
 Exercise of stock options....................
 Sale of Series D redeemable convertible
   preferred stock, net of issuance costs of
   $39,895....................................
 Unrealized gain on short-term investments....  $     19,367
 Accretion of dividends and offering costs on
   preferred stock............................
 Net loss.....................................    (4,942,576)
                                                ============
 Comprehensive net loss.......................  $  4,923,209
Balance, December 31, 1997....................
 Exercise of stock options....................
 Sale of Series E redeemable convertible
   preferred stock, net of issuance costs of
   $13,140....................................
 Deferred stock-based compensation related to
   issuance of common stock for services
   performed..................................
 Issuance of common stock warrants in
   connection with debt offering..............
 Unrealized loss on short-term investments....  $       (694)
 Accretion of dividends and offering costs on
   preferred stock............................
 Net loss.....................................    (9,415,091)
                                                ============
 Comprehensive net loss.......................  $ (9,415,785)

                                                                                STOCKHOLDERS' (DEFICIT) EQUITY
                                                                             ------------------------------------
                                                  REDEEMABLE CONVERTIBLE
                                                     PREFERRED STOCK              COMMON STOCK
                                                --------------------------   ----------------------   ADDITIONAL
                                                 NUMBER OF      CARRYING     NUMBER OF      $0.01       PAID-IN
                                                  SHARES         VALUE         SHARES     PAR VALUE     CAPITAL
                                                -----------   ------------   ----------   ---------   -----------
Balance, December 31, 1998....................   11,158,546   $ 29,936,422    2,580,722   $ 25,807    $   363,506
 Exercise of stock options....................           --             --       21,000        210          2,090
 Deferred stock-based compensation related to
   issuance of common stock options to
   nonemployees for services performed........           --             --           --         --          9,562
 Amortization of deferred stock-based
   compensation...............................           --             --           --         --             --
 Unrealized loss on short-term investments....           --             --           --         --             --
 Accretion of dividends and offering costs on
   preferred stock............................           --      2,603,723           --         --             --
 Net loss.....................................           --             --           --         --             --
                                                -----------   ------------   ----------   --------    -----------
 Comprehensive net loss.......................
Balance, December 31, 1999....................   11,158,546     32,540,145    2,601,722     26,017        375,158
 Exercise of stock options....................           --             --      147,705      1,477         23,560
 Sale of Series F redeemable convertible
   preferred stock, net of issuance costs of
   $1,309,965.................................    6,325,329     28,735,348           --         --             --
 Sale of Series G redeemable convertible
   preferred stock............................    1,232,308     12,015,003           --         --             --
 Sale of Series H redeemable convertible
   preferred stock............................    1,127,819      7,499,996           --         --             --
 Issuance of restricted common stock for
   services performed.........................           --             --        8,211         82          7,718
 Issuance of common stock for services
   performed..................................           --             --       10,000        100          3,200
 Issuance of Series E preferred stock warrants
   in connection with capital lease
   obligation.................................           --             --           --         --         33,880
 Deferred stock-based compensation related to
   the issuance of stock options to employees
   and nonemployees...........................           --             --           --         --        162,442
 Amortization of deferred stock-based
   compensation...............................           --             --           --         --             --
 Unrealized gain on short-term investments....           --             --           --         --             --
 Accretion of dividends and offering costs on
   preferred stock............................           --      4,218,395           --         --             --
 Net loss.....................................           --             --           --         --             --
                                                -----------   ------------   ----------   --------    -----------
 Comprehensive net loss.......................
Balance, December 31, 2000....................   19,844,002     85,008,887    2,767,638     27,676        605,958
 Exercise of stock options (unaudited)........           --             --      130,314      1,303         27,229
 Issuance of restricted common stock
   (unaudited)................................           --             --       42,737        427        116,457
 Sale of Series I redeemable convertible
   preferred stock, net of issuance costs of
   $21,534 (unaudited)........................    1,370,324      6,487,505           --         --             --
 Issuance of preferred stock warrant in
   connection with facility lease
   (unaudited)................................           --             --           --         --        536,402
 Issuance of preferred stock warrant in
   connection with capital lease obligation
   (unaudited)................................           --             --           --         --         79,134
 Deferred stock-based compensation related to
   the issuance of stock options to employees
   and nonemployees (unaudited)...............           --             --           --         --        911,332
 Amortization of deferred stock-based
   compensation (unaudited)...................           --             --           --         --             --
 Unrealized loss on short-term investments
   (unaudited)................................           --             --           --         --             --
 Accretion of dividends and offering costs on
   preferred stock (unaudited)................           --      3,003,408           --         --             --
 Net loss (unaudited).........................           --             --           --         --             --
                                                -----------   ------------   ----------   --------    -----------
 Comprehensive net loss (unaudited)...........
Balance, June 30, 2001 (unaudited)............   21,214,326     94,499,800    2,940,689     29,406      2,276,512
 Pro forma issuance of Series G redeemable
   convertible preferred stock-in-kind
   dividend (unaudited).......................       74,141             --           --         --             --
 Pro forma conversion of preferred stock to
   common stock (unaudited)...................  (21,288,467)   (94,499,800)  21,288,467    212,884     79,888,225
 Pro forma exercise of subordinated loan
   purchase option (unaudited)................           --             --      349,650      3,497      1,496,503
                                                -----------   ------------   ----------   --------    -----------
Pro forma balance, June 30, 2001
 (unaudited)..................................           --   $         --   24,578,806   $245,787    $83,661,240
                                                ===========   ============   ==========   ========    ===========

                                                                       STOCKHOLDERS' (DEFICIT) EQUITY
                                                -----------------------------------------------------------------------------
                                                                                                   DEFICIT
                                                 TREASURY STOCK     UNREALIZED                   ACCUMULATED
                                                -----------------     (LOSS)        DEFERRED      DURING THE        TOTAL
                                                NUMBER OF             GAIN ON     STOCK-BASED    DEVELOPMENT    STOCKHOLDERS'
                                                 SHARES     COST    INVESTMENTS   COMPENSATION      STAGE          DEFICIT
                                                ---------   -----   -----------   ------------   ------------   -------------
Balance, December 31, 1998....................   (36,161)   $(361)   $  1,174      $ (16,500)    $(24,116,084)  $(23,742,458)
 Exercise of stock options....................        --       --          --             --               --          2,300
 Deferred stock-based compensation related to
   issuance of common stock options to
   nonemployees for services performed........        --       --          --         (9,562)              --             --
 Amortization of deferred stock-based
   compensation...............................        --       --          --          4,620               --          4,620
 Unrealized loss on short-term investments....        --       --      (1,174)            --               --         (1,174)
 Accretion of dividends and offering costs on
   preferred stock............................        --       --          --             --       (2,603,723)    (2,603,723)
 Net loss.....................................        --       --          --             --       (9,141,450)    (9,141,450)
                                                 -------    -----    --------      ---------     ------------   ------------
 Comprehensive net loss.......................
Balance, December 31, 1999....................   (36,161)    (361)         --        (21,442)     (35,861,257)   (35,481,885)
 Exercise of stock options....................        --       --          --             --               --         25,037
 Sale of Series F redeemable convertible
   preferred stock, net of issuance costs of
   $1,309,965.................................        --       --          --             --               --             --
 Sale of Series G redeemable convertible
   preferred stock............................        --       --          --             --               --             --
 Sale of Series H redeemable convertible
   preferred stock............................        --       --          --             --               --             --
 Issuance of restricted common stock for
   services performed.........................        --       --          --             --               --          7,800
 Issuance of common stock for services
   performed..................................        --       --          --             --               --          3,300
 Issuance of Series E preferred stock warrants
   in connection with capital lease
   obligation.................................        --       --          --             --               --         33,880
 Deferred stock-based compensation related to
   the issuance of stock options to employees
   and nonemployees...........................        --       --          --       (162,442)              --             --
 Amortization of deferred stock-based
   compensation...............................        --       --          --         12,318               --         12,318
 Unrealized gain on short-term investments....        --       --      16,511             --               --         16,511
 Accretion of dividends and offering costs on
   preferred stock............................        --       --          --             --       (4,218,395)    (4,218,395)
 Net loss.....................................        --       --          --             --      (24,428,759)   (24,428,759)
                                                 -------    -----    --------      ---------     ------------   ------------
 Comprehensive net loss.......................
Balance, December 31, 2000....................   (36,161)    (361)     16,511       (171,566)     (64,508,411)   (64,030,193)
 Exercise of stock options (unaudited)........        --       --          --             --               --         28,532
 Issuance of restricted common stock
   (unaudited)................................        --       --          --       (113,600)              --          3,284
 Sale of Series I redeemable convertible
   preferred stock, net of issuance costs of
   $21,534 (unaudited)........................        --       --          --             --               --             --
 Issuance of preferred stock warrant in
   connection with facility lease
   (unaudited)................................        --       --          --             --               --        536,402
 Issuance of preferred stock warrant in
   connection with capital lease obligation
   (unaudited)................................        --       --          --             --               --         79,134
 Deferred stock-based compensation related to
   the issuance of stock options to employees
   and nonemployees (unaudited)...............        --       --          --       (911,332)              --             --
 Amortization of deferred stock-based
   compensation (unaudited)...................        --       --          --        221,009               --        221,009
 Unrealized loss on short-term investments
   (unaudited)................................        --       --        (379)            --               --           (379)
 Accretion of dividends and offering costs on
   preferred stock (unaudited)................        --       --          --             --       (3,003,408)    (3,003,408)
 Net loss (unaudited).........................        --       --          --             --       (7,782,525)    (7,782,525)
                                                 -------    -----    --------      ---------     ------------   ------------
 Comprehensive net loss (unaudited)...........
Balance, June 30, 2001 (unaudited)............   (36,161)    (361)     16,132       (975,489)     (75,294,344)   (73,948,144)
 Pro forma issuance of Series G redeemable
   convertible preferred stock-in-kind
   dividend (unaudited).......................        --       --          --             --               --             --
 Pro forma conversion of preferred stock to
   common stock (unaudited)...................        --       --          --             --       14,398,691     94,499,800
 Pro forma exercise of subordinated loan
   purchase option (unaudited)................        --       --          --             --               --      1,500,000
                                                 -------    -----    --------      ---------     ------------   ------------
Pro forma balance, June 30, 2001
 (unaudited)..................................   (36,161)   $(361)   $ 16,132      $(975,489)    $(60,895,653)  $ 22,051,656
                                                 =======    =====    ========      =========     ============   ============


                                                COMPREHENSIVE
                                                    LOSS
                                                -------------
Balance, December 31, 1998....................
 Exercise of stock options....................
 Deferred stock-based compensation related to
   issuance of common stock options to
   nonemployees for services performed........
 Amortization of deferred stock-based
   compensation...............................
 Unrealized loss on short-term investments....  $     (1,174)
 Accretion of dividends and offering costs on
   preferred stock............................
 Net loss.....................................    (9,141,450)
                                                ============
 Comprehensive net loss.......................  $ (9,142,624)
Balance, December 31, 1999....................
 Exercise of stock options....................
 Sale of Series F redeemable convertible
   preferred stock, net of issuance costs of
   $1,309,965.................................
 Sale of Series G redeemable convertible
   preferred stock............................
 Sale of Series H redeemable convertible
   preferred stock............................
 Issuance of restricted common stock for
   services performed.........................
 Issuance of common stock for services
   performed..................................
 Issuance of Series E preferred stock warrants
   in connection with capital lease
   obligation.................................
 Deferred stock-based compensation related to
   the issuance of stock options to employees
   and nonemployees...........................
 Amortization of deferred stock-based
   compensation...............................
 Unrealized gain on short-term investments....  $     16,511
 Accretion of dividends and offering costs on
   preferred stock............................
 Net loss.....................................   (24,428,759)
                                                ============
 Comprehensive net loss.......................  $(24,412,248)
Balance, December 31, 2000....................
 Exercise of stock options (unaudited)........
 Issuance of restricted common stock
   (unaudited)................................
 Sale of Series I redeemable convertible
   preferred stock, net of issuance costs of
   $21,534 (unaudited)........................
 Issuance of preferred stock warrant in
   connection with facility lease
   (unaudited)................................
 Issuance of preferred stock warrant in
   connection with capital lease obligation
   (unaudited)................................
 Deferred stock-based compensation related to
   the issuance of stock options to employees
   and nonemployees (unaudited)...............
 Amortization of deferred stock-based
   compensation (unaudited)...................
 Unrealized loss on short-term investments
   (unaudited)................................          (379)
 Accretion of dividends and offering costs on
   preferred stock (unaudited)................
 Net loss (unaudited).........................    (7,782,525)
                                                ============
 Comprehensive net loss (unaudited)...........  $ (7,782,904)
Balance, June 30, 2001 (unaudited)............
 Pro forma issuance of Series G redeemable
   convertible preferred stock-in-kind
   dividend (unaudited).......................
 Pro forma conversion of preferred stock to
   common stock (unaudited)...................
 Pro forma exercise of subordinated loan
   purchase option (unaudited)................
Pro forma balance, June 30, 2001
 (unaudited)..................................

  The accompanying notes are an integral part of these consolidated financial statements.

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                       FOR THE
                                                                                                                     PERIOD FROM
                                                                                                                      INCEPTION
                                                                                            FOR THE SIX MONTHS        (JULY 12,
                                                 FOR THE YEAR ENDED DECEMBER 31,              ENDED JUNE 30,           1993) TO
                                             ----------------------------------------   --------------------------     JUNE 30,
                                                1998          1999           2000           2000          2001           2001
                                             -----------   -----------   ------------   ------------   -----------   ------------
                                                                                               (UNAUDITED)           (UNAUDITED)
Cash Flows from Operating Activities:
 Net loss..................................  $(9,415,091)  $(9,141,450)  $(24,428,759)  $(17,608,506)  $(7,782,525)  $(60,895,653)
 Adjustments to reconcile net loss to net
   cash used in operating activities --
   Stock-based compensation expense........           --         4,620         15,618          3,300      221,009         310,734
   Depreciation and amortization...........      762,991     1,011,573      1,240,596        581,044      673,138       4,289,779
   Noncash interest expense................       15,782       131,237        131,975         70,851       49,184         328,178
   Equity in loss from joint venture.......           --            --     12,015,000     12,015,000      731,764      12,746,764
   Changes in operating assets and
     liabilities --
     Due from Joint Venture................           --            --             --             --     (865,747)       (865,747)
     Other current assets..................     (153,026)      345,506       (159,994)       (90,284)    (240,811)       (548,438)
     Accounts payable......................      503,454      (267,790)       666,351       (299,642)    (413,772)        708,517
     Accrued expenses......................      520,108      (333,794)     1,202,609        402,851      204,822       1,816,206
                                             -----------   -----------   ------------   ------------   -----------   ------------
       Net cash used in operating
        activities.........................   (7,765,782)   (8,250,098)    (9,316,604)    (4,925,386)  (7,422,938)    (42,109,660)
                                             -----------   -----------   ------------   ------------   -----------   ------------
Cash Flows from Investing Activities:
 Purchases of property and equipment.......       (1,755)      (18,666)       (64,868)            --      (14,013)       (523,132)
 (Increase) decrease in other assets.......     (374,064)     (115,296)      (750,814)       190,357   (1,950,591)     (3,247,944)
 Investment in joint venture...............           --            --    (12,015,000)   (12,015,000)          --     (12,015,000)
 Maturities (purchases) of short-term
   investments.............................      575,859     6,270,147    (19,938,153)      (393,546)   8,385,649     (12,141,583)
                                             -----------   -----------   ------------   ------------   -----------   ------------
       Net cash provided by (used in)
        investing activities...............      200,040     6,136,185    (32,768,835)   (12,218,189)   6,421,045     (27,927,659)
                                             -----------   -----------   ------------   ------------   -----------   ------------
Cash Flows from Financing Activities:
 Payments on long-term debt................     (701,468)   (1,010,298)    (3,106,495)      (951,892)  (2,352,110)     (7,571,205)
 Proceeds from long-term debt..............    5,000,000            --             --             --           --       5,000,000
 Proceeds from financing of equipment......      347,960            --             --             --           --         347,960
 Net proceeds from sale of redeemable
   convertible preferred stock.............    2,486,864            --     48,250,347     31,484,526    6,487,505      80,059,940
 Net proceeds from sale of common stock....        4,821         2,300         32,837          9,615       31,816          81,627
 Purchase and retirement of treasury
   stock...................................           --            --             --             --           --          (1,360)
                                             -----------   -----------   ------------   ------------   -----------   ------------
       Net cash provided by (used in)
        financing activities...............    7,138,177    (1,007,998)    45,176,689     30,542,249    4,167,211      77,916,962
                                             -----------   -----------   ------------   ------------   -----------   ------------
Net (Decrease) Increase in Cash and Cash
 Equivalents...............................     (427,565)   (3,121,911)     3,091,250     13,398,674    3,165,318       7,879,643
Cash and Cash Equivalents, beginning of
 period....................................    5,172,551     4,744,986      1,623,075      1,623,075    4,714,325              --
                                             -----------   -----------   ------------   ------------   -----------   ------------
Cash and Cash Equivalents, end of period...  $ 4,744,986   $ 1,623,075   $  4,714,325   $ 15,021,749   $7,879,643    $  7,879,643
                                             ===========   ===========   ============   ============   ===========   ============
Supplemental Schedule of Cash Flow
 Information:
 Cash paid during the period for
   interest................................  $   341,586   $   699,618   $    682,590   $    402,720   $  212,082    $  2,150,870
                                             ===========   ===========   ============   ============   ===========   ============
Supplemental Schedule of Noncash Financing
 Transactions:
 Equipment acquired under capital lease
   obligations.............................  $ 1,489,405   $   859,912   $  1,207,097   $    701,080   $  764,106    $  6,428,817
                                             ===========   ===========   ============   ============   ===========   ============
 Unrealized (loss) gain on investments.....  $      (694)  $    (1,174)  $     16,511   $        366   $     (379)   $     16,132
                                             ===========   ===========   ============   ============   ===========   ============
 Warrant issued with facility lease........  $        --   $        --   $         --   $         --   $  536,402    $    536,402
                                             ===========   ===========   ============   ============   ===========   ============
 Discount on long-term debt and capital
   lease obligations.......................  $   311,000   $        --   $     33,880   $     33,880   $   79,134    $    424,014
                                             ===========   ===========   ============   ============   ===========   ============
 Deferred compensation for services to be
   performed...............................  $    16,500   $     9,562   $    165,742   $         --   $1,024,932    $  1,216,736
                                             ===========   ===========   ============   ============   ===========   ============
 Accretion of preferred stock dividends and
   offering costs..........................  $ 2,410,878   $ 2,603,723   $  4,218,395   $  1,428,125   $3,003,408    $ 14,398,691
                                             ===========   ===========   ============   ============   ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS

     Acusphere, Inc. and Subsidiary (Acusphere) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere, Inc. was incorporated in Delaware on July 12, 1993.

     Acusphere is in the development stage and is devoting substantially all of its efforts towards the research and development of its product candidates and raising capital. Acusphere is subject to a number of risks similar to those of other development stage companies. Principal among these risks are the need to develop commercially usable products, competition from substitute products and larger companies, dependence on key individuals and the need to obtain adequate financing necessary to fund product development. Based upon the current operations, Acusphere has sufficient cash, cash equivalents and short-term investments to fund its operations through January 1, 2002.

     In December 1996, Acusphere established a wholly owned subsidiary, Acusphere Securities Corporation, which is a Massachusetts securities corporation. In June 2000, Acusphere and a third party formed Acusphere Newco, Ltd., which is 80.1% owned by Acusphere on a fully diluted basis. Due to certain participating rights of the minority shareholder, this investment is accounted for under the equity method (see Note 4).

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements reflect the application of certain accounting policies described below and elsewhere in the notes to the consolidated financial statements.

(A) PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the amounts of Acusphere, Inc. and its wholly owned subsidiary, Acusphere Securities Corporation. Its investment in Acusphere Newco, Ltd., is accounted for under the equity method (see Note 4). All intercompany balances have been eliminated in consolidation.

(B) UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying consolidated financial statements as of June 30, 2001, for the six months ended June 30, 2000 and 2001 and for the period from inception (July 12, 1993) to June 30, 2001 are unaudited. These unaudited financial statements have been prepared on the same basis as the audited financial statements and include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. Results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year or future periods.

(C) UNAUDITED PRO FORMA PRESENTATION

     The unaudited pro forma consolidated balance sheet and statements of redeemable convertible preferred stock and stockholders' (deficit) equity as of June 30, 2001 and the pro forma net loss per share for the year ended December 31, 2000 and the six months ended June 30, 2001 reflect the automatic conversion of all outstanding shares of Series A through I redeemable convertible preferred stock into 21,288,467 shares of common stock, which will occur upon the closing of Acusphere's

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

proposed initial public offering, as well as the exercise of a purchase option for 349,650 shares of common stock which Acusphere expects will occur immediately prior to the closing of Acusphere's proposed initial public offering (see Note 5(b)).

(d) CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     Cash equivalents consist of short-term, highly liquid investments with original maturity dates of 90 days or less. Cash equivalents are carried at cost, which approximates their fair market value. Short-term investments as of December 31, 1999 and 2000 and June 30, 2001 consisted primarily of investments in treasury bonds that matured within one year from the date of purchase and are reported at fair value.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Equipment under capital leases and leasehold improvements are depreciated over the shorter of the estimated useful life or remainder of the lease. Laboratory equipment is depreciated over five years. Acusphere reviews its property and equipment whenever events or changes in circumstances indicate that the carrying value of certain assets might not be recoverable and recognizes an impairment loss when it is probable that the estimated cash flows are less than the carrying value of the asset. To date, no such impairment losses have been recorded. Expenditures for maintenance and repairs are charged to expense as incurred.

(f) OTHER ASSETS

     Other assets consist of deposits to vendors for the manufacture of laboratory equipment, deferred financing costs and deferred rent expense (see Notes 3 and 10).

(g) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of Acusphere's financial instruments, which include cash equivalents, accounts payable and long-term obligations approximate their fair value.

(h) CONCENTRATIONS OF CREDIT RISK AND LIMITED SUPPLIERS

     The financial instruments that potentially subject Acusphere to concentrations of credit risk are cash and cash equivalents. Acusphere's cash and cash equivalents are maintained with a highly rated commercial bank.

     Certain materials used in Acusphere's development process are procured from a single source. The failure of a supplier, including a subcontractor, to deliver on schedule could delay or interrupt the development process and thereby adversely affect Acusphere's operating results.

(i) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

(j) RESEARCH AND DEVELOPMENT EXPENSES


     Research and development costs consist primarily of salaries and related expenses for personnel and capital services. Other research and development expenses include fees paid to consultants and outside service providers and the cost of materials used in clinical trials and research and development. Acusphere charges all research and development expenses to operations as incurred net of expenses reimbursed from third parties.


(k) STOCK-BASED COMPENSATION

     Acusphere's employee stock option plans are accounted for using the intrinsic value-based method of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Acusphere uses the fair value method to account for nonemployee stock-based compensation.

(l) NET LOSS PER SHARE

     Basic and diluted net loss per common share is calculated by dividing the net loss applicable to common stockholders by the weighted average number of unrestricted common shares outstanding during the period. Diluted net loss per common share is the same as basic net loss per common share, since the effects of potentially dilutive securities are antidilutive for all periods presented. Antidilutive securities, which consist of convertible debt, redeemable convertible preferred stock, stock options, warrants and restricted common stock that are not included in the diluted net loss per share calculation, aggregated to 13,026,726, 13,079,770, 21,951,582, 18,096,198 and 23,732,678 as of December
31, 1998, 1999 and 2000 and June 30, 2000 and 2001, respectively. In accordance with Staff Accounting Bulletin No. 98, Acusphere has determined that there were no nominal issuances of its common stock prior to Acusphere's proposed initial public offering.

     Pro forma basic and diluted net loss per share for the year ended December 31, 2000 and June 30, 2001 is computed using the weighted average number of unrestricted common shares outstanding, including the pro forma effects of the automatic conversion of Series A through I redeemable convertible preferred stock into 21,288,467 shares of common stock, which will occur upon the closing of Acusphere's proposed initial public offering, as if such conversion occurred at the date of original issuance, and the exercise of a purchase option for 349,650 shares as if the exercise occurred on January 1, 2000. There were no dilutive shares of potential common stock for these periods.

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The following table reconciles the weighted average common shares outstanding to the shares used in the computation of basic and diluted and pro forma basic and diluted weighted average common shares outstanding and the net loss available to common stockholders to the pro forma net loss available to common stockholders:

                                         DECEMBER 31,                       JUNE 30,
                             ------------------------------------   ------------------------
                               1998        1999          2000         2000          2001
                             ---------   ---------   ------------   ---------   ------------
HISTORICAL --
  Weighted average common
     shares outstanding....  2,508,057   2,587,719      2,680,022   2,637,865      2,891,196
  Less -- Weighted average
     restricted common
     shares outstanding....         --          --         (2,075)         --        (21,250)
                             ---------   ---------   ------------   ---------   ------------
     Basic and diluted
       weighted average
       common shares
       outstanding.........  2,508,057   2,587,719      2,677,947   2,637,865      2,869,946
                             =========   =========   ============   =========   ============
PRO FORMA --
  Weighted average common
     shares outstanding....                             2,677,947                  2,869,946
  Exercise of subordinated
     note payable purchase
     option................                               349,650                    349,650
  Weighted average
     adjustment to reflect
     the conversion of
     preferred stock.......                            15,135,375                 20,064,776
                                                     ------------               ------------
     Pro forma basic and
       diluted weighted
       average common
       shares
       outstanding.........                            18,162,972                 23,284,372
                                                     ============               ============
Net loss available to
  common stockholders......                          $(28,647,154)              $(10,785,933)
                                                     ------------               ------------
Adjustments to reflect the
  effect of the conversion
  of preferred stock.......                             4,218,395                  3,003,408
                                                     ------------               ------------
     Pro forma net loss
       available to common
       stockholders........                          $(24,428,759)              $ (7,782,525)
                                                     ============               ============

(M) COMPREHENSIVE LOSS

     Comprehensive loss is defined as the change in stockholders' deficit during a period from transactions and other events and circumstances from non-owner sources. Acusphere has disclosed comprehensive loss for all periods presented in the accompanying consolidated statements of stockholders' (deficit) equity.

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(N) ORGANIZATION COSTS

     All organization costs have been expensed as incurred.

(O) DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE

     Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. To date, Acusphere has viewed its operations and manages its business as principally one operating segment.

(P) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 did not have a material impact on Acusphere's financial statements.

     In July 2001, the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. This statement is effective for Acusphere on January 1, 2002. The adoption of SFAS No. 141 is not expected to have a material impact on Acusphere's consolidated financial statements.

     In July 2001, the FASB also issued SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test. Certain other intangible assets will continue to be amortized over their respective useful lives under SFAS No. 142. This statement is effective for Acusphere on January 1, 2002. The adoption of SFAS No. 142 is not expected to have a material impact on Acusphere's consolidated financial statements.

(Q) RECLASSIFICATION

     Certain prior-year account balances have been reclassified to be consistent with the current year's presentation.

(3) BALANCE SHEET DATA

     Accrued expenses consist of the following:

                                                   DECEMBER 31,
                                              ----------------------     JUNE 30,
                                                1999         2000          2001
                                              --------    ----------    ----------
Accrued contract services...................  $130,430    $  999,845    $1,174,768
Other accrued expenses......................   278,344       611,538       641,437
                                              --------    ----------    ----------
                                              $408,774    $1,611,383    $1,816,205
                                              ========    ==========    ==========

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Other assets consist of the following:

                                                   DECEMBER 31,
                                              ----------------------     JUNE 30,
                                                1999         2000          2001
                                              --------    ----------    ----------
Deposits....................................  $618,269    $1,389,346    $3,169,404
Other assets................................    37,315        17,052       723,987
                                              --------    ----------    ----------
                                              $655,584    $1,406,398    $3,893,391
                                              ========    ==========    ==========

(4) JOINT VENTURE

     In June 2000, Acusphere and Elan Corporation, plc and some of its affiliates (Elan) formed Acusphere Newco, Ltd. (the Joint Venture), to develop compounds to be delivered via the pulmonary route using Elan's drug delivery technology and Acusphere's microparticle technology. At the time the Joint Venture was formed, Elan purchased 1,232,308 shares of Acusphere's Series G non-voting redeemable convertible exchangeable preferred stock (Series G Preferred Stock) (see Note 8) for proceeds of $12,015,003. The Series G Preferred Stock is convertible, at Elan's option, into Acusphere's common stock or exchangeable into shares representing a 30.1% interest in the Joint Venture on a fully diluted basis. Upon the closing of Acusphere's proposed initial public offering, the Series G Preferred Stock automatically converts into Acusphere common stock, which is also exchangeable, at Elan's option, into shares representing a 30.1% interest in the Joint Venture on a fully diluted basis. Such exchange would increase Elan's ownership in the Joint Venture to 50% on a fully diluted basis. Acusphere was contractually obligated to use the proceeds of the Series G Preferred Stock sale to purchase its 80.1% interest in the Joint Venture on a fully diluted basis. With the proceeds received from Acusphere and Elan, the Joint Venture purchased a license from Elan for $15.0 million giving the Joint Venture rights to use Elan drug delivery technologies. Upon completing this transaction, the cost of this license was expensed as a research and development cost of Acusphere Newco, Inc. as the technology acquired had not yet reached technological feasibility and there was no future alternative use for the technology.


     The Joint Venture was formed by issuing preferred and common stock valued at $15.0 million to Acusphere and Elan. Acusphere currently owns an 80.1% interest in the Joint Venture and Elan owns a 19.9% non-voting interest. While Acusphere owns 100% of the voting common shares, Elan and its subsidiaries have retained significant minority investor rights that are considered "participating rights" as defined in Emerging Issues Task Force (EITF) Issue 96-16 Investors' Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder Has Certain Approval or Veto Rights. Elan's participating rights consist of joint and equal participation with Acusphere in the Joint Venture's operating and capital decisions through equal representation and participation in the Joint Venture's management and research and development committees. Elan's participating rights overcome the presumption that Acusphere exercises control over the Joint Venture. Accordingly, Acusphere has not consolidated the financial statements of the Joint Venture but instead accounts for its investment in the Joint Venture under the equity method of accounting.


     Acusphere is required to provide additional funding to the Joint Venture as needed and as agreed in relation to its ownership interest in the Joint Venture. In June 2000, Acusphere entered into a $8,010,000 convertible subordinated note agreement (the Note Agreement) with Elan. The note bears interest at 6% per annum compounded annually and principal and interest is repayable on June 30, 2006. Under the terms of the Note Agreement, Elan has the option to convert all or any

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

portion of the outstanding principal amount into Acusphere's common stock under certain circumstances at any time prior to June 2006. The initial $6 million of borrowings under the Note Agreement convert at a per share price of $8.00 and the remaining borrowings convert at the greater of a per share price of $8.00 or 75% of the fair market value of Acusphere common stock, subject to adjustment under certain circumstances, as defined. The borrowings under the Note Agreement are restricted for Acusphere's funding of the Joint Venture. As of December 31, 2000 and June 30, 2001, there were no borrowings outstanding under the Note Agreement. The amount due from the Joint Venture at June 30, 2001 of $865,747 represents expenses paid for by Acusphere on behalf of the Joint Venture which will be reimbursed to Acusphere upon the funding of the Joint Venture.

(5) LONG-TERM DEBT

                                                  DECEMBER 31,
                                            ------------------------     JUNE 30,
                                               1999          2000          2001
                                            ----------    ----------    ----------
Capital lease obligations.................  $2,345,014    $2,289,018    $2,315,208
Subordinated loan payable.................   4,836,019     3,090,712     1,446,568
                                            ----------    ----------    ----------
                                             7,181,033     5,379,730     3,761,776
Less -- Current maturities................   2,893,448     4,297,112     2,686,795
                                            ----------    ----------    ----------
                                            $4,287,585    $1,082,618    $1,074,981
                                            ==========    ==========    ==========

(a) CAPITAL LEASE OBLIGATIONS

     Acusphere leases capital equipment under various capital lease arrangements. Monthly payments range from $36 to $13,185 with maturities through November 2004. Acusphere issued warrants to certain of the lenders as described below.

     As part of these agreements, the leasing companies were granted warrants to purchase an aggregate of 172,990 shares of preferred stock at a purchase price per share equal to the then current fair value. In conjunction with these grants, Acusphere recorded the deemed fair value of these warrants as a reduction of the capital lease obligations based upon the Black-Scholes option pricing model. Acusphere is amortizing these discounts using the effective-interest-rate method through the respective maturity dates. An aggregate of $33,880 and $79,134 has been recorded as original discount relating to these warrants during the year ending in December 31, 2000 and the six months ended June 30, 2001, respectively. During 2000 and for the six months ended June 30, 2000 and June 30, 2001, Acusphere recorded $12,320, $6,160 and $15,286, respectively, in interest expense relating to the amortization of the discount on the capital lease obligations. Interest rates for the above leases range from 7.0% to 9.4%. As of December 31, 2000 and June 30, 2001, Acusphere has approximately $211,000 and $2,466,000, respectively, available for additional borrowings under these agreements.

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Future payments under all capital leasing agreements are as follows:

                                                     DECEMBER 31,
                                                         2000
                                                     ------------
2001...............................................   $1,340,232
2002...............................................      830,864
2003...............................................      328,701
2004...............................................        8,807
                                                      ----------
  Total future minimum lease payments..............    2,508,604
Less -- Amount representing interest...............      219,586
                                                      ----------
  Present value of future minimum lease payments...    2,289,018
Less -- Current portion of capital leases..........    1,206,400
                                                      ----------
  Long-term portion of capital leases..............   $1,082,618
                                                      ==========

(B) SUBORDINATED LOAN PAYABLE

     In October 1998, Acusphere entered into a $5,000,000 subordinated loan and security agreement (the Subordinated Loan Agreement), as amended, with a financing institution. The Subordinated Loan Agreement is payable in 18 monthly interest-only payments and 18 monthly principal and interest installments, which began in June 2000. The note bears interest at 9% per annum. Under the terms of the Subordinated Loan Agreement, the financing institution has the option to purchase up to 349,650 shares of Series E redeemable convertible preferred stock under certain circumstances at any time prior to the earlier of the closing of an initial public offering, the merger or sale of Acusphere or August 2004, at a per share price of $4.29, subject to adjustment under certain circumstances, as defined.

     As part of the Subordinated Loan Agreement, Acusphere issued warrants to purchase 75,758 shares of its Series D redeemable convertible preferred stock and 75,758 shares of its Series E redeemable convertible preferred stock each at an exercise price of $3.30 per share, subject to adjustment under certain circumstances, as defined. Based on the relative value of the subordinated loan, the deemed value of the warrants, and the purchase option, Acusphere allocated a total of $311,000 of proceeds to the warrants and to the purchase option. The carrying value of the subordinated loan payable is reduced by the unamortized discount. Acusphere is amortizing this discount using the effective-interest-rate method through the maturity date. During 1999 and 2000 and for the six months ended June 30, 2000 and 2001, Acusphere recorded $131,237, $119,655, $64,691 and $33,898, respectively, in interest expense relating to the amortization of the discount on the subordinated notes.

(6) INCOME TAXES

     Acusphere accounts for federal and state taxes using the liability method, under which deferred taxes are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     At December 31, 2000, Acusphere had a net operating loss (NOL) carryforward for income tax purposes of approximately $29,844,000 that expires through 2020. Acusphere also has approximately $1,167,000 of research and development (R&D) credits as of December 31, 2000 available to offset future income taxes payable, if any. The Tax Reform Act of 1986 contains provisions that may limit the utilization of NOL carryforwards and credits available to be used in any given year in the event of significant changes in ownership interests, as defined.

     The components of Acusphere's deferred tax asset at December 31, 1999 and 2000 are as follows:

                                                 1999            2000
                                             ------------    ------------
NOL carryforwards..........................  $  8,761,000    $ 11,937,000
Joint venture loss.........................            --       4,806,000
Temporary timing differences...............     1,897,000       3,115,000
R&D credit carryforwards...................       596,000       1,167,000
                                             ------------    ------------
  Deferred tax asset.......................    11,254,000      21,025,000
Less -- Valuation allowance................   (11,254,000)    (21,025,000)
                                             ------------    ------------
                                             $         --    $         --
                                             ============    ============

     The temporary timing differences consist principally of capitalized start-up expenses for income tax purposes. Acusphere has established a full valuation allowance equal to the amount of its deferred tax asset, as the realization of such asset is uncertain.

(7) STOCKHOLDERS' (DEFICIT) EQUITY

AUTHORIZED AND RESERVED SHARES

     Acusphere has authorized capital stock of 71,388,405 shares, of which 44,000,000 are $0.01 par value common stock and 27,388,405 are $0.01 par value redeemable convertible preferred stock. Acusphere has reserved 26,023,940 shares of the authorized 44,000,000 shares of common stock for the conversion of the preferred stock, the issuance of stock options, the exercise of warrants and the exercise of the purchase option under the Subordinated Loan.

COMMON STOCK

     Acusphere has rights of first refusal to purchase outstanding shares of its common stock, which expire at various times through January 2006, on the subsequent sale of certain shares of common stock held by some of Acusphere's founders. These rights automatically terminate upon the closing of an initial public offering that results in aggregate proceeds to Acusphere of at least $7,500,000.

STOCK PLAN

     Acusphere established the 1994 Stock Plan (the Plan), which provides for a maximum of 3,985,458 shares of common stock that may be issued as incentive stock options (ISOs), nonqualified stock options and stock grants. Options under the Plan may be granted to key employees, directors and consultants, as defined. ISOs may be granted at no less than fair market value on the date of

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

grant, as determined by Acusphere's Board of Directors (no less than 110% of fair market value on the date of grant for 10% or greater stockholders), subject to certain limitations, as defined. Options granted under the Plan are exercisable at varying dates, as determined by the Board of Directors, and have terms not to exceed 10 years (five years for 10% or greater stockholders). The Board of Directors, at the request of the optionee, may, at its discretion, convert the optionee's ISOs into nonqualified options at any time prior to the expiration of such ISOs. Acusphere has 1,720,113 shares available for future stock and option grants under the Plan at June 30, 2001.

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Stock option activity under the Plan is as follows:

                                                                             WEIGHTED
                                                                              AVERAGE
                                                                             EXERCISE
                                               NUMBER      EXERCISE PRICE    PRICE PER
                                              OF SHARES      PER SHARE         SHARE
                                              ---------    --------------    ---------
Balance, December 31, 1995..................    367,051    $ 0.10 - 0.17       $0.11
  Granted...................................    143,855      0.16 - 0.21        0.18
  Exercised.................................    (10,413)     0.10 - 0.16        0.11
  Canceled..................................     (3,587)     0.10 - 0.16        0.15
                                              ---------
Balance, December 31, 1996..................    496,906      0.10 - 0.21        0.13
  Granted...................................    460,792      0.21 - 0.30        0.24
  Exercised.................................     (2,108)            0.10        0.10
                                              ---------
Balance, December 31, 1997..................    955,590      0.10 - 0.30        0.18
  Granted...................................    389,223      0.30 - 0.33        0.31
  Exercised.................................    (39,419)     0.10 - 0.30        0.12
  Canceled..................................    (72,469)     0.10 - 0.33        0.29
                                              ---------
Balance, December 31, 1998..................  1,232,925      0.10 - 0.33        0.22
  Granted...................................    185,920             0.33        0.33
  Exercised.................................    (21,000)     0.10 - 0.30        0.11
  Canceled..................................   (111,876)     0.30 - 0.33        0.30
                                              ---------
Balance, December 31, 1999..................  1,285,969      0.10 - 0.33        0.23
  Granted...................................    486,603      0.33 - 0.95        0.70
  Exercised.................................   (147,705)     0.10 - 0.33        0.17
  Canceled..................................   (166,179)     0.21 - 0.33        0.32
                                              ---------
Balance, December 31, 2000..................  1,458,688      0.10 - 0.95        0.38
  Granted...................................    387,803      0.95 - 1.20        1.19
  Exercised.................................   (130,314)     0.10 - 0.47        0.22
  Canceled..................................    (21,981)     0.30 - 1.20        0.74
                                              ---------
Balance, June 30, 2001......................  1,694,196    $0.10 - $1.20       $0.58
                                              =========    =============       =====
Exercisable, June 30, 2001..................    977,928    $0.10 - $1.20       $0.31
                                              =========    =============       =====
Exercisable, December 31, 2000..............  1,056,859    $0.10 - $0.95       $0.17
                                              =========    =============       =====
Exercisable, December 31, 1999..............    906,051    $0.10 - $0.33       $0.20
                                              =========    =============       =====
Exercisable, December 31, 1998..............    768,701    $0.10 - $0.33       $0.19
                                              =========    =============       =====

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     During 1998 and 1999, Acusphere issued 50,000 shares of restricted common stock and options to purchase 106,062 shares of common stock to nonemployees in consideration of services rendered, respectively. During 2000, Acusphere issued 10,000 shares of common stock, 8,211 shares of restricted common stock and 60,000 options to purchase common stock to nonemployees in consideration of services rendered. During 2001, Acusphere issued 2,737 shares of restricted common stock to a nonemployee in consideration of services rendered. Acusphere recorded these transactions at fair value, which was $16,500, $9,562, $53,822 and $138,519 in 1998, 1999, 2000 and 2001, respectively. Acusphere has recorded stock-based compensation related to these grants of $4,620, $10,760 and $54,405 during 1999 and 2000 and the six months ended June 30, 2001, respectively. The options to purchase common stock and shares of restricted common stock granted to nonemployees have been issued with various vesting periods ranging from immediate vesting to seven years. Pursuant to EITF 96-18, Accounting for Equity Instruments Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, Acusphere must periodically remeasure the fair value of unvested nonemployee equity instruments through the earlier of a performance commitment or performance completion, as defined in EITF 96-18. The periodic remeasurement of the fair value may result in additional charges to operations in future periods.

     Acusphere issued options to purchase approximately 118,000 and 388,000 shares of common stock during the year ended December 31, 2000 and the six months ended June 30, 2001, respectively, and 40,000 shares of restricted common stock during the six months ended June 30, 2001 to employees at an exercise price and purchase price deemed for accounting purposes to be below market value. Acusphere has recorded the difference between the exercise price and the fair value of $112,000 in 2000 and $886,000 in 2001 as deferred stock-based compensation and is amortizing this deferred compensation as a charge to operations over the vesting periods of the options. Acusphere expects to record approximately $233,000, $288,000, $153,000, $71,000 and $11,000 of stock-based compensation expense related to the amortization of deferred compensation through the remainder of the year ending December 31, 2001 and for the years ending December 31, 2002, 2003, 2004 and 2005, respectively.

     The following table summarizes information relating to currently outstanding and exercisable options as of June 30, 2001:

                   OUTSTANDING                           EXERCISABLE
--------------------------------------------------   --------------------
                           WEIGHTED
                            AVERAGE       WEIGHTED               WEIGHTED
                           REMAINING      AVERAGE                AVERAGE
 EXERCISE    NUMBER       CONTRACTUAL     EXERCISE    NUMBER     EXERCISE
  PRICE     OF SHARES   LIFE (IN YEARS)    PRICE     OF SHARES    PRICE
----------  ---------   ---------------   --------   ---------   --------
  $0.10       137,518         3.6          $0.10      137,518     $0.10
0.16 - 0.21   364,222         5.3           0.20      364,075      0.20
0.30 - 0.47   532,842         7.6           0.32      384,836      0.32
0.95 - 1.20   659,614         9.6           1.09       91,499      1.05
            ---------                                 -------
            1,694,196                                 977,928
            =========                                 =======

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Acusphere has computed the pro forma disclosures required under SFAS No. 123, Accounting for Stock-Based Compensation, for options granted using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used and weighted average information are as follows:

                                          DECEMBER 31,                              JUNE 30,
                          --------------------------------------------    ----------------------------
                              1998            1999            2000            2000            2001
                          ------------    ------------    ------------    ------------    ------------
Risk-free interest
  rate..................   4.65 - 5.72%    5.08 - 6.03%    5.17 - 6.50%    6.30 - 6.50%    4.64 - 4.76%
Expected dividend
  yield.................            --              --              --              --              --
Expected lives..........       4 years         4 years         4 years         4 years         4 years
Expected volatility.....            20%             20%             60%             60%             60%
Weighted average fair
  value of options
  granted...............         $0.00           $0.09           $2.95           $0.18           $2.94
Weighted average
  remaining contractual
  life of options
  outstanding...........     8.4 years       7.6 years       7.3 years       7.2 years       7.6 years

     Had compensation cost for the Plan been determined consistent with SFAS No. 123, Acusphere's net loss would have been the following pro forma amounts:

                                       DECEMBER 31,                              JUNE 30,
                       --------------------------------------------    ----------------------------
                           1998            1999            2000            2000            2001
                       ------------    ------------    ------------    ------------    ------------
Net loss applicable
  to common
  stockholders-
  As reported........  $(11,825,969)   $(11,745,173)   $(28,647,154)   $(19,036,631)   $(10,785,933)
  Pro forma..........   (11,844,376)    (11,763,295)    (28,666,053)    (19,047,132)    (10,881,244)
Net loss per share-
  As reported........  $      (4.72)   $      (4.54)   $     (10.70)   $      (7.22)   $      (3.76)
  Pro forma..........         (4.72)          (4.55)         (10.71)          (7.22)          (3.79)

(8) REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The following table summarizes the activity for the Series A through Series I Preferred Stock:

                                              SERIES A                SERIES B                 SERIES C
                                          PREFERRED STOCK         PREFERRED STOCK           PREFERRED STOCK
                                        --------------------   ----------------------   -----------------------
                                         NUMBER                 NUMBER                   NUMBER
                                           OF       CARRYING      OF        CARRYING       OF        CARRYING
                                         SHARES      VALUE      SHARES       VALUE       SHARES        VALUE
                                        ---------   --------   ---------   ----------   ---------   -----------
Incorporation of Company:
 Sale of Series A Preferred Stock, net
   of issuance costs of $26,813.......   775,000    $748,187          --   $       --          --   $        --
 Accretion of offering costs..........        --       1,957          --           --          --            --
                                         -------    --------   ---------   ----------   ---------   -----------
Balance, December 31, 1994............   775,000     750,144          --           --          --            --
 Sale of Series B Preferred Stock, net
   of issuance costs of $45,024.......        --          --   2,265,625    3,579,976          --            --
 Issuance of preferred stock for
   services performed.................    41,169      41,169          --           --          --            --
 Accretion of offering
   costs..............................        --       2,389          --        2,666          --            --
                                         -------    --------   ---------   ----------   ---------   -----------
Balance, December 31, 1995............   816,169     793,702   2,265,625    3,582,642          --            --
 Sale of Series C Preferred Stock, net
   of issuance costs of $44,915.......        --          --          --           --   3,913,551     8,330,084
 Accretion of dividends and
   offering costs.....................        --       2,389          --        4,505          --       713,121
                                         -------    --------   ---------   ----------   ---------   -----------
Balance, December 31, 1996............   816,169     796,091   2,265,625    3,587,147   3,913,551     9,043,205
 Sale of Series D Preferred Stock, net
   of issuance costs of $39,895.......        --          --          --           --          --            --
 Accretion of dividends and
   offering costs.....................        --       2,389          --        4,505          --     1,257,339
                                         -------    --------   ---------   ----------   ---------   -----------
Balance, December 31, 1997............   816,169     798,480   2,265,625    3,591,652   3,913,551    10,300,544
 Sale of Series E Preferred Stock, net
   of issuance costs of $13,140.......        --          --          --           --          --            --
 Accretion of dividends and
   offering costs.....................        --       2,389          --        4,505          --     1,257,339
                                         -------    --------   ---------   ----------   ---------   -----------
Balance, December 31, 1998............   816,169     800,869   2,265,625    3,596,157   3,913,551    11,557,883
 Accretion of dividends and
   offering costs.....................        --       2,389          --        4,505          --     1,257,339
                                         -------    --------   ---------   ----------   ---------   -----------
Balance, December 31, 1999............   816,169     803,258   2,265,625    3,600,662   3,913,551    12,815,222
 Sale of Series F Preferred Stock, net
   of issuance costs of $1,309,965....        --          --          --           --          --            --
 Sale of Series G Preferred Stock, net
   of issuance costs of $0............        --          --          --           --          --            --
 Sale of Series H Preferred Stock, net
   of issuance costs of $0............        --          --          --           --          --            --
 Accretion of dividends and
   offering costs.....................        --       2,389          --        4,505          --     1,257,339
                                         -------    --------   ---------   ----------   ---------   -----------
Balance, December 31, 2000............   816,169     805,647   2,265,625    3,605,167   3,913,551    14,072,561
 Sale of Series I Preferred Stock, net
   of issuance costs of $21,534
   (unaudited)........................        --          --          --           --          --            --
 Accretion of dividends and offering
   costs (unaudited)..................        --       1,195          --        2,252          --       628,669
                                         -------    --------   ---------   ----------   ---------   -----------
Balance, June 30, 2001 (unaudited)....   816,169    $806,842   2,265,625   $3,607,419   3,913,551   $14,701,230
                                         =======    ========   =========   ==========   =========   ===========

                                               SERIES D                 SERIES E                SERIES F
                                            PREFERRED STOCK         PREFERRED STOCK          PREFERRED STOCK
                                        -----------------------   --------------------   -----------------------
                                         NUMBER                   NUMBER                  NUMBER
                                           OF        CARRYING       OF       CARRYING       OF        CARRYING
                                         SHARES        VALUE      SHARES      VALUE       SHARES        VALUE
                                        ---------   -----------   -------   ----------   ---------   -----------
Incorporation of Company:
 Sale of Series A Preferred Stock, net
   of issuance costs of $26,813.......         --   $        --        --   $       --          --   $        --
 Accretion of offering costs..........         --            --        --           --          --            --
                                        ---------   -----------   -------   ----------   ---------   -----------
Balance, December 31, 1994............         --            --        --           --          --            --
 Sale of Series B Preferred Stock, net
   of issuance costs of $45,024.......         --            --        --           --          --            --
 Issuance of preferred stock for
   services performed.................         --            --        --           --          --            --
 Accretion of offering
   costs..............................         --            --        --           --          --            --
                                        ---------   -----------   -------   ----------   ---------   -----------
Balance, December 31, 1995............         --            --        --           --          --            --
 Sale of Series C Preferred Stock, net
   of issuance costs of $44,915.......         --            --        --           --          --            --
 Accretion of dividends and
   offering costs.....................         --            --        --           --          --            --
                                        ---------   -----------   -------   ----------   ---------   -----------
Balance, December 31, 1996............         --            --        --           --          --            --
 Sale of Series D Preferred Stock, net
   of issuance costs of $39,895.......  3,405,624    10,176,977        --           --          --            --
 Accretion of dividends and
   offering costs.....................         --       171,027        --           --          --            --
                                        ---------   -----------   -------   ----------   ---------   -----------
Balance, December 31, 1997............  3,405,624    10,348,004        --           --          --            --
 Sale of Series E Preferred Stock, net
   of issuance costs of $13,140.......         --            --   757,577    2,486,864          --            --
 Accretion of dividends and
   offering costs.....................         --     1,095,078        --       51,567          --            --
                                        ---------   -----------   -------   ----------   ---------   -----------
Balance, December 31, 1998............  3,405,624    11,443,082   757,577    2,538,431          --            --
 Accretion of dividends and
   offering costs.....................         --     1,095,078        --      244,412          --            --
                                        ---------   -----------   -------   ----------   ---------   -----------
Balance, December 31, 1999............  3,405,624    12,538,160   757,577    2,782,843          --            --
 Sale of Series F Preferred Stock, net
   of issuance costs of $1,309,965....         --            --        --           --   6,325,329    28,735,348
 Sale of Series G Preferred Stock, net
   of issuance costs of $0............         --            --        --           --          --            --
 Sale of Series H Preferred Stock, net
   of issuance costs of $0............         --            --        --           --          --            --
 Accretion of dividends and
   offering costs.....................         --     1,095,078        --      244,412          --     1,073,766
                                        ---------   -----------   -------   ----------   ---------   -----------
Balance, December 31, 2000............  3,405,624    13,633,238   757,577    3,027,255   6,325,329    29,809,114
 Sale of Series I Preferred Stock, net
   of issuance costs of $21,534
   (unaudited)........................         --            --        --           --          --            --
 Accretion of dividends and offering
   costs (unaudited)..................         --       547,539        --      122,205          --     1,140,792
                                        ---------   -----------   -------   ----------   ---------   -----------
Balance, June 30, 2001 (unaudited)....  3,405,624   $14,180,777   757,577   $3,149,460   6,325,329   $30,949,906
                                        =========   ===========   =======   ==========   =========   ===========

                                               SERIES G                  SERIES H                 SERIES I
                                            PREFERRED STOCK          PREFERRED STOCK           PREFERRED STOCK
                                        -----------------------   ----------------------   -----------------------
                                         NUMBER                    NUMBER                    NUMBER
                                           OF        CARRYING        OF        CARRYING        OF        CARRYING
                                         SHARES        VALUE       SHARES       VALUE        SHARES       VALUE
                                        ---------   -----------   ---------   ----------   ----------   ----------
Incorporation of Company:
 Sale of Series A Preferred Stock, net
   of issuance costs of $26,813.......         --   $        --          --   $       --   $       --   $       --
 Accretion of offering costs..........         --            --          --           --           --           --
                                        ---------   -----------   ---------   ----------   ----------   ----------
Balance, December 31, 1994............         --            --          --           --           --           --
 Sale of Series B Preferred Stock, net
   of issuance costs of $45,024.......         --            --          --           --           --           --
 Issuance of preferred stock for
   services performed.................         --            --          --           --           --           --
 Accretion of offering
   costs..............................         --            --          --           --           --           --
                                        ---------   -----------   ---------   ----------   ----------   ----------
Balance, December 31, 1995............         --            --          --           --           --           --
 Sale of Series C Preferred Stock, net
   of issuance costs of $44,915.......         --            --          --           --           --           --
 Accretion of dividends and
   offering costs.....................         --            --          --           --           --           --
                                        ---------   -----------   ---------   ----------   ----------   ----------
Balance, December 31, 1996............         --            --          --           --           --           --
 Sale of Series D Preferred Stock, net
   of issuance costs of $39,895.......         --            --          --           --           --           --
 Accretion of dividends and
   offering costs.....................         --            --          --           --           --           --
                                        ---------   -----------   ---------   ----------   ----------   ----------
Balance, December 31, 1997............         --            --          --           --           --           --
 Sale of Series E Preferred Stock, net
   of issuance costs of $13,140.......         --            --          --           --           --           --
 Accretion of dividends and
   offering costs.....................         --            --          --           --           --           --
                                        ---------   -----------   ---------   ----------   ----------   ----------
Balance, December 31, 1998............         --            --          --           --           --           --
 Accretion of dividends and
   offering costs.....................         --            --          --           --           --           --
                                        ---------   -----------   ---------   ----------   ----------   ----------
Balance, December 31, 1999............         --            --          --           --           --           --
 Sale of Series F Preferred Stock, net
   of issuance costs of $1,309,965....         --            --          --           --           --           --
 Sale of Series G Preferred Stock, net
   of issuance costs of $0............  1,232,308    12,015,003          --           --           --           --
 Sale of Series H Preferred Stock, net
   of issuance costs of $0............         --            --   1,127,819    7,499,996           --           --
 Accretion of dividends and
   offering costs.....................         --       360,455          --      180,451           --           --
                                        ---------   -----------   ---------   ----------   ----------   ----------
Balance, December 31, 2000............  1,232,308    12,375,458   1,127,819    7,680,447           --           --
 Sale of Series I Preferred Stock, net
   of issuance costs of $21,534
   (unaudited)........................         --            --          --           --    1,370,324    6,487,505
 Accretion of dividends and offering
   costs (unaudited)..................         --       360,450          --      180,451           --       19,855
                                        ---------   -----------   ---------   ----------   ----------   ----------
Balance, June 30, 2001 (unaudited)....  1,232,308   $12,735,908   1,127,819   $7,860,898    1,370,324   $6,507,360
                                        =========   ===========   =========   ==========   ==========   ==========

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The rights, preferences and privileges of the Series A through I Preferred Stock are as follows:

VOTING RIGHTS

     All preferred stockholders, other than holders of Series F and G non-voting redeemable convertible preferred stock, have voting rights equal to the number of shares of common stock into which the respective preferred stock is convertible.

DIVIDENDS

     Series A and B preferred stockholders are entitled to dividends as and when declared by the board of directors. All preferred stockholders are entitled to participate equally on a pro rata basis in any dividend declared for the holders of common stock. The holders of Series C, D, E, F, H and I Preferred Stock are entitled to a cumulative dividend of $0.32 per share annually. The holders of Series G Preferred Stock are entitled to a cumulative dividend of $0.585 per share annually. Upon conversion of the preferred stock into common stock, the preferred stockholders forego all cumulative dividends except for the Series G preferred stockholders who would have received, as of June 30, 2001, 74,141 shares issuable as a preferred-in-kind dividend. These dividends have been accrued as an addition to the redemption value since the date of issuance and have increased the net loss applicable to common stockholders and the related net loss per share.

LIQUIDATION PREFERENCE

     In the event of liquidation, dissolution or winding-up of Acusphere and before any distribution to common stockholders and any prior series of preferred stock, the holders of Series A, B, C, D, E, F, H and I Preferred Stock are entitled to receive $1.00, $1.60, $2.14, $3.00, $3.30, $4.75, $6.65 and $4.75
per share, respectively, plus all accrued but unpaid dividends. The holders of Series G Preferred Stock are not entitled to receive any distributions.

CONVERSION

     Each share of preferred stock is convertible, at the option of the holder, into one share of common stock, subject to adjustments for dilutive issuances of stock. The preferred stock is automatically convertible upon the consummation of an initial public offering of Acusphere's common stock in which the common stock is sold for a minimum per share and gross proceeds amount, as follows:

                                               MINIMUM PER      MINIMUM
                                                  SHARE          GROSS
SERIES OF PREFERRED STOCK                        AMOUNT        PROCEEDS
-------------------------                      -----------    -----------
Series A and B...............................     $5.00       $10,000,000
Series C.....................................      6.42        10,000,000
Series D.....................................      9.00        15,000,000
Series E, F, G, H and I......................      9.90        15,000,000

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

REDEMPTION

     The holders of the Series A, Series B, Series C, Series D, Series E, Series F, Series H and Series I Preferred Stock, upon approval of at least 66 2/3% of the voting power of all the outstanding shares, voting as a single class, may require that Acusphere redeem all, but not less than all, of their shares beginning at any time after April 25, 2005. The holder of the Series G Preferred Stock may require that Acusphere redeem all their shares at any time after June 30, 2006 but in no event later then June 30, 2008.

(9) RESEARCH AND LICENSE AGREEMENTS

     Acusphere has clinical and pre-clinical study research agreements with other institutions that require funding of approximately $1,101,000 as of December 31, 2000. Acusphere has incurred expenses in an aggregate of approximately $1,277,000 and $2,763,000 in sponsored research expenses relating to these agreements during 1999 and 2000.

(10) COMMITMENTS

     Acusphere, leases office space and other equipment under various agreements classified as operating leases. During 1998, 1999 and 2000 and the six months ended June 30, 2000 and 2001, rent expense totaled approximately $576,000, $647,000, $681,000, $328,000 and $619,000, respectively.

     In March 2001, Acusphere entered into a 10-year lease for a new facility expected to begin in October 2001. As part of the lease agreement, Acusphere will be required to maintain a security deposit totaling $997,500 as a condition of this lease. In conjunction with the lease agreement, Acusphere issued a warrant to the lessor to purchase 150,000 shares of Series F nonvoting redeemable convertible preferred stock. Acusphere recorded the deemed fair value of the warrant of $536,402 as a deferred rent expense included in other assets based upon the Black-Scholes option pricing model which will be amortized over the lease term as rent expense.

     Future minimum payments due under noncancelable leases with terms of one year or more are as follows:

Year ending December 31,
  2001.............................................  $ 1,627,000
  2002.............................................    2,596,000
  2003.............................................    2,586,000
  2004.............................................    2,692,000
  2005.............................................    2,768,000
  Thereafter.......................................   14,423,000
                                                     -----------
                                                     $26,692,000
                                                     ===========

                         ACUSPHERE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(11) EMPLOYEE BENEFIT PLAN

     Acushpere has a 401(k) profit sharing plan covering all employees who meet certain defined requirements. Under the terms of the 401(k) plan, the employees may elect to make tax-deferred contributions up to 20% of their salaries, subject to certain limitations as defined by the Internal Revenue Code. Acusphere does not make any matching contributions to the 401(k) plan.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Acusphere Newco, Ltd.:

     We have audited the accompanying balance sheet of Acusphere Newco, Ltd. (a Bermuda corporation in the development stage) as of December 31, 2000, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (June 28, 2000) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000, and the results of its operations and its cash flows for the period from inception (June 28, 2000) to December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/  ARTHUR ANDERSEN LLP

Boston, Massachusetts
August 31, 2001

                             ACUSPHERE NEWCO, LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                             DECEMBER 31,      JUNE 30,
                                                                 2000            2001
                                                             ------------    ------------
                                                                             (UNAUDITED)
ASSETS
Current Assets:
  Due from stockholders (Note 5)...........................  $         --    $    913,563
                                                             ------------    ------------
          Total current assets.............................            --         913,563
                                                             ------------    ------------
                                                             $         --    $    913,563
                                                             ============    ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Due to Acusphere (Note 5)................................  $         --    $    865,747
  Due to Elan (Note 5).....................................            --          47,816
                                                             ------------    ------------
          Total current liabilities........................            --         913,563
                                                             ------------    ------------
Stockholders' Deficit:
  Convertible preferred stock, $1.00 par value --
     Authorized, issued and outstanding -- 6,000 shares as
       of December 31, 2000 and June 30, 2001 (liquidation
       value of $7,500,000)................................         6,000           6,000
  Common stock, $1.00 par value --
     Authorized, issued and outstanding -- 6,000 shares as
       of December 31, 2000 and June 30, 2001..............         6,000           6,000
  Additional paid-in capital...............................    14,988,000      15,901,563
  Deficit accumulated during the development stage.........   (15,000,000)    (15,913,563)
                                                             ------------    ------------
          Total stockholders' deficit......................            --              --
                                                             ------------    ------------
                                                             $         --    $    913,563
                                                             ============    ============

   The accompanying notes are an integral part of these financial statements.

                             ACUSPHERE NEWCO, LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                     FOR THE PERIOD   FOR THE PERIOD                  FOR THE PERIOD
                                     FROM INCEPTION   FROM INCEPTION   FOR THE SIX    FROM INCEPTION
                                      (JUNE 28) TO     (JUNE 28) TO    MONTHS ENDED   (JUNE 28, 2000)
                                      DECEMBER 31,       JUNE 30,        JUNE 30,       TO JUNE 30,
                                          2000             2000            2001            2001
                                     --------------   --------------   ------------   ---------------
                                                               (UNAUDITED)              (UNAUDITED)
Operating Expenses:
  Research and development.........   $ 15,000,000     $ 15,000,000     $ 879,067      $ 15,879,067
  General and administrative.......             --               --        34,496            34,496
                                      ------------     ------------     ---------      ------------
     Net loss......................   $(15,000,000)    $(15,000,000)    $(913,563)     $(15,913,563)
                                      ============     ============     =========      ============
Basic and Diluted Net Loss per
  Share (Note 2(f))................   $  (2,500.00)    $  (2,500.00)    $ (152.26)
                                      ============     ============     =========
Basic and Diluted Weighted Average
  Shares Outstanding...............          6,000            6,000         6,000
                                      ============     ============     =========

   The accompanying notes are an integral part of these financial statements.

                             ACUSPHERE NEWCO, LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                CONVERTIBLE PREFERRED
                                        STOCK               COMMON STOCK                      DEFICIT ACCUMULATED
                                ---------------------   ---------------------   ADDITIONAL        DURING THE            TOTAL
                                NUMBER OF     $1.00     NUMBER OF     $1.00       PAID-IN         DEVELOPMENT       STOCKHOLDERS'
                                 SHARES     PAR VALUE    SHARES     PAR VALUE     CAPITAL            STAGE             DEFICIT
                                ---------   ---------   ---------   ---------   -----------   -------------------   -------------
Incorporation of Company:
  Sale of convertible
    preferred stock...........    6,000      $6,000          --      $   --     $ 7,494,000      $         --       $  7,500,000
  Sale of common stock........       --          --       6,000       6,000       7,494,000                --          7,500,000
  Net loss....................       --          --          --          --              --       (15,000,000)       (15,000,000)
                                  -----      ------       -----      ------     -----------      ------------       ------------
Balance, December 31, 2000....    6,000       6,000       6,000       6,000      14,988,000       (15,000,000)                --
  Capital contribution
    (unaudited)...............       --          --          --          --         913,563                --            913,563
  Net loss (unaudited)........       --          --          --          --              --          (913,563)          (913,563)
                                  -----      ------       -----      ------     -----------      ------------       ------------
Balance, June 30, 2001
  (unaudited).................    6,000      $6,000       6,000      $6,000     $15,901,563      $(15,913,563)      $         --
                                  =====      ======       =====      ======     ===========      ============       ============

   The accompanying notes are an integral part of these financial statements.

                             ACUSPHERE NEWCO, LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                     FOR THE PERIOD   FOR THE PERIOD                  FOR THE PERIOD
                                     FROM INCEPTION   FROM INCEPTION   FOR THE SIX    FROM INCEPTION
                                      (JUNE 28) TO     (JUNE 28) TO    MONTHS ENDED   (JUNE 28, 2000)
                                      DECEMBER 31,       JUNE 30,        JUNE 30,       TO JUNE 30,
                                          2000             2000            2001            2001
                                     --------------   --------------   ------------   ---------------
                                                               (UNAUDITED)              (UNAUDITED)
Cash Flows from Operating
  Activities:
  Net loss.........................   $(15,000,000)    $(15,000,000)    $(913,563)     $(15,913,563)
  Adjustments to reconcile net loss
     to net cash used in operating
     activities --
     Changes in operating assets
       and liabilities --
       Due to Acusphere............             --               --       865,747           865,747
       Due to Elan.................             --               --        47,816            47,816
                                      ------------     ------------     ---------      ------------
          Net cash used in
             operating
             activities............    (15,000,000)     (15,000,000)           --       (15,000,000)
                                      ------------     ------------     ---------      ------------
Cash Flows from Financing
  Activities:
  Net proceeds from sale of
     convertible preferred stock...      7,500,000        7,500,000            --         7,500,000
  Net proceeds from sale of common
     stock.........................      7,500,000        7,500,000            --         7,500,000
                                      ------------     ------------     ---------      ------------
          Net cash provided by
             financing
             activities............     15,000,000       15,000,000            --        15,000,000
                                      ------------     ------------     ---------      ------------
Net Change in Cash.................             --               --            --                --
Cash, beginning of period..........             --               --            --                --
                                      ------------     ------------     ---------      ------------
Cash, end of period................   $         --     $         --     $      --      $         --
                                      ============     ============     =========      ============
Supplemental Schedule of Noncash
  Financing Transactions:
  Capital contribution due from
     stockholders..................   $         --     $         --     $ 913,563      $    913,563
                                      ============     ============     =========      ============

   The accompanying notes are an integral part of these financial statements.

                             ACUSPHERE NEWCO, LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS

     On June 28, 2000, Acusphere, Inc. (Acusphere) and Elan Corporation, plc and some of its affiliates (Elan), formed Acusphere Newco, Ltd. (Acusphere Newco) in Bermuda. Acusphere Newco is owned by Acusphere and Elan holding 80.1% and 19.9% (non-voting shares) interests, respectively. The primary objective of Acusphere Newco is the business of development, testing, registration, manufacturing, commercialization and licensing of pulmonary drug delivery product candidates as defined in the Subscription, Joint Development and Operating Agreement dated June 30, 2000 between Elan and Acusphere.

     On June 30, 2000, Elan purchased 1,232,308 shares of Acusphere's Series G convertible exchangeable preferred stock (Series G Preferred Stock) for proceeds of $12,015,003. The Series G Preferred Stock is convertible, at Elan's option, into Acusphere's common stock or exchangeable into shares representing a 30.1% interest in Acusphere Newco on a fully diluted basis. Upon the closing of Acusphere's proposed initial public offering the Series G Preferred Stock automatically converts into Acusphere common stock, which is also exchangeable, at Elan's option, into shares representing a 30.1% interest in Acusphere Newco on a fully diluted basis. Such exchange would increase Elan's ownership in Acusphere Newco to 50% on a fully diluted basis. Acusphere used the proceeds of the Series G Preferred Stock sale to purchase its 80.1% interest in Acusphere Newco on a fully diluted basis. Acusphere Newco used these proceeds, along with proceeds from Elan's 19.9% investment, to pay $15.0 million to Elan for a license giving the Joint Venture rights to use Elan drug delivery technologies. Immediately, upon completing this transaction, the cost of the license was expensed as a research and development cost as the technology acquired had not yet reached technological feasibility and there was no future alternative use for the technology.

     While Acusphere owns 100% of the voting common stock, Elan has retained significant minority investor rights that are considered "participating rights" as defined in Emerging Issues Task Force (EITF) Issue 96-16, Investors' Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder Has Certain Approval or Veto Rights. Elan's participating rights overcome the presumption that Acusphere exercises control over Acusphere Newco.

     Upon continued agreement of a business plan, and once agreement has been reached on funding, Acusphere and Elan are required to contribute to Acusphere Newco in relation to their relative ownership interests (see Note 5). In June 2000, Acusphere entered into a $8,010,000 subordinated note agreement (the Note Agreement) with Elan. The borrowings under the Note Agreement are restricted for Acusphere's funding of Acusphere Newco. As of December 31, 2000 and June 30, 2001, there were no borrowings outstanding under the Note Agreement. Based on the borrowing availability under the Note Agreement to Acusphere, and subject to the continued agreement of a business plan and funding requirements, Acusphere Newco believes it has enough available capital to fund operations through January 1, 2002.

     Acusphere Newco is in the development stage and is devoting substantially all of its efforts toward product research and development. Acusphere Newco is subject to a number of risks similar to those of other development stage companies. Principal among these risks are the dependence on key individuals, the need to develop commercially usable products, competition from substitute products and larger companies, and the need to obtain adequate financing necessary from Acusphere and Elan to fund further product development.

                             ACUSPHERE NEWCO, LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of certain accounting policies described below and elsewhere in the notes to the financial statements.

(a) UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying financial statements as of June 30, 2001, for the period from inception (June 28, 2000) to June 30, 2000, the six months ended June 30, 2001 and the period from inception to June 30, 2001 are unaudited. These unaudited financial statements have been prepared on the same basis as the audited financial statements and include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. Results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year or future periods.

(b) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of Acusphere Newco's financial instruments, which include the amounts due from stockholders and the amounts due to Acusphere and Elan approximate their fair value.

(c) CONCENTRATIONS OF LIMITED SUPPLIERS

     Certain materials used in Acusphere Newco's development process are procured from a single source. The failure of a supplier, including a subcontractor, to deliver on schedule could delay or interrupt the development process and thereby adversely affect Acusphere Newco's operating results.

(d) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

(e) RESEARCH AND DEVELOPMENT EXPENSES

     Acusphere Newco charges research and development expenses to operations as incurred.

(f) NET LOSS PER SHARE

     Basic and diluted net loss per common share is calculated by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is the same as basic net loss per common share, since the effects of potentially dilutive securities are antidilutive for all periods presented. Antidilutive securities, which consist of convertible preferred stock, aggregated to 6,000 shares as of December 31, 2000 and June 30, 2000 and 2001, respectively.

(g) COMPREHENSIVE LOSS

     Comprehensive loss is defined as the change in stockholders' deficit during a period from transactions and other events and circumstances from non-owner sources. Acusphere Newco's net loss is equal to its comprehensive loss for all periods presented.

                             ACUSPHERE NEWCO, LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(h) ORGANIZATION COSTS

     All organization costs have been expensed as incurred.

(i) DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE

     Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. To date, Acusphere Newco has viewed its operations and manages its business as principally one operating segment.

(j) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 did not have a material impact on Acusphere Newco's financial statements.

     In July 2001, the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The adoption of SFAS No. 141 is not expected to have a material impact on Acusphere Newco's financial statements.

     In July 2001, the FASB also issued SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test. Intangible assets will continue to be amortized over their respective useful lives under SFAS No. 142. The adoption of SFAS No. 142 is not expected to have a material impact on Acusphere Newco's financial statements.

(3) INCOME TAXES

     Under current Bermuda law, Acusphere Newco is not required to pay any taxes in Bermuda on either income or capital gains. Acusphere Newco has received an undertaking from the Minister of Finance in Bermuda that, in the event of such taxes being imposed, Acusphere Newco will be exempted from taxation until the year 2016.

(4) STOCKHOLDERS' DEFICIT

(a) AUTHORIZED STOCK

     Acusphere Newco has authorized capital stock of 12,000 shares, of which 6,000 are $1.00 par value common stock and 6,000 are $1.00 par value convertible preferred stock.

                             ACUSPHERE NEWCO, LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(b) COMMON STOCK

     In June 2000, Acusphere Newco sold 6,000 shares of common stock at $1,250 per share resulting in net proceeds of $7,500,000.

(c) CONVERTIBLE PREFERRED STOCK

     In June 2000, Acusphere Newco sold 6,000 shares of convertible preferred stock (Preferred Stock) at $1,250 per share resulting in net proceeds of $7,500,000. The rights, preferences and privileges of the Preferred Stock are as follows:

VOTING RIGHTS

     Preferred stockholders do not have voting rights.

DIVIDENDS

     Preferred stockholders are entitled to dividends as and when declared by the board of directors. Preferred stockholders are entitled to participate equally on a pro rata basis in any dividend declared for the holders of common stock.

LIQUIDATION PREFERENCE

     In the event of liquidation, dissolution or winding-up of Acusphere Newco and before any distribution to common stockholders and any prior series of preferred stock, the holders of Preferred Stock are entitled to receive $1,250 per share, respectively, plus all declared but unpaid dividends.

CONVERSION

     Each share of Preferred Stock is convertible, at the option of the holder, into one share of common stock, subject to adjustments for dilutive issuances of stock at any time after June 30, 2002.

(5) RELATED PARTY TRANSACTIONS

     Acusphere Newco's research and development and general and administrative costs were paid for directly by the Acusphere Newco stockholders. These transactions are in the normal course of operations and amounts payable to these stockholders are summarized as follows:

     The following table summarizes Acusphere Newco's related party transactions:

                                                  DECEMBER 31,    JUNE 30,
                                                      2000          2001
                                                  ------------    --------
Due to Acusphere................................      $--         $865,747
Due to Elan.....................................       --           47,816
                                                      ---         --------
          Total.................................      $--         $913,563
                                                      ===         ========

     These balances are unsecured and interest free with no set terms of repayment. They are classified as current liabilities as Acusphere Newco will reimburse Acusphere and Elan upon its funding by its stockholders.

                             ACUSPHERE NEWCO, LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Due from stockholders represents the amounts required to be funded into Acusphere Newco as contributed capital by its stockholders. As of June 30, 2001, once agreement has been reached on funding, Acusphere and Elan would be required to contribute $731,764 and $181,799, respectively. Acusphere plans to fund its obligation upon the draw down of the Note Agreement (Note 1).

 PROSPECTUS
                                            , 2001
                                                                          [LOGO]

                             [ACUSPHERE, INC. LOGO]

                                           Shares
                                  Common Stock

                           THOMAS WEISEL PARTNERS LLC
                                  UBS WARBURG

                              WACHOVIA SECURITIES

--------------------------------------------------------------------------------

NEITHER WE NOR ANY OF THE UNDERWRITERS HAVE AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WHEN YOU MAKE A DECISION ABOUT WHETHER TO INVEST IN OUR COMMON STOCK, YOU SHOULD NOT RELY UPON ANY INFORMATION OTHER THAN THE INFORMATION IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF OUR COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

UNTIL              , 2001 (25 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS AN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts) payable in connection with the sale of the common stock offered hereby are as follows:


SEC registration fee........................................  $   17,250
NASD filing fee.............................................       7,400
Nasdaq National Market listing fee..........................       1,000
Printing and engraving expenses.............................     150,000
Legal fees and expenses.....................................     450,000
Accounting fees and expenses................................     250,000
Blue Sky fees and expenses (including legal fees)...........      15,000
Transfer agent and registrar fees and expenses..............       5,000
Miscellaneous...............................................      *
                                                              ----------
Total.......................................................  $   *
                                                              ==========


-------------------------
* To be filed by amendment.

     The registrant will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation law and the registrant's certificate of incorporation and by-laws provide for indemnification of the registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the registrant's certificate of incorporation and by-laws filed as Exhibits 3.1, 3.2, 3.3 and 3.4 hereto, respectively.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of Acusphere against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In the three years preceding the filing of this registration statement, the registrant has issued the following securities that were not registered under the Securities Act:

     In February 1998, the registrant issued to one investor a warrant to purchase an aggregate of 17,500 shares of its Series D redeemable convertible preferred stock at an exercise price of $3.00 per share.

     In October 1998, the registrant issued to one investor a warrant to purchase an aggregate of 75,758 shares of its Series D redeemable convertible preferred stock at an exercise price of $3.30 per share.

     In October 1998, the registrant sold an aggregate of 757,577 shares of its Series E redeemable convertible preferred stock to 12 investors at a price of $3.30 per share.

     In October 1998, the registrant issued to one investor a warrant to purchase an aggregate of 75,758 shares of its Series E redeemable convertible preferred stock at an exercise price of $3.30 per share.

     In January 2000, the registrant issued to one investor a warrant to purchase an aggregate of 13,637 shares of its Series E redeemable convertible preferred stock at an exercise price of $3.30 per share.

     In April, June, July and September 2000, the registrant sold an aggregate of 6,325,329 shares of Series F redeemable convertible preferred stock to 27 investors at a price of $4.75 per share.

     In June 2000, the registrant sold an aggregate of 1,232,308 Shares of Series G non-voting redeemable convertible exchangeable preferred stock at a price of $9.75 and 1,127,819 shares of Series H redeemable convertible preferred stock at price of $6.65 to one investor.

     In February 2001, the registrant issued to one investor a warrant to purchase an aggregate of 25,264 shares of its Series F non-voting redeemable convertible preferred stock at an exercise price of $4.75 per share.

     In March 2001, the registrant issued to one investor a warrant to purchase an aggregate of 150,000 shares of its Series F non-voting redeemable convertible preferred stock at an exercise price of $4.75 per share.

     In June 2001, the registrant sold an aggregate of 1,370,324 shares of Series I redeemable convertible preferred stock to 22 investors at a price of $4.75 per share.


     In October 2001, the registrant issued to two investors warrants to purchase an aggregate of 136,842 shares of Series F non-voting redeemable convertible preferred stock at an exercise price of $4.75 per share.


     As of June 30, 2001, the registrant had granted options to purchase an
aggregate of          shares of common stock under its 1994 stock option plan,
of which                have been exercised at exercise prices ranging from
$     to $     for an aggregate purchase price of $     .

     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS

     (a) Exhibits:

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
     1.01*       Form of Underwriting Agreement
     3.01*       Amended and Restated Certificate of Incorporation of
                 registrant

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
     3.02*       Form of Amended and Restated Certificate of Incorporation of
                 registrant to be filed immediately after the closing
     3.03        Amended and Restated By-laws of registrant
     3.04*       Form of Amended and Restated By-laws of registrant to become effective as of the closing of the offering
     4.01*       Specimen Certificate for shares of common stock of
                 registrant
     5.01*       Legal Opinion of Testa, Hurwitz & Thibeault, LLP
    10.01+       1994 Stock Plan, as amended
    10.02*+      Form of 2001 Stock Plan to become effective as of the
                 closing of the offering
    10.03*+      Form of 2001 Employee Stock Purchase Plan to become
                 effective as of the effectiveness of the registration
                 statement
    10.04+       Amended and Restated Stockholders' Agreement by and among
                 the registrant, Harry R. Allcock, Sherri C. Oberg, Robert S.
                 Langer, Richard Kronenthal and Walter Levison, dated as of
                 January 24, 1994, as amended
    10.05+       Stock Repurchase and Registration Agreement by and among the registrant, Harry R. Allcock, Sherri C. Oberg, Robert S.
                 Langer, Richard Kronenthal and Walter Levison, dated as of
                 April 30, 1996
    10.06+       Letter Agreement by and among the registrant, Sherri C.
                 Oberg and Robert S. Langer, dated as of April 30, 1996
    10.07+       Eighth Amended and Restated Investors' Rights Agreement by
                 and among registrant, Sherri C. Oberg and the Investors
                 named therein, dated as of June 1, 2001
    10.08        Lease Agreement by and between the registrant and Forest
                 City 38 Sidney Street, Inc., dated as of April 18, 1995, as amended
    10.09        Sublease Agreement by and between the registrant and Phylos,
                 Inc. dated as of January 9, 2001
    10.10        Lease Agreement by and between the registrant and Kennedy
                 Lofts Associates, L.P. dated as of February 1, 2001
    10.11        Master Lease Agreement by and between the registrant and
                 Comdisco, Inc., dated as of May 1, 1995
    10.12        Subordinated Loan and Security Agreement by and among the
                 registrant and Comdisco, Inc. dated as of October 16, 1998, as amended
    10.13        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of June 6, 1997
    10.14        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of February 26, 1998
    10.15        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of August 19, 1998
    10.16        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of August 19, 1998
    10.17        Warrant Agreement by and between the registrant and Gregory
                 Stento, dated as of August 19, 1998

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
    10.18        Warrant Agreement by and between the registrant and Gregory
                 Stento, dated as of August 19, 1998
    10.19        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of October 16, 1998
    10.20        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of October 19, 1998
    10.21        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of January 5, 2000
    10.22**@     Subscription, Joint Development and Operating Agreement by
                 and among the registrant, Elan International Services, Ltd.,
                 Elan Pharma International Limited, Elan Corporation plc and
                 Acusphere Newco Ltd., dated as of June 30, 2000
    10.23**@     License Agreement by and among Elan Corporation, plc, Elan
                 Pharma International Limited and Acusphere Newco, Ltd.,
                 dated as of June 30, 2000
    10.24**@     License Agreement by and between Acusphere, Inc. and
                 Acusphere Newco, Ltd., dated as of June 30, 2000
    10.25**      Registration Rights Agreement by and among the registrant,
                 Elan International Services, Ltd. and Acusphere Newco Ltd.,
                 dated as of June 30, 2000
    10.26**      Exchange Agreement by and between the registrant and Elan
                 International Services, Ltd., dated as of June 30, 2000
    10.27**      Convertible Subordinated Promissory Note by and between the registrant and Elan International Services, Ltd., dated as of June 30, 2000
    10.28**      Securities Purchase Agreement by and among the registrant,
                 Elan International Services, Ltd., and Elan Corporation plc,
                 dated as of June 30, 2000
    10.29        Master Lease Agreement by and among the registrant,
                 Acusphere Securities Corporation and Transamerica Business
                 Credit Corporation, dated as of February 21, 2001
    10.30        Warrant Agreement by and between the registrant and TBCC
                 Funding Trust I, dated of January 21, 2001
    10.31        Lease Agreement, by and between registrant and ARE-500
                 Arsenal Street, LLC, dated as of March 30, 2001
    10.32        Warrant Agreement by and between the registrant and
                 Alexandria Real Estate Equities, L.P., dated of March 30,
                 2001
    10.33**+     Consulting Agreement by and between the registrant and
                 William Ramage, dated as of May 21,1999
    10.34**@     CTM Agreement by and between the registrant and
                 Hollister-Stier Laboratories LLC, dated as of September 7,
                 2001
    10.35**+     Employment Agreement by and between the registrant and James
                 Fitzgerald, dated as of September 10, 2001
    10.36**      Venture Loan and Security Agreement by and among the
                 registrant, GATX Ventures, Inc. and Venture Lending &
                 Leasing III, Inc., dated as of September 27, 2001
    10.37**      Secured Promissory Note by and between the registrant and
                 GATX Ventures, Inc., dated as of September 27, 2001

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
    10.38**      Secured Promissory Note by and between the registrant and
                 Venture Lending & Leasing III, Inc., dated as of September
                 27, 2001
    10.39**      Warrant Agreement by and between the registrant and GATX
                 Ventures, Inc., dated as of September 27, 2001
    10.40**      Warrant Agreement by and between the registrant and Venture
                 Lending & Leasing III, LLC, dated as of September 27, 2001
    10.41**      Amendment and Waiver to Eighth Amended and Restated
                 Investors' Rights Agreement, dated as of September 27, 2001
    10.42**+     Incentive Stock Option Agreement by and between the
                 registrant and James R. Fitzgerald, Jr. dated as of
                 September 26, 2001
    21.01        List of Subsidiaries
    23.01*       Consent of Testa, Hurwitz & Thibeault, LLP (contained in
                 Exhibit 5.01)
    23.02**      Consent of Arthur Andersen LLP relating to the consolidated financial statements of Acusphere, Inc.
    23.03**      Consent of Arthur Andersen LLP relating to the financial
                 statements of Acusphere Newco, Ltd.
    24.01        Power of Attorney (contained on pg. II-6)


-------------------------
 * To be filed by amendment.

** Filed herewith.

 + Indicates a management contract or any compensatory plan, contract or arrangement.

@ Confidential Treatment requested for certain portions of this Agreement.

     (b) Financial Statements Schedules:

     All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on the 16th day of October, 2001.


                                          ACUSPHERE, INC.

                                          By:      /s/ SHERRI C. OBERG
                                            ------------------------------------
                                              Sherri C. Oberg
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.



                     SIGNATURE                                  TITLE(S)                    DATE
                     ---------                                  --------                    ----

                /s/ SHERRI C. OBERG                  President and Chief Executive     October 16, 2001
---------------------------------------------------    Officer and Director
                  Sherri C. Oberg                      (Principal Executive
                                                       Officer)

           /s/ JAMES R. FITZGERALD, JR.              Senior Vice President and         October 16, 2001
---------------------------------------------------    Chief Financial Officer
             James R. Fitzgerald, Jr.                  (Principal Financial and
                                                       Accounting Officer)

                         *                           Director                          October 16, 2001
---------------------------------------------------
                 Terrance McGuire

                         *                           Director                          October 16, 2001
---------------------------------------------------
                 William C. Mills

                         *                           Director                          October 16, 2001
---------------------------------------------------
                   Kate Mitchell

                         *                           Director                          October 16, 2001
---------------------------------------------------
                   Frank Baldino

                         *                           Director                          October 16, 2001
---------------------------------------------------
                 Martyn Greenacre



* By: /s/ SHERRI C. OBERG

     -------------------------------------------------

      Sherri C. Oberg


      Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
     1.01*       Form of Underwriting Agreement
     3.01*       Amended and Restated Certificate of Incorporation of
                 registrant
     3.02*       Form of Amended and Restated Certificate of Incorporation of
                 registrant to be filed immediately after the closing
     3.03        Amended and Restated By-laws of registrant
     3.04*       Form of Amended and Restated By-laws of registrant to become effective as of the closing of the offering
     4.01*       Specimen Certificate for shares of common stock of
                 registrant
     5.01*       Legal Opinion of Testa, Hurwitz & Thibeault, LLP
    10.01+       1994 Stock Plan, as amended
    10.02*+      Form of 2001 Stock Plan to become effective as of the
                 closing of the offering
    10.03*+      Form of 2001 Employee Stock Purchase Plan to become
                 effective as of the effectiveness of the registration
                 statement
    10.04+       Amended and Restated Stockholders' Agreement by and among
                 the registrant, Harry R. Allcock, Sherri C. Oberg, Robert S.
                 Langer, Richard Kronenthal and Walter Levison, dated as of
                 January 24, 1994, as amended
    10.05+       Stock Repurchase and Registration Agreement by and among the registrant, Harry R. Allcock, Sherri C. Oberg, Robert S.
                 Langer, Richard Kronenthal and Walter Levison, dated as of
                 April 30, 1996
    10.06+       Letter Agreement by and among the registrant, Sherri C.
                 Oberg and Robert S. Langer, dated as of April 30, 1996
    10.07+       Eighth Amended and Restated Investors' Rights Agreement by
                 and among registrant, Sherri C. Oberg and the Investors
                 named therein, dated as of June 1, 2001
    10.08        Lease Agreement by and between the registrant and Forest
                 City 38 Sidney Street, Inc., dated as of April 18, 1995, as amended
    10.09        Sublease Agreement by and between the registrant and Phylos,
                 Inc. dated as of January 9, 2001
    10.10        Lease Agreement by and between the registrant and Kennedy
                 Lofts Associates, L.P. dated as of February 1, 2001
    10.11        Master Lease Agreement by and between the registrant and
                 Comdisco, Inc., dated as of May 1, 1995
    10.12        Subordinated Loan and Security Agreement by and among the
                 registrant and Comdisco, Inc. dated as of October 16, 1998, as amended
    10.13        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of June 6, 1997
    10.14        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of February 26, 1998
    10.15        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of August 19, 1998
    10.16        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of August 19, 1998
    10.17        Warrant Agreement by and between the registrant and Gregory
                 Stento, dated as of August 19, 1998
    10.18        Warrant Agreement by and between the registrant and Gregory
                 Stento, dated as of August 19, 1998

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
    10.19        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of October 16, 1998
    10.20        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of October 19, 1998
    10.21        Warrant Agreement by and between the registrant and
                 Comdisco, Inc., dated as of January 5, 2000
    10.22**@     Subscription, Joint Development and Operating Agreement by
                 and among the registrant, Elan International Services, Ltd.,
                 Elan Pharma International Limited, Elan Corporation plc and
                 Acusphere Newco Ltd., dated as of June 30, 2000
    10.23**@     License Agreement by and among Elan Corporation, plc, Elan
                 Pharma International Limited and Acusphere Newco, Ltd.,
                 dated as of June 30, 2000
    10.24**@     License Agreement by and between Acusphere, Inc. and
                 Acusphere Newco, Ltd., dated as of June 30, 2000
    10.25**      Registration Rights Agreement by and among the registrant,
                 Elan International Services, Ltd. and Acusphere Newco Ltd.,
                 dated as of June 30, 2000
    10.26**      Exchange Agreement by and between the registrant and Elan
                 International Services, Ltd., dated as of June 30, 2000
    10.27**      Convertible Subordinated Promissory Note by and between the registrant and Elan International Services, Ltd., dated as of June 30, 2000
    10.28**      Securities Purchase Agreement by and among the registrant,
                 Elan International Services, Ltd., and Elan Corporation plc,
                 dated as of June 30, 2000
    10.29        Master Lease Agreement by and among the registrant,
                 Acusphere Securities Corporation and Transamerica Business
                 Credit Corporation, dated as of February 21, 2001
    10.30        Warrant Agreement by and between the registrant and TBCC
                 Funding Trust I, dated of January 21, 2001
    10.31        Lease Agreement, by and between registrant and ARE-500
                 Arsenal Street, LLC, dated as of March 30, 2001
    10.32        Warrant Agreement by and between the registrant and
                 Alexandria Real Estate Equities, L.P., dated of March 30,
                 2001
    10.33**+     Consulting Agreement by and between the registrant and
                 William Ramage, dated as of May 21,1999
    10.34**@     CTM Agreement by and between the registrant and
                 Hollister-Stier Laboratories LLC, dated as of September 7,
                 2001
    10.35**+     Employment Agreement by and between the registrant and James
                 Fitzgerald, dated as of September 10, 2001
    10.36**      Venture Loan and Security Agreement by and among the
                 registrant, GATX Ventures, Inc. and Venture Lending &
                 Leasing III, Inc., dated as of September 27, 2001
    10.37**      Secured Promissory Note by and between the registrant and
                 GATX Ventures, Inc., dated as of September 27, 2001
    10.38**      Secured Promissory Note by and between the registrant and
                 Venture Lending & Leasing III, Inc., dated as of September
                 27, 2001
    10.39**      Warrant Agreement by and between the registrant and GATX
                 Ventures, Inc., dated as of September 27, 2001
    10.40**      Warrant Agreement by and between the registrant and Venture
                 Lending & Leasing III, LLC, dated as of September 27, 2001

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
    10.41**      Amendment and Waiver to Eighth Amended and Restated
                 Investors' Rights Agreement, dated as of September 27, 2001
    10.42**+     Incentive Stock Option Agreement by and between registrant and James R. Fitzgerald, Jr. dated as of September 26, 2001
    21.01        List of Subsidiaries
    23.01*       Consent of Testa, Hurwitz & Thibeault, LLP (contained in
                 Exhibit 5.01)
    23.02**      Consent of Arthur Andersen LLP relating to the consolidated financial statements of Acusphere, Inc.
    23.03**      Consent of Arthur Andersen LLP relating to the financial
                 statements of Acusphere Newco, Ltd.
    24.01        Power of Attorney (contained on pg. II-6)


-------------------------
 * To be filed by amendment.

** Filed herewith.

 + Indicates a management contract or any compensatory plan, contract or arrangement.

@ Confidential Treatment requested for certain portions of this Agreement.